                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                              INCSTAR Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                   16,505,457
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                $6.32 per share
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                 $106,016,814*
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                    $21,203
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials (original preliminary materials submitted March 28, 1997).

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

* The filing fee was calculated as 1/50 of 1% of the aggregate proposed cash payments to be made to securityholders, which is equal to the sum of (i) product of $6.32 per share and the 16,505,457 shares to be converted into the right to receive cash pursuant to the Merger plus (ii) $1,702,326, the aggregate payment to be made in respect of the cancellation of outstanding stock options.

                                   INCSTAR
                   [Science, Technology and Research Logo]
                          1990 INDUSTRIAL BOULEVARD
                         STILLWATER, MINNESOTA 55082

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of shareholders of INCSTAR Corporation, a Minnesota corporation (the "Company"), to be held on Thursday, June 26, 1997, at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota.

     At the Special Meeting, you will be asked to consider and vote to approve and adopt an Agreement and Plan of Merger, dated as of March 10, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of ISTR Merger Corporation ("Mergeco"), a Minnesota corporation, with and into the Company, with the Company as the surviving corporation. Upon the consummation of the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock with respect to which dissenters' rights have been properly exercised, will be converted into the right to receive $6.32 in cash, without interest (the "Merger Consideration"). As a result of the Merger, the Company will become a wholly owned subsidiary of American Standard Medical Systems, Inc., a Delaware corporation ("ASM"). ASM has been organized by and is a wholly owned subsidiary of American Standard Inc., a Delaware corporation ("ASI").

     A special committee (the "Special Committee") of the Company's three independent directors, who are not members of management or employees of the Company and are not affiliated with the Company's majority shareholder, Biofin Holding International B.V. ("Biofin") or its affiliates, received ASI's proposal with respect to the Merger and actively negotiated the terms of the Merger and the Merger Agreement. In connection with such negotiations, the Special Committee retained Cowen & Company ("Cowen") to act as its financial advisor. Cowen has rendered its opinion to the Special Committee that, as of the date of its opinion, and subject to the limits and qualifications therein, the consideration to be received in the Merger by shareholders of the Company (other than Biofin and its affiliates, as to which no opinion was rendered) is fair, from a financial point of view, to such shareholders. The written opinion of Cowen, dated March 10, 1997, is included in the enclosed Proxy Statement and should be read carefully and in its entirety by shareholders. The Special Committee has unanimously recommended to the Board of Directors that the Merger Agreement be approved and adopted.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, INCLUDING THE MERGER CONSIDERATION, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS (OTHER THAN BIOFIN AND ITS AFFILIATES) AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, INCLUDING THE MERGER CONSIDERATION, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT BE APPROVED AND ADOPTED.

     The enclosed Proxy Statement contains detailed information concerning the Special Meeting, the Merger and the Company. Please give this information your careful consideration.

     Whether or not you plan to attend, it is important that your shares are represented at the Special Meeting. Accordingly, you are requested to promptly complete, sign and date the enclosed proxy and return it in the envelope provided, which requires no postage if mailed in the United States.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. If the Merger is consummated, you will be sent instructions regarding the procedures for exchanging your existing stock certificates for a cash payment.

     Thank you for your consideration.

                                          Very truly yours,

                                          John J. Booth
                                          John J. Booth
                                          President, Chief Executive Officer
                                          and Acting Chairman of the Board
Minneapolis, Minnesota
May 30, 1997

                                    INCSTAR
                   [Science, Technology and Research Logo]
                           1990 INDUSTRIAL BOULEVARD
                          STILLWATER, MINNESOTA 55082

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 26, 1997

To the shareholders of INCSTAR Corporation:

     Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of INCSTAR Corporation, a Minnesota corporation (the "Company"), will be held on Thursday, June 26, 1997, at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota, to consider and act upon:

          1. A proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 10, 1997, providing for the merger (the "Merger") of ISTR Merger Corporation ("Mergeco"), a Minnesota corporation and a wholly owned subsidiary of American Standard Medical Systems, Inc., a Delaware corporation ("ASM"), which is a wholly owned subsidiary of American Standard Inc. ("ASI"), with and into the Company, with the Company as the surviving corporation. Upon the consummation of the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock with respect to which dissenters' rights have been properly exercised, will be converted into the right to receive $6.32 in cash, without interest. As a result of the Merger, the Company will become an indirect, wholly owned subsidiary of ASI.

          2. Such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company has fixed the close of business on May 9, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Special Meeting and any adjournment or adjournments thereof.

     A summary of certain provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MCBA") pertaining to the rights of dissenting shareholders if the Merger is consummated is included in the accompanying Proxy Statement under the heading "Rights of Dissenting Shareholders," and copies of Sections 302A.471 and 302A.473 of the MCBA are set forth in Exhibit C to the attached Proxy Statement.

     PLEASE EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                                          By order of the Board of Directors

                                          J. Andrew Herring

                                          J. Andrew Herring
                                          Secretary
Minneapolis, Minnesota
May 30, 1997

                                    INCSTAR
                   [Science, Technology and Research Logo]
                           1990 Industrial Boulevard
                          Stillwater, Minnesota 55082

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held on June 26, 1997

     This Proxy Statement is furnished to shareholders of INCSTAR Corporation, a Minnesota corporation ("INCSTAR" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from the holders of shares of its outstanding common stock, par value $.01 per share (the "Common Stock"), for use at the special meeting of shareholders to be held on Thursday, June 26, 1997 at Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota, at 9:00 a.m., local time, and at any adjournment or adjournments thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on May 9, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

     At the Special Meeting, the shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 10, 1997 (the "Merger Agreement"), among American Standard Inc., a Delaware corporation ("ASI"), American Standard Medical Systems, Inc., a Delaware corporation and a wholly owned subsidiary of ASI ("ASM"), ISTR Merger Corporation, a Minnesota corporation and a wholly owned subsidiary of ASM ("Mergeco"), and the Company. The Merger Agreement provides for the merger (the "Merger") of Mergeco with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the time when the Merger becomes effective (the "Effective Time"), other than shares of Common Stock with respect to which dissenters' rights have been properly exercised (the "Dissenting Shares"), will be converted into and become the right to receive $6.32 per share in cash, without interest (the "Merger Consideration"). See "THE MERGER AGREEMENT -- Consideration to be Received by Shareholders." As a result of the Merger, the Company will become an indirect wholly owned subsidiary of ASI.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, INCLUDING THE MERGER CONSIDERATION, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS (OTHER THAN BIOFIN AND ITS AFFILIATES) AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER, INCLUDING THE MERGER CONSIDERATION, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT BE APPROVED AND ADOPTED.

     This Proxy Statement is first being mailed to shareholders of the Company on or about June 2, 1997.

               The date of this Proxy Statement is May 30, 1997.

                               TABLE OF CONTENTS

SUMMARY.....................................................    S-1
  The Parties...............................................    S-1
     INCSTAR Corporation....................................    S-1
     American Standard Inc. ................................    S-1
     American Standard Medical Systems, Inc. ...............    S-1
     ISTR Merger Corporation................................    S-1
  The Special Meeting.......................................    S-1
     Date; Time and Place of the Special Meeting............    S-1
     Record Date and Shareholders Entitled to Vote..........    S-1
     Purpose of the Special Meeting and Vote Required.......    S-2
  The Merger................................................    S-2
     Effective Time of the Merger...........................    S-2
     Effect of the Merger...................................    S-2
     Conversion of Common Stock; Merger Consideration.......    S-2
     Background of the Merger...............................    S-3
     Recommendations of the Special Committee and the Board
      of Directors..........................................    S-3
     Opinion of Financial Advisor...........................    S-4
  Interests of Certain Persons in the Merger................    S-4
     European Agreement.....................................    S-4
     Stock Options..........................................    S-5
     Certain Agreements.....................................    S-5
     Indemnification........................................    S-5
  The Merger Agreement......................................    S-5
     Conditions to the Merger...............................    S-5
     No Solicitation........................................    S-5
     Termination; Termination Fee and Expenses..............    S-6
  Accounting Treatment......................................    S-6
  Federal Income Tax Consequences...........................    S-6
  Rights of Dissenting Shareholders.........................    S-6
THE SPECIAL MEETING.........................................      1
  Date; Time; Place; Record Date and Purpose................      1
  Votes Required; Quorum....................................      1
  Proxies...................................................      1
THE MERGER..................................................      2
  Background of the Merger..................................      2
  Recommendations of the Special Committee and the Board of
     Directors..............................................      7
  Opinion of Financial Advisor..............................      9
  Purpose and Structure of the Merger.......................     13
  Source and Amount of Funds................................     13
  Effect of Merger..........................................     13
  Antitrust Matters.........................................     14
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     14
  European Agreement........................................     14
  Stock Options.............................................     15
  Certain Agreements........................................     15
  Special Committee Compensation............................     16
  Indemnification...........................................     16

THE MERGER AGREEMENT........................................     16
  Effective Time............................................     16
  Consideration To Be Received by Shareholders..............     17
  Payment for Shares........................................     17
  Representations and Warranties of the Company.............     17
  Representations and Warranties of ASI and Mergeco.........     18
  Operations of the Company Prior to the Merger.............     18
  No Solicitation...........................................     19
  Transfer Taxes............................................     19
  Conditions to Consummation of the Merger..................     20
  Termination...............................................     20
  Termination Fee and Expenses..............................     21
ACCOUNTING TREATMENT OF THE MERGER..........................     22
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.......     22
  Summary...................................................     23
RIGHTS OF DISSENTING SHAREHOLDERS...........................     24
INFORMATION CONCERNING THE COMPANY..........................     27
  Market Prices and Dividends...............................     27
  Selected Financial Data...................................     28
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     29
  Business..................................................     32
  Properties................................................     38
  Legal Proceedings.........................................     38
  Management................................................     39
  Executive Compensation....................................     41
  Options...................................................     42
  Security Ownership of Certain Beneficial Owners and
     Management.............................................     43
INDEPENDENT ACCOUNTANTS.....................................     44
AVAILABLE INFORMATION.......................................     44
OTHER MATTERS...............................................     45
FINANCIAL STATEMENTS........................................    F-1
  Index to Consolidated Financial Statements................    F-1
EXHIBIT A -- Agreement and Plan of Merger...................    A-1
EXHIBIT B -- Opinion of Cowen & Company.....................    B-1
EXHIBIT C -- Sections 302A.471 and 302A.473 of the Minnesota
             Business Corporation Act -- Rights of
             Dissenting Shareholders........................    C-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This Summary does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and financial statements appearing elsewhere in this Proxy Statement and the exhibits hereto. Shareholders are urged to read this Proxy Statement, including such exhibits, in its entirety.

                                  THE PARTIES

INCSTAR CORPORATION

     The Company and its subsidiaries develop, manufacture, and market test kits and related products used by major hospitals, clinical reference laboratories and researchers involved in diagnosing and treating immunological conditions. See "INFORMATION CONCERNING THE COMPANY -- Business." The Company's principal executive offices are located at 1990 Industrial Boulevard, Stillwater, Minnesota, 55082, and its telephone number is (612) 439-9710.

AMERICAN STANDARD INC.

     ASI is a global manufacturer of high quality brand name products in three major product groups: (i) air conditioning systems, (ii) bathroom and kitchen fixtures and fittings and (iii) braking and control systems for medium-sized and heavy trucks, buses, trailers and utility vehicles. ASI is a wholly owned subsidiary of American Standard Companies Inc., a New York Stock Exchange listed company. ASI's principal executive offices are located at One Centennial Avenue, P.O. Box 6820, Piscataway, New Jersey 08855-6820, and its telephone number is
(908) 980-6000.

AMERICAN STANDARD MEDICAL SYSTEMS, INC.

     ASM was formed by ASI in 1995 to pursue initiatives in the medical diagnostics field and to hold the stock of certain of ASI's medical diagnostic businesses, including Sienna Biotech International Inc., a wholly owned subsidiary of ASI ("Sienna"). ASM's principal executive offices are located at One Centennial Avenue, P.O. Box 6820, Piscataway, New Jersey 08855-6820, and its telephone number is (908) 980-6000.

ISTR MERGER CORPORATION

     Mergeco is a corporation recently organized by ASI for the purpose of effecting the Merger. It has no material assets and has not engaged in any material activities except in connection with the Merger and the transactions contemplated thereby. Mergeco's principal executive offices are located at One Centennial Avenue, P.O. Box 6820, Piscataway, New Jersey 08855-6820, and its telephone number is (908) 980-6000.

                              THE SPECIAL MEETING

DATE; TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting of the shareholders of the Company will be held on Thursday, June 26, 1997, at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota (the "Special Meeting").

RECORD DATE AND SHAREHOLDERS ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on May 9, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or adjournments thereof (the "Record Date"). Each share of Common Stock issued and outstanding on the Record Date entitles the holder thereof to one vote on each proposal presented at the Special Meeting.

PURPOSE OF THE SPECIAL MEETING AND VOTE REQUIRED

     At the Special Meeting and at any adjournment or adjournments thereof, shareholders of record will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. The Merger Agreement provides that Mergeco will be merged with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become an indirect wholly owned subsidiary of ASI.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required for approval and adoption of the Merger Agreement. As of the Record Date, 16,505,457 shares of Common Stock were issued and outstanding, of which 8,507,707 shares (approximately 52% of the outstanding shares of Common Stock) were beneficially owned by Biofin Holding International B.V. ("Biofin") and 244,047 shares (approximately 1.5% of the outstanding shares of Common Stock) were beneficially owned by directors and executive officers of the Company. Although neither Biofin nor such directors and executive officers are under any contractual or other legal obligation to vote their shares in favor of the approval and adoption of the Merger Agreement, the Company has been advised that Biofin and the Company's directors and executive officers intend to vote all of their shares in favor of the approval and adoption of the Merger Agreement. In such event, subject to earlier termination of the Merger Agreement (see "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses"), the affirmative vote of such shares will be sufficient for the approval and adoption of the Merger Agreement.

                                   THE MERGER

EFFECTIVE TIME OF THE MERGER

     The effective time of the Merger (the "Effective Time") will occur at the date and time when properly executed Articles of Merger relating to the Merger are duly filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota. The required filing is expected to be made as soon as practicable after approval of the Merger Agreement and the satisfaction or the waiver of all conditions to the Merger.

EFFECT OF THE MERGER

     At the Effective Time, pursuant to the Merger Agreement, (i) Mergeco will be merged with and into the Company, which will be the Surviving Corporation,
(ii) the Company will become an indirect, wholly owned subsidiary of ASI, and
(iii) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into and become the right to receive $6.32 per share in cash, without interest, such that the holders of such shares will cease to have a continuing equity interest in the Company and the Common Stock will cease to be publicly traded through the Nasdaq National Market.

CONVERSION OF COMMON STOCK; MERGER CONSIDERATION

     At the Effective Time, each outstanding share of Common Stock (other than shares which continue to be Dissenting Shares immediately prior to the Effective
Time) will be converted into the right to receive $6.32 in cash, without interest, (the "Merger Consideration"). The aggregate consideration to be paid by ASI to the shareholders of the Company, assuming that there are no Dissenting Shares, will be approximately $104.3 million. In addition, ASI will make an aggregate payment of approximately $1.7 million in cancellation of all of the outstanding stock options to purchase Common Stock. See "THE MERGER AGREEMENT -- Consideration to be Received by Shareholders" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Stock Options." Promptly after the Effective Time, holders of Common Stock certificates will be sent a transmittal letter to be used to exchange their Common Stock certificates for cash. SHAREHOLDERS SHOULD NOT RETURN ANY STOCK CERTIFICATES WITH THE FORM OF PROXY ACCOMPANYING THIS PROXY STATEMENT. See "THE MERGER AGREEMENT -- Payment for Shares."

BACKGROUND OF THE MERGER

     Since 1989, a majority of the outstanding shares of Common Stock has been held by Biofin or its affiliates. Biofin is a wholly owned subsidiary of Sorin Biomedica S.p.A. ("Sorin"), which is a 75%-owned subsidiary of SNIA BPD, S.p.A. ("SNIA"), a company controlled by Fiat S.p.A. ("Fiat"). Five of the nine members of the Board of Directors of the Company are employed by SNIA or its affiliates. See "INFORMATION CONCERNING THE COMPANY -- Management" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER". The Company also maintains a business relationship with SNIA and its affiliates.

     In February 1996, ASI approached Fiat to enter into discussions with Fiat to buy Sorin's European diagnostic division and related assets (the "European Diagnostic Business"). On September 12, 1996, representatives of Sorin met with representatives of ASI; during that meeting, the Sorin representatives, among other things, requested that ASI consider the acquisition of the Company in its entirety in a transaction that would result in payments to all of the Company's shareholders in exchange for their shares. On October 22, 1996, Sorin and ASI established a framework for their future discussions, which contemplated that ASI would negotiate directly with the Company regarding a possible acquisition of all of the Company by merger or otherwise. On October 23, 1996, one of the SNIA affiliated directors informed members of the Board of Directors of SNIA's discussions with ASI and of ASI's possible interest in a transaction involving the acquisition of the Company in its entirety and requested the formation of a special committee of the independent directors to consider the matter. In order to address any possible conflict between the interests of Biofin and its affiliates, and holders of Common Stock other than Biofin and its affiliates (the "Minority Shareholders") and with the advice of its outside legal counsel, the Board of Directors, with the unanimous concurrence of the SNIA affiliated directors, formed a special committee (the "Special Committee") of three directors who are neither officers or employees of the Company nor associated with SNIA and its affiliates to evaluate any proposed transaction between the Company and ASI and to negotiate the terms of such transaction on behalf of the Company. In connection with its duties, the Special Committee retained Cowen & Company ("Cowen") to act as its financial advisor and Dorsey & Whitney LLP to act as its outside legal counsel. The Special Committee, with the advice of its financial advisor and outside legal counsel, negotiated the terms of the Merger Agreement including, among other things, the per share consideration to be paid in the Merger. The Special Committee also reviewed the terms of the sale of the European Diagnostics Business by reviewing drafts of agreements relating to the sale of the European Diagnostics Business and questioning representatives of Sorin and ASI with regard to the terms of such agreements in order to inform itself of Sorin's interests in that transaction and to assure itself that the terms of the sale of the European Diagnostic Business did not disadvantage the Minority Shareholders. These discussions concluded on March 10, 1997, with the execution of the Merger Agreement by ASI, ASM, Mergeco and the Company and the execution of separate definitive documentation relating to ASI's acquisition of the European Diagnostics Business. See "THE MERGER -- Background of the Merger."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The Special Committee has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that the terms of the Merger, including the Merger Consideration, are fair to, and in the best interests of, the Minority Shareholders and has unanimously recommended to the Board of Directors that the Merger Agreement be approved and adopted. In determining to approve the Merger Agreement, the Special Committee considered a number of factors, as more fully described under "THE MERGER -- Recommendations of the Special Committee and the Board of Directors." The Board of Directors, based primarily on the recommendation of the Special Committee, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and has unanimously determined that the terms of the Merger, including the Merger Consideration, are fair to, and in the best interests of, the Company's shareholders. The Special Committee and Board of Directors unanimously recommend that the Company's shareholders approve and adopt the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     Cowen has delivered to the Special Committee its written opinion, dated March 10, 1997, to the effect that, as of such date, subject to the limitations and qualifications described therein, the Merger Consideration of $6.32 per share in cash to be received by the Minority Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders. A copy of the written opinion of Cowen is attached to this Proxy Statement as Exhibit
B. Shareholders of the Company are urged to read the opinion of Cowen in its entirety. For a discussion of the factors considered and assumptions made by Cowen in reaching its opinion, see "THE MERGER -- Opinion of Financial Advisor."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EUROPEAN AGREEMENT

     The European Agreement provides for purchase of the European Diagnostic Business by affiliates of ASI. Pursuant to the European Agreement, the purchase price payable to Sorin for the European Diagnostics Business equals Lit. 280 billion, reduced by an amount equal to the sum of (i) the product of $0.57 and the number of outstanding shares of Common Stock held by the Minority Shareholders, (ii) the product of the Merger Consideration and the number of shares of Common Stock held by Biofin, and (iii) the amount of Retained Receivables (approximately Lit. 18 billion of accounts receivables to be retained by Sorin under the European Agreement). Based on an exchange rate of
1.00 US Dollar to 1,681 Italian Lira (the exchange rate published in the May 28, 1997 edition of The Wall Street Journal), it is estimated that the foregoing reduction will be Lit. 116 billion (i.e., (A) 7,663,204,117 ($0.57 x 7,997,750 x
Lit. 1,681) + (B) Lit. 90,385,198,551 ($6.32 x 8,507,707 x Lit. 1,681) + (C)
Lit. 18,000,000,000). If the Merger is consummated, pursuant to the Merger Agreement, Biofin's shares of Common Stock will be converted into the right to receive cash in an aggregate amount equal to the product of the Merger Consideration and the number of shares of Common Stock held by Biofin. None of the foregoing reductions or any other provision in the European Agreement will reduce the Merger Consideration (of $6.32 per share, without interest) to be received by any shareholder of the Company (including the Minority Shareholders) under the Merger Agreement. The purchase price payable to Sorin for the European Diagnostic Business is subject to downward or upward adjustment after the closing of the European Agreement based on INCSTAR's net worth as reflected in INCSTAR's balance sheet as of the closing date (except that the maximum upward adjustment relating to INCSTAR's net worth cannot exceed the amount of the reduction described in clause (i) above). In addition, the purchase price for the European Diagnostic Business is subject to further downward or upward adjustments based on the assets and liabilities of the European Diagnostic Business as of the closing date.

     The consummation of the transactions under the European Agreement is a condition to the closing under the Merger Agreement. There can be no assurance that the conditions to consummation of the transactions under the European Agreement will be satisfied. Such conditions include, without limitation, the obtaining of governmental authorizations and other governmental approvals and third party contractual consents, the absence of a material adverse change in the European Diagnostic Business and the representations and warranties of Sorin contained in the European Agreement being true and correct in all material respects as of such closing. The consummation of the transactions contemplated by the Merger Agreement is also a condition to the closing under the European Agreement, except that if the Merger Agreement is terminated by reason of the approval by the Board of Directors or any authorized independent committee thereof (including the Special Committee) of an Acquisition Proposal (as defined), or if the Board of Directors or any authorized independent committee thereof (including the Special Committee) shall not approve, or modify in any manner adverse to ASI and its affiliates or withdraw its approval or recommendation of the Merger, or if Biofin does not vote in favor of the Merger Agreement, consummation of the Merger will not be a closing condition to the European Agreement and the purchase price payable to Sorin for the European Diagnostic Business shall be reduced by the product of the number of Biofin's shares of Common Stock and $5.75, without the reduction referred to in clause
(i) of the preceding paragraph and without a purchase price adjustment relating to the net worth of INCSTAR.

STOCK OPTIONS

     Pursuant to the Merger Agreement, immediately prior to the Effective Time, each holder of an option to purchase shares of Common Stock granted under the Company's Restated 1986 Stock Option Plan, whether or not then exercisable, shall be entitled to receive for each share of Common Stock subject to such option, in cancellation of such option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option, without interest thereon and subject to all applicable tax withholding requirements, and such option shall thereupon be canceled. All holders of outstanding options have consented to the cancellation of their options in the foregoing manner. As of the date of the Merger Agreement, the Company's executive officers and directors held options to purchase, in the aggregate, 365,953 shares of Common Stock, upon the cancellation of which such executive officers and directors will receive, in the aggregate, $999,026. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Stock Options."

CERTAIN AGREEMENTS

     In connection with the Merger, John J. Booth, President, Chief Executive Officer and Acting Chairman of the Board of the Company, and Thomas P. Maun, Vice President and Chief Financial Officer, and the Company will enter into certain separation and consulting agreements. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Certain Agreements." In connection with their service on the Special Committee, the members of the Special Committee will receive certain fees. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Special Committee Compensation."

INDEMNIFICATION

     The Merger Agreement provides that the Surviving Corporation will provide indemnification to the present and former officers, directors, employees and committee members of the Company and its subsidiaries from and against, and pay or reimburse such persons for, judgments, penalties, fines, settlements and expenses, including attorneys fees and disbursements resulting from or arising out of actions or omissions occurring at or prior to the Effective Time by such persons in their respective capacities to the full extent permitted or required under applicable law and to the extent permitted under the Company's Articles of Incorporation and Bylaws in effect at the date of the Merger Agreement for a period of six years. In addition, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage following the Merger, subject to certain limitations. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Indemnification."

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

     The obligations of the Company, Mergeco, ASM and ASI to consummate the Merger are subject to a number of conditions, including the approval of the Merger Agreement by the shareholders of the Company, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which waiting period was terminated effective April 4, 1997 by the Federal Trade Commission, and the satisfaction or waiver of all the conditions set forth in the European Agreement and the simultaneous occurrence of the closings under the Merger Agreement and the European Agreement. See "THE MERGER AGREEMENT -- No Solicitation" and "Conditions to Consummation of the Merger."

NO SOLICITATION

     The Company has agreed not to (i) solicit, initiate or encourage or (ii) enter into any discussions or negotiations with, or in any way continue any discussions or negotiations commenced before the date of the Merger Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any proposal that constitutes an

"Acquisition Proposal" (as defined), subject, however, to the exceptions provided for in the Merger Agreement, including responses to an Acquisition Proposal made without solicitation, initiation or encouragement, if the Board of Directors has concluded in good faith, based on the advice of outside counsel, that action is required for the Board of Directors to comply with its fiduciary duties under applicable law. See "THE MERGER AGREEMENT -- No Solicitation."

TERMINATION; TERMINATION FEE AND EXPENSES

     The Merger Agreement contemplates termination by either ASI or the Company in a number of circumstances, including termination by the Company following its receipt of a Superior Proposal (as defined), the Board of Directors (or the Special Committee), after consultation with and based upon the advice of outside counsel, determines in good faith that it is necessary and in accordance with its fiduciary duties, to modify or withdraw its approval or recommendation of the Merger or Merger Agreement. See "THE MERGER AGREEMENT -- Termination; Termination Fee and Expenses". The Merger Agreement further provides for the payment by the Company to ASI of a $2.5 million termination fee (or approximately $0.15 per share of Common Stock outstanding as of the Record Date) (the "Termination Fee") (i) if the Board of Directors (or any independent committee thereof, including, without limitation, the Special Committee) shall have withdrawn or modified in a manner adverse to ASI, Mergeco or ASM its approval or recommendation of the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Proposal (as defined), other than the Merger, or shall have resolved to do any of the foregoing, and ASI shall have terminated the Merger Agreement, or (ii) if, following the receipt of a Superior Proposal (as defined), the Board of Directors or any independent committee thereof, including, without limitation, the Special Committee shall have taken, or resolved to take, any of the actions specified in (i), and the Company shall have terminated the Merger Agreement. In case the Merger Agreement is terminated for any reason (other than a material breach by ASI of its representations, warranties, covenants or other agreements contained in the Merger Agreement), and a Third Party Acquisition (as defined) occurs during the twelve months following such termination, then the Company shall pay the Termination Fee to ASI (to the extent not previously paid), plus up to $1.5 million in documented expenses. See "THE MERGER AGREEMENT -- Termination; Termination Fee and Expenses."

                              ACCOUNTING TREATMENT

     The Merger will be accounted for by ASI under the purchase method of accounting. See "ACCOUNTING TREATMENT OF THE MERGER."

                        FEDERAL INCOME TAX CONSEQUENCES

     The receipt of $6.32 per share in cash by holders of shares of Common Stock in the Merger will be treated as a taxable transaction for federal income tax purposes and may also be taxable under applicable foreign, state and local tax laws. For federal income tax purposes, a shareholder of the Company will realize taxable gain or loss per share as a result of the Merger measured by the difference, if any, between the amount of cash received by such shareholder in connection with the Merger (or cash received in connection with the exercise of dissenters' rights) and such shareholder's aggregate adjusted tax basis in the Common Stock at the Effective Time. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Under Minnesota law, holders of shares of Common Stock and (if the record holder consents in a written submission to the Company at or before the time the rights are asserted) beneficial owners have the right to dissent from the Merger and obtain payment for the "fair value" of their shares of Common Stock. In order to exercise such rights, a shareholder or beneficial owner must comply with all of the procedural requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA"), a summary of which is provided in "RIGHTS OF DISSENTING SHAREHOLDERS" and the full text of which is attached to this Proxy Statement as Exhibit C. If a dissenting shareholder or beneficial owner and the Company cannot agree on the fair value of the Common Stock, such fair value may be established by court determination. A court determination of fair value, the result of which cannot be predicted, and which may be less than or greater than the Merger Consideration, will be binding on all shareholders or beneficial owners who properly exercised dissenters' rights and did not agree with the Company as to the fair value of the shares.

                              THE SPECIAL MEETING

DATE; TIME; PLACE; RECORD DATE AND PURPOSE

     The Special Meeting of the shareholders of the Company (the "Special Meeting") will be held on Thursday, June 26, 1997, at 9:00 a.m., local time, at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota. The Board of Directors has fixed the close of business on May 9, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or adjournments thereof (the "Record Date").

     At the Special Meeting and at any adjournment or adjournments thereof, the shareholders of record on the Record Date will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. The Merger Agreement provides that at the Effective Time, Mergeco will be merged with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become an indirect wholly owned subsidiary of ASI. See "THE MERGER -- Effect of the Merger."

VOTES REQUIRED; QUORUM

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any and all adjournments and postponements thereof. As of the Record Date, 16,505,457 shares of Common Stock were issued and outstanding and entitled to vote at the Special Meeting. Each share of Common Stock issued and outstanding on the Record Date will entitle the holder thereof to one vote on each proposal presented at the Special Meeting.

     As of the Record Date, 16,505,457 shares of Common Stock were issued and outstanding, of which 8,507,707 shares (approximately 52% of the outstanding shares of Common Stock) were beneficially owned by Biofin and 244,047 shares (approximately 1.5% of the outstanding shares of Common Stock) were beneficially owned by directors and executive officers of the Company. See "INFORMATION CONCERNING THE COMPANY -- Security Ownership of Certain Beneficial Owners and Management." Although neither Biofin nor such directors and executive officers are under any contractual or other legal obligation to vote their shares in favor of the approval and adoption of the Merger Agreement, the Company has been advised that Biofin and the Company's directors and executive officers intend to vote all of their shares in favor of the approval and adoption of the Merger Agreement. In such event, subject to earlier termination of the Merger Agreement (see "THE MERGER AGREEMENT -- Termination; Termination Fees and Expenses"), the affirmative vote of such shares will be sufficient for the approval and adoption of the Merger Agreement.

     The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares of Common Stock represented by proxy at the Special Meeting shall be included for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

PROXIES

     Proxies relating to shares held in the name of brokers for customers who are the beneficial owners of such shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum but will not be treated as shares having voted at the Special Meeting to approve and adopt the Merger Agreement if the proxy indicates that authority to vote is withheld from such broker by the beneficial owner of such shares (a "broker non-vote"). Abstentions will be recorded as such by the inspectors of election for the Special Meeting. In light of the treatment of abstentions and broker non-votes and the fact that the affirmative vote required to approve and adopt the Merger Agreement is a majority of the total number of outstanding shares of Common Stock on the Record Date, abstentions and broker non-votes (as well as any other failure to vote shares of Common Stock) will have the same effect as votes against the approval and adoption of the Merger Agreement.

     SHAREHOLDERS WHO FAIL TO PROPERLY EXECUTE AND RETURN A PROXY CARD AND OTHERWISE FAIL TO VOTE THEIR SHARES OF COMMON STOCK IN PERSON AT THE SPECIAL MEETING WILL IN EFFECT BE VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Shares of Common Stock which are represented by properly executed, dated and returned proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR authorization and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of at least a majority of the shares of Common Stock present, in person or by proxy. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy being revoked, or by submission of a properly executed proxy bearing a later date than the proxy being revoked, to the Secretary of the Company at 1990 Industrial Boulevard, Stillwater, Minnesota 55082.

     Expenses in connection with solicitation of proxies will be paid by the Company. The Company has retained Georgeson & Co., Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of approximately $7,500 plus customary expenses. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since December 1989, approximately 52% of the outstanding shares of the Common Stock has been beneficially owned by Biofin, or its affiliates. Biofin is a subsidiary of Sorin, an Italian corporation, which is a subsidiary of SNIA, an Italian corporation controlled by Fiat.

     A majority of the members of the Board of Directors are affiliated with SNIA or its affiliates. The Board of Directors has nine members: five members have associations with SNIA or its affiliates; one member is an officer of the Company; and three members are neither officers or employees of the Company nor associated with SNIA or its affiliates. During the majority of the background discussions, the Board of Directors consisted of ten members, one of whom, Pierre M. Galletti, M.D., Ph.D., the Chairman of the Board of Directors, Professor, Medical Science, Brown University and director of Sorin, died on March 8, 1997.

     Simultaneously with the acquisition by Biofin's affiliate of the Common Stock in 1989, Sorin, Fiat and its affiliates and the Company entered into various related party transactions which have a significant effect on the Company's operations. The Company and Sorin are parties to distribution agreements entered into in 1989, pursuant to which the Company has exclusive distribution rights in the United States for certain designated products manufactured by Sorin, and Sorin has exclusive distribution rights in Italy, Spain, Portugal, France, Germany, Belgium and the Netherlands for certain designated products manufactured by the Company. In 1996, approximately 18% ($7,965,000) of net sales of the Company ($44,304,000) represented sales to Sorin of the Company's products. The Company's purchases of Sorin's products for distribution totalled $2,272,000 in 1996. In addition to these distribution agreements, in 1989, the Company and Sorin also entered into a technology transfer agreement, pursuant to which certain developments which arise out of products developed by Sorin, principally know-how, will be shared by the Company and Sorin by technology transfers creating license rights. These agreements are scheduled to expire in December 1997.

     In February 1996, representatives of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to ASI, approached Fiat to advise Fiat that ASI had an interest in acquiring the European Diagnostic Business, which diagnostic business is conducted through Sorin's subsidiary, Sorin Biomedica Diagnostics S.p.A. Subsequently, discussions expanded with ASI to include both the European Diagnostic Business and Biofin's majority interest in the Company. From March through September 1996, additional meetings were held between ASI and its representatives (including Goldman Sachs) and Fiat, SNIA, Sorin and their advisors, during which the operations of the European Diagnostics Business and the Company were further discussed and examined. On September 12, 1996, representatives of Sorin met with representatives of ASI; during that meeting, the Sorin representatives, among other things, requested that ASI consider the acquisition of the Company in its entirety in a transaction that would result in payments to all of the Company's shareholders in exchange for their shares. On October 22, 1996, Sorin and ASI established a framework for their future discussions, which contemplated that ASI would negotiate directly with the Company regarding a possible acquisition of all of the Company by merger or otherwise.

     On October 23, 1996, John J. Booth, President, Chief Executive Officer and a member of the Board of Directors, was informed by Ezio Garibaldi, Chief Executive Officer of Sorin and a member of the Board of Directors, that representatives of SNIA, Sorin and ASI were engaged in discussions regarding the possible acquisition of the European Diagnostic Business and Biofin's equity interest in the Company and that Sorin had requested that ASI consider the acquisition of the Company in its entirety.

     Mr. Booth, at the request of Mr. Garibaldi, informed each of D. Ross Hamilton, George H. Dixon and Michael W. Steffes, M.D., Ph.D., three members of the Board of Directors who are neither officers or employees of the Company nor associated with SNIA and its affiliates, of the discussions among SNIA, Sorin and ASI. Mr. Booth and these independent directors discussed the appropriate way to respond to any transaction that might be proposed. (See "INFORMATION CONCERNING THE COMPANY -- Management" for information regarding certain relationships the directors of the Company have with SNIA and its affiliates.)

     At a special meeting of the Board of Directors held on October 29, 1996, two directors associated with Sorin, Dr. Galletti and Mr. Garibaldi, reported on the discussions among SNIA, Sorin and ASI. Mr. Garibaldi explained that ASI had initiated discussions with Fiat and SNIA regarding a possible acquisition by ASI of the European Diagnostics Business and indicated that SNIA had expanded these discussions to include a possible acquisition by ASI of Biofin's equity interest in the Company. Mr. Garibaldi further indicated that ASI desired to conduct a due diligence investigation of the Company in connection with such a possible transaction. Mr. Garibaldi also reported that ASI had expressed a willingness to explore alternative transactions with the Company, including the possible acquisition of the entire Company. The Sorin-affiliated directors requested the formation of a special committee made up of independent directors to evaluate any transaction that might be proposed involving the Company and ASI.

     Thereafter, Dorsey & Whitney LLP, the Company's legal counsel, advised the Company on the desirability of forming a committee of independent directors to address potential conflicts of interest between Biofin and the Company's minority public shareholders. In consideration of those potential conflicts of interest and the request of the SNIA-affiliated directors that an independent committee be formed, the Board of Directors, including those directors affiliated with SNIA, established a Special Committee, comprised of Mr. Hamilton, Mr. Dixon and Dr. Steffes, and authorized the Special Committee to consider and evaluate any proposal ASI might make with respect to the Company and to protect the interests of the holders of shares of Common Stock (other than Biofin and its affiliates) (the "Minority Shareholders") in the event ASI proposed a transaction with the Company. In addition, the Special Committee was granted the authority to, among other things, engage an investment banking firm of its choice as a financial advisor to the Special Committee and retain outside legal counsel of its choice, with such fees associated with the Special Committee's financial advisor and legal counsel to be paid by the Company, make recommendations to the Board of Directors with respect to any proposal regarding the Company and negotiate on behalf of the Company the terms of an agreement implementing any such proposal. The Board of Directors also authorized Mr. Booth to act as liaison to the Special Committee and provide such assistance as the Special Committee might request.

     Immediately following the Board of Directors' meeting on October 29, 1996, the Special Committee met. At that meeting, the Special Committee selected Dorsey & Whitney LLP as its counsel in connection with any possible transaction with ASI and considered potential candidates for a financial advisor. Legal counsel and the Special Committee reviewed the Special Committee's responsibilities under Minnesota law and its fiduciary duties and duty of care under these circumstances. The Special Committee also reviewed with counsel various alternative responses the Special Committee could make to any proposal from ASI. The Special Committee discussed the merits of a sale of the entire Company as compared with a transaction in which ASI would become the majority owner of the Company by an acquisition of Biofin's approximately 52% interest in the Company. The Special Committee also considered what would be the effect on the Company if Sorin sold its European Diagnostic Business to ASI but Biofin retained its interest in the Company.

     On October 30, 1996, Mr. Booth informed the Management Committee of the Company, comprised of Fabio Lunghi, Executive Vice President and Chief Operating Officer, Gerald L. Majewski, Ph.D., Vice President of Research and Development, Thomas P. Maun, Vice President and Chief Financial Officer and George E. Wellock, Vice President of Operations, of the discussions with ASI. They discussed the effect the purchase by ASI of the European Diagnostics Business could have on the operations of the Company. Specifically, they examined the agreements to which the Company and Sorin are parties and the fact that such agreements would expire at the end of 1997. They discussed the various possible scenarios referenced above that could result from a possible Sorin transaction with ASI. The Management Committee concluded that a Sorin transaction with ASI without ASI also renewing the distribution agreements between Sorin and the Company (scheduled to expire at the end of 1997) would result in (i) a loss of the Company's distribution rights to Sorin products in the United States, (ii) a loss of the Sorin distribution network to sell the Company's products in Italy, Germany, France, Spain, Portugal, Belgium and the Netherlands and (iii) an elimination of the Company's opportunity to commercialize future technology developments by Sorin. The Management Committee also believed that establishing a relationship with ASI as its new majority shareholder would have uncertain implications for the Company. Mr. Booth subsequently reported the substance of these discussions to the Special Committee.

     On November 1, 1996, the Company delivered a letter to ASI stating that the Board of Directors had unanimously authorized the commencement of preliminary discussions with ASI, including the possibility of permitting an appropriate "due diligence" examination of the Company. The Company and ASI signed a Confidentiality Agreement on the same day. The Special Committee did not allow ASI to begin diligence, pending engagement of a financial advisor and further discussions with ASI to clarify its intentions.

     The Special Committee held a meeting on November 19, 1996, during which they interviewed four potential financial advisors. The Special Committee selected Cowen & Company ("Cowen") the next day to act as its financial advisor in connection with any possible transaction with ASI and Cowen then began its review of the Company.

     On November 20, 1996, the Special Committee held a meeting with Mr. Benson
I. Stein and Dr. Judith A. Britz of ASI. The parties discussed the potential benefits of a transaction and alternative structures for a transaction were proposed, including the possible approval by the Special Committee of a transfer of Biofin's approximately 52% equity interest in the Company to ASI, whereby the Minority Shareholders would maintain their equity participation in the Company, or a possible sale of the entire Company to ASI. There was no discussion regarding the price in the event of a possible sale of the Company at the meeting. The Special Committee expressed its position that it would not allow ASI to proceed with a diligence examination until it received a clearer indication of ASI's intentions.

     On December 4, 1996, Mr. Booth and Mr. Stein discussed the willingness of ASI to provide an initial proposal for a transaction to the Special Committee by December 11 or 12, 1996, if ASI were allowed to conduct certain preliminary due diligence on the Company. Mr. Booth contacted members of the Special Committee, who agreed to allow ASI to begin its diligence. Representatives of ASI, together with representatives of Goldman Sachs, began their diligence review the next day and conducted interviews with the Company's senior management and representatives of Cowen on December 11, 1996. On the evening of

December 11, 1996, the Special Committee met with Mr. Booth, representatives of Cowen and counsel to hear a report regarding the management interviews with ASI and Goldman Sachs.

     On December 12, 1996, Goldman Sachs and Mr. Stein presented to Cowen and Mr. Booth a proposal pursuant to which ASI would acquire the Company in its entirety, in a transaction in which all holders of Common Stock would receive $5.00 in cash for each of their shares. The Special Committee held a meeting the same day. Mr. Booth and Cowen briefly discussed their meeting with Goldman Sachs and Mr. Stein and reported ASI's $5.00 per share proposal to the Special Committee. After discussion, the Special Committee concluded that ASI's proposal was inadequate. This meeting was followed by a regularly scheduled Board of Directors meeting and a second Special Committee meeting. At the Board meeting, Mr. Hamilton informed the Board of Directors, on behalf of the Special Committee, among other things, that the Special Committee had selected Cowen as financial advisor, that ASI had conducted preliminary due diligence and that ASI had made the proposal discussed above. Mr. Hamilton also reported that the Special Committee concluded that ASI's proposal was inadequate based on the Special Committee's knowledge of the Company and its views of the Company's long-term value following discussions with Cowen. At its second meeting, the Special Committee considered its response to ASI's proposal and instructed Cowen to respond to Goldman Sachs that the Special Committee considered ASI's proposal inadequate.

     The Special Committee held a meeting on December 21, 1996 to discuss with Cowen the status of negotiations. Cowen reported that there had not been any substantial discussion between ASI's representatives and Cowen since December 12, 1996 and that the negotiations were not progressing. After hearing this report, the Special Committee considered whether to make a counter-proposal to ASI as a means to advance the discussions with ASI. The Special Committee discussed three possible alternative transactions: (i) ASI could acquire the European Diagnostic Business only, with Biofin retaining its equity interest in the Company; (ii) ASI could acquire the European Diagnostic Business and Biofin's approximately 52% equity interest in the Company or (iii) ASI could acquire the European Diagnostic Business and the entire equity interest in the Company (including Biofin's approximately 52% interest).

     On December 26, 1996, the Special Committee held a telephone conference with representatives of Cowen who indicated that they expected ASI to make a revised proposal through Goldman Sachs. The Special Committee again considered the possibility of making a counter-proposal to ASI in order to move the negotiations forward. On December 27, 1996, after consulting with Cowen, the Special Committee authorized the representative from Cowen to contact Goldman Sachs with a request that ASI increase its initial proposal of $5.00 per share to $7.50 per share. Based on the Special Committee's view of the Company's long-term value, the Special Committee determined that $7.50 per share was the appropriate starting point for negotiations with ASI in light of ASI's initial proposal.

     On December 30, 1996, Mr. Stein rejected the Special Committee's request that ASI increase its initial proposal of $5.00 per share to $7.50 per share in a telephone conversation with Mr. Booth. Mr. Stein indicated that ASI might consider a possible alternative transaction in which ASI would purchase Biofin's equity interest in the Company and agree to not merge with the Company for two years following such purchase. ASI proposed that during this two-year period, it would control the Company and it would have the right to buy shares of the Common Stock on the open market. The following day, the Special Committee held a telephone conference during which the Special Committee considered the terms upon which it would consider approving the sale of Biofin's equity interest in the Company to ASI. It continued these discussions on January 5, 1997, and on January 6, 1997, the Special Committee provided ASI with a term sheet for approval by the Special Committee of a purchase of Biofin's equity interest by ASI. The term sheet provided that (i) ASI agree to a five-year standstill period during which, among other things, it would not purchase or otherwise acquire beneficial ownership of additional shares of Common Stock, subject to certain conditions; (ii) ASI assume and renew for an additional seven years the existing distribution and technology transfer agreements between the Company and Sorin;
(iii) the Company receive a license to use ASI's new technology developed by Sienna and all derivative products therefrom and be granted exclusive distribution rights in North America for products developed based on such technology; (iv) the Company have the exclusive right, (except for ASI) to develop assays using ASI's new technology; (v) the Board of Directors be selected according to certain guidelines and (vi) the Company be operated as an independent company.

     Mr. Hamilton, Mr. Booth and a representative from Cowen met with Mr. Stein and a representative from Goldman Sachs on January 8, 1997. Mr. Stein indicated that ASI would be willing to increase its initial proposal of $5.00 per share to $5.50 per share for the entire Company. ASI, however, rejected the Special Committee's terms for ASI to acquire Biofin's equity interest in the Company. ASI expressed its position that it required a prompt resolution of the negotiations with the Special Committee.

     Following the January 8th meeting and discussion among the Special Committee and representatives of ASI, Sorin, Goldman Sachs and Cowen, the Special Committee suggested that ASI and Sorin consider ways in which they could structure the sale of the European Diagnostic Business such that the Minority Shareholders could receive a price per share in excess of $5.50.

     On January 16, 1997, Mr. Stein, Goldman Sachs and the Special Committee had a telephone conference in which ASI increased its proposal of $5.50 per share to $6.25 per share to purchase the entire Company. ASI also indicated that its proposal was conditioned on promptly entering into a Memorandum of Understanding regarding the transaction, which would include a break-up fee to ASI. Following this telephone conversation and discussions with Cowen, the Special Committee authorized Cowen to contact Goldman Sachs and request that ASI increase its proposal of $6.25 per share to $6.75 per share, which the Special Committee, based on its view of the long-term value of the Company, believed was an appropriate counter-proposal. Representatives of Cowen and Goldman Sachs had a series of discussions regarding the price per share and the transaction.

     ASI increased its proposal of $6.25 per share to $6.32 per share the following day. Its proposal was subject to entering into a Memorandum of Understanding which contemplated a merger of a subsidiary of ASI with and into the Company, pursuant to which all outstanding shares of Common Stock would be converted into the right to receive $6.32 per share in cash. The Company and ASI began discussions regarding the Memorandum of Understanding on January 20, 1997, which continued throughout the week. During this week, the Special Committee consulted with its financial and legal advisors and advised them as to the Special Committee's view of the terms of the Memorandum of Understanding.

     On January 22, 1997, the Board of Directors and the Special Committee held a joint meeting during which counsel outlined the terms set forth in the Memorandum of Understanding and representatives from Cowen provided their preliminary views regarding the price per share offered by ASI. Cowen did not express an opinion on the fairness of the Merger Consideration to the Minority Shareholders, believing that an opinion required analysis of final documentation and other factors. Cowen, however, indicated preliminarily that, subject to the terms to be provided in the final documentation and satisfactory completion of its diligence procedures, the $6.32 price per share appeared to be within a range that was sufficient, as of such date, for Cowen to issue its opinion to the Special Committee that such price was fair, from a financial point of view, to the Minority Shareholders. The Special Committee and the Board of Directors authorized the execution and delivery of the Memorandum of Understanding which contemplated a merger of a subsidiary of ASI with and into the Company, pursuant to which all outstanding shares of Common Stock (other than Dissenting Shares) would be converted into the right to receive $6.32 per share in cash. This non-binding agreement in principle, which was executed on January 23, 1997 conditioned consummation of the contemplated merger on (i) the execution of mutually satisfactory definitive documentation, (ii) the approval of the holders of a majority of the issued and outstanding shares of Common Stock; (iii) the simultaneous closing of the acquisition of the European Diagnostic Business by affiliates of ASI, (iv) the approval of the definitive merger agreement prior to the time of its execution and delivery by ASI's Board of Directors, the Company's Board of Directors and the Special Committee, (v) the receipt of a fairness opinion from Cowen, (vi) the receipt of all required regulatory approvals and material third party consents and (vii) such other conditions specified in the definitive merger agreement relating to the Merger. The Memorandum of Understanding also contained a no solicitation clause prohibiting the Company from soliciting, initiating and encouraging discussions with any third party regarding any merger, consolidation or sale of all or a substantial portion of the Company's assets (an "Acquisition Proposal"); provided that the Board of Directors or the Special Committee could respond to such inquiries not solicited or initiated by the Company or provide information to and enter discussions with, such third parties to the extent that such action, based on the advice of outside counsel, is required for the Board of Directors or the Special Committee to comply with its fiduciary duties under applicable law. The

Company agreed, pursuant to the no solicitation clause, to pay to ASI up to $2.0 million in respect of ASI's documented expenses incurred with its consideration of the Merger, in the event the Board of Directors or the Special Committee approved an Acquisition Proposal that is completed within 12 months after the date of the Memorandum of Understanding. Following the signing of the Memorandum of Understanding by both parties, ASI continued its due diligence. The Company issued a press release which announced the signing of the Memorandum of Understanding on January 24, 1997.

     Pursuant to ASI's request, ASI's outside counsel prepared and distributed a form of an initial draft of the Merger Agreement on January 20, 1997. Counsel to the Special Committee, ASI and Sorin held numerous discussions in person or by telephone to discuss the terms of the definitive Merger Agreement and to review several drafts. The Special Committee also evaluated the terms of the sale of the European Diagnostics Business by reviewing drafts of agreements relating to its sale and evaluating information regarding the terms of such agreements delivered by representatives of Sorin and ASI and analyzing such data to understand the full interest of Sorin in the transaction and to assure itself that the terms of the sale of the European Diagnostic Business did not disadvantage the Minority Shareholders.

     The Board of Directors, except one Sorin-affiliated director (including all members of the Special Committee), met on March 5, 1997 to review the Merger Agreement, to hear a report from counsel regarding the Merger Agreement and discuss with Cowen the terms of the Merger Agreement.

     The negotiations regarding the Merger Agreement were completed on March 10, 1997. The Special Committee held a meeting on the same day, at which all members were present, and during which it reviewed the definitive Merger Agreement and received Cowen's oral opinion, subsequently confirmed in writing as of such date, that the Merger Consideration of $6.32 per share of Common Stock was fair, from a financial point of view, to the Minority Shareholders as of such date. The Special Committee unanimously resolved that they should recommend the Merger Agreement to the Board of Directors for approval and adoption. The Board of Directors held a meeting, at which all members were present, immediately after the meeting of the Special Committee, during which the Board of Directors heard the recommendation of the Special Committee regarding the Merger and the Merger Agreement, including that Cowen had advised the Special Committee that, as of that date, the Merger Consideration was fair to the Minority Shareholders from a financial point of view, and unanimously approved the Merger and the Merger Agreement. Representatives from ASI, ASM, Mergeco and the Company signed the Merger Agreement on the same day.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     SPECIAL COMMITTEE. The Special Committee held numerous meetings to consider the proposed merger transaction and individual members of the Special Committee were individually updated from time to time on developments by Mr. Booth and counsel through telephone contacts and by correspondence. From December 12, 1996, when it first was presented with a proposed price of $5.00 per share, through January 17, 1997, when the final proposal of $6.32 per share was made, the Special Committee was able to negotiate a substantial increase in the Merger Consideration. Additionally, the Special Committee, from January 24, 1997 to March 10, 1997, reviewed and negotiated the terms of the Merger Agreement in order to satisfy itself that the terms and conditions of the Merger Agreement are fair to and in the best interests of the Minority Shareholders. As a result of these negotiations, the Special Committee obtained more favorable terms in the Merger Agreement, including limitation of the circumstances under which termination fees and expenses would be payable, modification and elimination of certain closing conditions which could have reduced the likelihood of consummating the Merger, limitation of the representations and warranties made by the Company to ASI and the addition of certain agreements regarding employee compensation and benefits.

     THE SPECIAL COMMITTEE HAS UNANIMOUSLY DETERMINED THAT THE MERGER, INCLUDING THE MERGER CONSIDERATION, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE MINORITY SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination that the Merger is fair to, and in the best interests of, the Minority Shareholders and its recommendation that the Board of Directors approve and adopt the Merger Agreement, the Special Committee carefully considered the terms of the Merger, received the advice and assistance of its outside financial and legal advisors and the Company's management regarding the fairness to the Minority Shareholders of the terms of the Merger Agreement and evaluated management's view regarding the Company's business prospects under the alternatives available to the Company. The Special Committee considered a number of factors in its deliberations, including the following list of all material factors:

          (i) prevailing trading prices and share volume of the Common Stock over the one-year period prior to the date of the Merger Agreement, and the fact that the Merger Consideration of $6.32 per share was generally greater than the trading prices in the one-year period before the public announcement of the Merger Agreement and represents a premium of approximately 43% to the last trade price before the public announcement of the Memorandum of Understanding and a premium of approximately 40% to the high trade price in the 30-day period before the public announcement of the Memorandum of Understanding; in addition, 71% of the shares of Common Stock traded in the one-year period before the public announcement of the Memorandum of Understanding at prices of $5.00 per share or less and 99% of the shares of Common Stock traded in the one-year period before the public announcement of the Memorandum of Understanding traded at prices below the Merger Consideration;

          (ii) the fact that the Merger Consideration represented a premium over the closing price of the Common Stock approximately four weeks prior to the public announcement of the Memorandum of Understanding, which premium compared favorably to like premiums paid in a number of healthcare industry transactions identified by Cowen that involved the purchase by a majority shareholder of the remaining equity interest in the subject company, and was higher than the premiums paid in five of the seven sampled transactions;

          (iii) the fact that the Merger Consideration was within a range of per share going concern values for the Company of $2.82 per share to $7.93 per share produced by a discounted cash flow analysis presented by Cowen;

          (iv) the fact that, although only a limited number of comparable transactions had been identified, the Merger Consideration compared favorably to selected financial ratios represented by those transactions;

          (v) the opinion of Cowen that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the Minority Shareholders;

          (vi) the absence of any other inquiry with respect to the acquisition of the Company after the public announcement of the Memorandum of Understanding on January 24, 1997;

          (vii) the likelihood that the market price for the Common Stock could fall substantially below $6.32 per share in the event the proposal were to be withdrawn;

          (viii) the arm's-length negotiations of the Special Committee with representatives of ASI, which resulted in an increase in the proposed price from $5.00 per share to $6.32 per share, as well as in other terms for the transaction which are more favorable to the Company;

          (ix) the Special Committee's belief that Sorin intended to withdraw from the in vitro medical diagnostics market and would likely complete the sale of the European Diagnostic Business whether or not an agreement with respect to the Company could be reached, the Special Committee's belief that the Company would be required to change its business plan substantially, with uncertain consequences, in the event of such sale of the European Diagnostic Business, and the Special Committee's view of the likelihood that the market price for the Common Stock would fall substantially if Biofin sought to liquidate its majority interest in the Company following the sale of the European Diagnostic Business;

          (x) the lack of success by the Special Committee in negotiating a satisfactory alternative transaction in which ASI would become the Company's majority shareholder; and

          (xi) the ownership by Biofin of approximately 52% of the outstanding shares of Common Stock and the effects of such ownership on the alternatives available to the Company.

     The members of the Special Committee evaluated the factors described above in the light of their knowledge of the business and operations of the Company, and their business judgment and concluded that the Merger Consideration of $6.32 per share in cash to be received by the Company's shareholders in the Merger was preferable to such holders retaining their current interests in the Company. In reaching this conclusion, the Special Committee considered that as a result of the Merger, the Company's existing shareholders will cease to have a continuing interest in the Company as well as the factors discussed above. In view of the wide variety of factors considered in connection with its consideration and negotiation of the proposed transaction, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. The Special Committee did not attempt to determine the liquidation value of the Company.

     BOARD OF DIRECTORS. The Board of Directors has determined that the terms of the Merger, including the Merger Consideration, are fair to, and in the best interests of, the Company's shareholders and unanimously recommends that the shareholders vote in favor of the approval and adoption of the Merger Agreement. The Board of Directors based this determination primarily on the recommendation of the Special Committee. The Board of Directors also independently considered all the material factors set forth above. The Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR

     Cowen has acted as financial advisor to the Special Committee in connection with the Merger. Pursuant to an engagement letter dated November 27, 1996 (the "Cowen Engagement Letter"), the Special Committee engaged Cowen to act as its financial advisor in connection with a proposed transaction involving the possible sale of the equity interest in the Company owned by the Minority Shareholders. As part of this assignment, Cowen was asked to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the Minority Shareholders of the consideration to be paid to such shareholders in the Merger. The amount of such consideration was determined by negotiations between the Special Committee and ASI, and not pursuant to recommendations of Cowen.

     On March 10, 1997, Cowen delivered its oral opinion to the Special Committee (confirmed in writing as of the same date) to the effect that, as of that date, the consideration to be received in the Merger by the Minority Shareholders is fair, from a financial point of view, to such shareholders. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED MARCH 10, 1997, IS ATTACHED HERETO AS EXHIBIT B. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON AND SCOPE OF THE REVIEW BY COWEN. THE SUMMARY OF THE WRITTEN OPINION OF COWEN SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. Cowen's analyses and opinion were prepared for the Special Committee and are directed only to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders in the Merger and do not constitute an opinion as to the merits of the transaction contemplated by the Merger Agreement or a recommendation to any holders of shares of Common Stock as to how to vote at the Special Meeting.

     Cowen was selected by the Special Committee as its financial advisor, and to render an opinion to the Special Committee, because Cowen is a nationally recognized investment banking firm and because the principals of Cowen have substantial experience in transactions similar to the Merger and are familiar with the Company and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

     In arriving at its opinion, Cowen: (a) reviewed the Company's combined and consolidated financial statements for the fiscal years ended December 31, 1994 through December 31, 1996, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company; (b) reviewed the March 7, 1997 draft of the Merger Agreement provided to Cowen by management of the Company; (c) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations and future prospects of the Company;

(d) reviewed financial projections furnished to Cowen by the management of the Company, including the capital structure, sales, operating income, net income and other data of the Company which Cowen deemed relevant; (e) reviewed the operating and financial performance of the Company over the last three fiscal years and compared its results with the operating and financial performance of certain other publicly traded companies which Cowen deemed relevant; (f) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of certain other publicly traded companies which Cowen deemed relevant; (g) reviewed the historical prices and trading activity of the Common Stock from March 7, 1996 to March 7, 1997 and compared the Company's stock price performance to the stock price performance of certain other publicly traded companies which Cowen deemed relevant over the same time period; (h) compared the financial terms of the Merger with the financial terms of the acquisitions of certain other companies which Cowen deemed relevant, including a comparison of the premiums paid in the Merger with the premiums paid in those other acquisitions; and (i) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Cowen was not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of the stock or assets of the Company or all or substantially all of the stock of the Company held by the Minority Shareholders.

     Cowen assumed, and relied upon the Company's management with respect to, the accuracy and completeness of the financial and other information furnished to it by the Company and its representatives, or that was otherwise reviewed by it. In addition, with respect to the financial projections furnished to Cowen by the management of the Company, Cowen assumed, with the consent of the Special Committee, the attainability of the financial results therein and that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Because such projections are inherently subject to uncertainty, Cowen assumes no responsibility for their accuracy. Cowen did not assume any responsibility for independent verification of any such information, including financial information. Cowen did not make any independent valuation or appraisal of any of the assets or liabilities of the Company, nor has Cowen been furnished with any such valuations or appraisals. Cowen made no independent investigations of any legal matters affecting the Company. Cowen assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to them. Cowen's opinion was necessarily based on economic, market and other conditions existing on, and the information made available to it as of, March 10, 1997. It should be understood that, although developments on or subsequent to March 10, 1997 may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Company the assumptions on which such analyses were based and other factors, including the current and projected financial results of the Company. No limitations were imposed by the Special Committee with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

     Selected Transaction Analysis. Cowen reviewed the financial terms, to the extent publicly available, of sixteen transactions involving the acquisition of companies engaged primarily in the medical diagnostics business (collectively, the "Selected Transactions") which were announced or completed since November, 1991. The Selected Transactions represent all acquisitions of companies primarily engaged in the medical diagnostics business as listed by the Securities Data Corporation and for which data was generally available to Cowen. The Selected Transactions consisted of the following (listed as acquiror/target): Abbott Laboratories/MediSense, Inc., Thermo Instrument Systems/Fisons PLC Scientific Instruments Division, Fisher Scientific International/Fisons Scientific Equipment, C.R. Bard, Inc./MedChem Products, Inc., Advanced NMR Systems/Medical Diagnostics, Circon Corp./Cabot Medical Corp., Bain Capital, Inc./Baxter International, Inc., Johnson & Johnson/Eastman Kodak-Clinical Diagnostic Division, Corning Inc./Bioran Medical Laboratory, MEDIQ, Inc./Kinetic Concepts, Inc.-Medical Services, Fresenius AG/Gull Laboratories Inc., Advanced Technology Laboratories/Interspec, Inc., IVAX Corporation/McGaw, Inc., Cabot Medical Corporation/Medical Engineering Corp., Diagnostic Products Corporation/Cirrus Diagnostics Inc. and Deknatel Management & Investors/Pfizer Hospital Group-Deknatel.

     Cowen reviewed the total consideration paid for the acquired company in each of the Selected Transactions, measured as the amount paid per share multiplied by the number of shares outstanding, plus total debt and less cash and equivalents (such debt, cash and cash equivalents based upon the last publicly reported financial statements of the respective acquired companies before the effective date of acquisition) (collectively, "Total Consideration") as a multiple of last reported twelve month ("LTM") revenues, earnings before interest, income taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT"). Cowen also examined the multiples of equity value paid in the Selected Transactions to book value and last twelve month earnings. In conducting its analysis, Cowen noted that the Company's last twelve month revenues, EBITDA, EBIT, earnings and book value were $44.3 million, $8.2 million, $5.3 million, $4.1 million and $33.1 million, respectively.

     Such analysis indicated that the Total Consideration paid in each of the Selected Transactions ranged from 0.37x to 4.75x LTM revenues, with a median of 2.14x and a mean of 2.25x (excluding five of the Selected Transactions, for which information was not available); from 6.1x to 23.1x LTM EBITDA, with a median of 10.7x and a mean of 11.7x (excluding five of the Selected Transactions, for which information was not available or where the target company had a negative LTM EBITDA number); and from 6.5x to 35.1x LTM EBIT, with a median of 17.9x and a mean of 18.4x (excluding seven of the Selected Transactions, for which information was not available or where the target company had a negative LTM EBIT number). The corresponding multiples for the Company implied by the terms of the Merger are 2.34x, 12.6x and 19.4x, respectively, each of which Cowen noted is greater than both the mean and median of the Selected Transactions multiple.

     Such analysis also indicated that the equity value paid in the Selected Transactions ranged from 1.51x to 11.60x book value, with a median of 4.54x and a mean of 5.52x (excluding five of the Selected Transactions, for which information was not available or where the target company had a negative book value); and from 6.9x to 49.6x LTM earnings, with a median of 27.5x and a mean of 30.5x (excluding nine of the Selected Transactions, for which information was not available, the target company had a negative earnings number or the multiple was greater than 50.0x). The corresponding multiples of book value and last twelve months earnings for the Company implied by the terms of the Merger are 3.18x and 25.6x, both of which Cowen noted are lower than the corresponding median and mean but are within the respective ranges derived from the Selected Transactions.

     Remaining Interest Premium Paid Analysis. Cowen reviewed seven completed healthcare industry transactions in which a majority shareholder purchased the remaining equity interest in the subject company, announced between January 1, 1990 and March 7, 1997 (based on data provided by Securities Data Corporation and The Wall Street Journal). Such transactions were comprised of the following (listed as acquiror/target): Investor Group/Medical Management of America, Investor Group/United Medical Corp., Investor Group/Forum Group Inc., National Intergroup Inc./FoxMeyer Corp. (FoxMeyer Health), Genzyme Corp./IG Laboratories Inc., COBE Laboratories (Gambro AB)/REN Corp.-USA (COBE Labs Inc.) and American Home Products/Genetics Institute. With respect to these transactions, Cowen analyzed the percentage premium of equity value paid above closing equity value four weeks prior to the announcement of the transaction. The premiums paid for such transactions ranged from 11.2% to 143.5%, with a median of 49.0%. The corresponding premium implied by the terms of the Merger is 80.6%, which Cowen noted is greater than the median.

     Analysis of Certain Publicly Traded Companies. Cowen compared selected historical operating and financial ratios for the Company to the corresponding data and ratios of certain companies in the medical diagnostics industry whose securities are publicly traded and which had market values for their equity interests which provided meaningful multiples for comparison (collectively, the "Selected Companies"). The Selected Companies were comprised of the following:
Abbott Laboratories, Becton Dickinson, Diagnostic Products Corp., IDEXX Laboratories, Inc., Qiagen N.V., Cholestech Corp., Diametrics Medical, Inc., Affymetrix, Inc., Meridian Diagnostics, I-Stat Corporation, NeoPath, Inc., IGEN Inc., Metra Biosystems, Ostex International, Inc., and Quidel. Such data and ratios included the amount of the market capitalization plus total debt less cash and cash equivalents (collectively, "Enterprise Value") of each Selected Company as a multiple of LTM sales, EBITDA and EBIT, and the market capitalization of common stock of each such Selected Company as a multiple of book value. Cowen also examined the ratios of the current stock prices of each Selected Company to the LTM earnings per share ("EPS") and estimated current calendar year EPS (as estimated by First Call). In conducting its analysis, Cowen noted that the Company's LTM sales, EBITDA, EBIT, EPS and book value were $44.3 million, $8.2 million, $5.3 million, $0.25 and $33.1 million, respectively. Cowen also noted that the Company's estimated current calendar year (1997) EPS (as estimated by management of the Company) was $0.31.

     Such analysis indicated that the median Enterprise Value as a multiple of LTM sales for the Selected Companies ranged from 2.46x to 54.39x, with a median of 5.16x and a mean of 11.98x; from 12.7x to 66.8x LTM EBITDA, with a median of 14.8x and mean of 24.0x (excluding eight of the Selected Companies, for which either the multiple was greater than 75.0x or the LTM EBITDA number was negative); and from 15.3x to 38.1x LTM EBIT, with a median of 19.3x and a mean of 23.3x (excluding nine of the Selected Companies, for which either the multiple was greater than 75.0x or the LTM EBIT number was negative). The analysis also indicated that the market capitalization of the Selected Companies ranged from 1.2x to 11.3x book value, with a median of 4.6x and a mean of 5.1x. The corresponding multiples for the Company implied by the terms of the Merger are 2.34x, 12.6x, 19.4x and 3.2x, respectively, which Cowen noted are below the corresponding medians and means (except with respect to the multiple of LTM
EBIT) but are generally within the respective ranges derived from the Selected Companies.

     The same analysis indicated that the values of the closing stock prices as of March 7, 1997 for the Selected Companies as a multiple of LTM EPS ranged from 19.4x to 46.8x, with a median of 28.0x and a mean of 31.8x (excluding nine of the Selected Companies, for which either the multiple was greater than 75.0x or the LTM earnings number was negative); and as a multiple of estimated current calendar year (1997) EPS ranged from 18.5x to 70.3x, with a median of 21.5x and a mean of 22.6x (excluding eight of the Selected Companies, for which either the multiple was greater than 75.0x or the 1997 estimated earnings number was negative). Cowen noted that the corresponding multiples implied by the terms of the Merger are 25.6x and 20.2x, respectively, which are lower than the corresponding medians and means but are within the respective ranges derived from the Selected Companies.

     None of the companies or transactions used in the Selected Transaction, the Remaining Interest Premium Paid or the Certain Publicly Traded Companies Analyses is directly comparable to the Company or the Merger.

     Discounted Future Free Cash Flow Analysis. Cowen performed a discounted cash flow analysis of the Company by determining the discounted present value of the projected after-tax free cash flows of the Company for the fiscal years ended December 31, 1997 through December 31, 1999, and of the terminal value of the Company at December 31, 1999, based upon base case projections supplied by management of the Company. In performing this analysis, Cowen utilized, with the consent of the Company's management, discount rates ranging from 15% to 20%. Cowen determined the terminal value by applying perpetual growth rates (applied to 1999 after-tax free cash flow as estimated by the Company's management) ranging from 5.0% to 10.0%, as agreed with the Company management. Applying this methodology to the Company management's base case projections, the equity value of the Company ranged from $2.82 per share to $7.93 per share.

     Historical Public Market Stock Price and Trading History. Cowen reviewed the historical closing market prices and trading volumes of the Common Stock as reported by the American Stock Exchange and the Nasdaq National Market for the one-year period ending on March 7, 1997, the last trading day prior to the date of its opinion. The one-year period was chosen based on Cowen's belief that this period provided an appropriate historical perspective on the Company's stock price. Cowen observed that during this period the Company's closing stock price ranged between a low of $2.625 on November 4, 1996 and a high of $6.625 on June 3, 1996. Cowen also observed that for the period January 23, 1996 to January 23, 1997, approximately 98.7% of the Company's total traded volume traded below $6.32.

     The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Cowen are not necessarily indicative of actual values or future results or values, which may be significantly more or less favorable than suggested by such analyses, and Cowen assumes no responsibility for their accuracy. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     Pursuant to the Cowen Engagement Letter, as compensation for Cowen's services as financial advisor to the Special Committee in connection with the Merger, the Company has paid Cowen a non-refundable retainer fee of $50,000. If the Merger is consummated, the Cowen Engagement Letter provides for payment by the Company to Cowen of a transaction fee (against which fee the retainer fee will be credited) which is determined by a formula provided therein and is estimated to be approximately $811,000 based on per share consideration of $6.32 and total weighted average shares and equivalents of 16,661,367. Additionally, the Company has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel not to exceed $25,000) incurred or accrued during the period of, or in connection with, Cowen's engagement. The Company has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the Special Committee in connection with the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the Special Committee and Cowen, and the Special Committee was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Merger.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is to enable ASI to acquire a 100% equity interest in the Company. After the Merger is consummated, ASI will own, through its wholly owned subsidiary, ASM, the entire equity interest in the Company. The acquisition of the entire equity interest in the Company has been structured as a cash merger in order to provide prompt and orderly transfer of ownership of the Company from the current shareholders of the Company to ASI, and to provide the shareholders of the Company with cash for all their shares. The Merger is a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

SOURCE AND AMOUNT OF FUNDS

     The aggregate cost to ASI of acquiring all of the outstanding shares of Common Stock in the Merger and canceling the outstanding stock options will be approximately $106 million. The funds to pay the Merger Consideration, stock option cancellation fees and related fees and expenses will be provided from ASI's available cash resources.

EFFECT OF THE MERGER

     At the Effective Time, pursuant to the Merger Agreement, (1) Mergeco will be merged with and into the Company, which will be the Surviving Corporation,
(2) the Company will become an indirect, wholly owned subsidiary of ASI and (3) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into and become the right to receive $6.32 per share in cash, without interest, such that the holders of such shares will cease to have a continuing interest in the resulting entity and the Company's Common Stock will cease to be publicly traded through the Nasdaq National Market.

ANTITRUST MATTERS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as amended provides that the Merger may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have expired or been terminated. The Company and ASI made their respective filings of the required information on March 26, 1997. The waiting period under the HSR Act was terminated effective April 4, 1997 by the Federal Trade Commission.

     At any time, before or after consummation of the Merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger prior to its consummation or seeking other equitable relief. Private parties and state attorneys general may also bring legal action under antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or of the result if such a challenge is made (see "THE MERGER AGREEMENT -- Conditions to the Merger").

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EUROPEAN AGREEMENT

     The Merger Agreement was signed concurrently with the signing of the European Agreement. The European Agreement provides for purchase of the European Diagnostic Business by affiliates of ASI. Pursuant to the European Agreement, the purchase price payable to Sorin for the European Diagnostics Business equals Lit. 280 billion, reduced by an amount equal to the sum of (i) the product of $0.57 and the number of outstanding shares of Common Stock held by the Minority Shareholders, (ii) the product of the Merger Consideration and the number of shares of Common Stock held by Biofin, and (iii) the amount of Retained Receivables (i.e., the approximately 18 billion Italian Lira of accounts receivables of Sorin and its Italian and Spanish European Diagnostic Business affiliates that were created prior to January 1, 1996 that are to be retained by such selling entities under the European Agreement and that will not be sold to
ASI). Based on the exchange rate of 1.00 US Dollar to 1,681 Italian Lira (the exchange rate published in the May 28, 1997 edition of The Wall Street Journal), it is estimated that the foregoing reduction will be 116 billion Italian Lira (i.e., (i) 7,663,204,117 ($0.57 X 7,997,750 X 1,681) + (ii) 90,385,198,551
($6.32 X 8,507,707 X 1,681) + (iii) Lit. 18,000,000,000). If the Merger is
consummated, pursuant to the Merger Agreement, Biofin's shares of Common Stock will be converted into the right to receive cash in an aggregate amount equal to the product of the Merger Consideration and the number of shares of Common Stock held by Biofin. None of the foregoing reductions or any other provision in the European Agreement will reduce the Merger Consideration (i.e., $6.32 per share, without interest) to be received by any shareholder of the Company (including the Minority Shareholders) for their shares of Common Stock. The purchase price for the European Diagnostic Business is subject to downward or upward adjustment after the closing of the European Agreement based on INCSTAR's net worth as reflected in INCSTAR's balance sheet as of the closing date (except that the maximum upward adjustment relating to INCSTAR's net worth cannot exceed the amount of the reduction described in clause (i) above). In addition, the purchase price for the European Diagnostic Business is subject to further downward or upward adjustments based on the assets and liabilities of the European Diagnostic Business as of the closing date.

     The consummation of the transactions under the European Agreement is a condition to the closing under the Merger Agreement. There can be no assurance that the conditions to consummation of the transactions under the European Agreement will be satisfied. Such conditions include, without limitation, the obtaining of governmental authorizations and other governmental approvals and third party contractual consents, the absence of a material adverse change in the European Diagnostic Business and the representations and warranties of Sorin contained in the European Agreement being true and correct in all material respects as of such closing. The consummation of the transactions contemplated by the Merger Agreement is also a condition to the closing under the European Agreement, except that if the Merger Agreement is terminated by reason of the approval by the Board of Directors or any authorized independent committee thereof (including the Special Committee) of an Acquisition Proposal, or if the Board of Directors or any authorized independent committee thereof (including the Special Committee) shall not approve, or modify in any manner adverse to ASI and its affiliates or withdraw its approval or recommendation of the Merger, or if Biofin does not vote in favor of the Merger Agreement, consummation of the Merger will not be a closing condition to the European Agreement and the purchase price payable to Sorin for the European Diagnostic Business shall be reduced by the product of the number of Biofin's shares of Common Stock and $5.75, without the reduction referred to in clause (i) of the preceding paragraph and without a purchase price adjustment relating to the net worth of INCSTAR.

STOCK OPTIONS

     Immediately prior to the Effective Time, each holder of an outstanding option to purchase shares of Common Stock granted under the Company's Restated 1986 Stock Option Plan, whether or not then exercisable, shall be entitled to receive for each share of Common Stock subject to such option, in cancellation of such option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share of Common Stock exercise price of such option without interest thereon, subject to all applicable tax withholding requirements. All holders of outstanding options have consented to the cancellation of their outstanding options in the foregoing manner. As of the date of the Merger Agreement, the Company's executive officers and directors held options to purchase, in the aggregate, 365,953 shares of Common Stock, upon the cancellation of which such executive officers and directors will receive, in the aggregate, $999,026.

     The following table presents, for each of the executive officers and directors, the total number of shares of Common Stock underlying options, whether or not exercisable at March 31, 1997, held by each such director or officer and the aggregate dollar value to be received by such executive officer or director upon the consummation of the Merger:

                                     NUMBER OF SECURITIES
                                    UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED OPTIONS
             NAME                  OPTIONS AT MARCH 31, 1997    AT CONSUMMATION OF THE MERGER
             ----                  -------------------------    -----------------------------
John J. Booth..................             140,000                       $399,175
Gerald L. Majewski.............              40,000                         74,675
George E. Wellock..............              50,000                         74,325
Thomas P. Maun.................              34,900                        107,031
Ennio Denti....................              24,035                         92,257
George H. Dixon................              10,000                         29,450
D. Ross Hamilton...............              17,018                         58,013
Umberto Rosa...................              10,000                         29,450
Michael W. Steffes.............              10,000                         29,450
Carlo Vanoli...................              10,000                         38,200
Ezio Garibaldi.................              10,000                         38,200
Franco Fornasari...............              10,000                         28,800

CERTAIN AGREEMENTS

     In connection with the Merger, Mr. Booth and the Company will enter into a severance/separation agreement, pursuant to which Mr. Booth will receive (i) a bonus of $100,000; (ii) a severance package of two times current base salary; (iii) a six-month not-to-compete agreement and a six-month consulting agreement at current base salary; (iv) continuation of health and dental benefits for two years; (v) title, at no cost (without tax gross up) to him to the leased vehicle which the Company is currently providing him; and (vi) executive outplacement by a firm chosen by ASI.

     In connection with the Merger, Mr. Maun and the Company will enter into a severance/separation agreement, pursuant to which Mr. Maun will receive (i) a bonus of $50,000; (ii) a severance package of one year's current base salary;
(iii) a three-month not-to-compete agreement and a three-month consulting agreement at current base salary; (iv) continuation of health and dental benefits for one year; (v) title, at no cost (without tax gross up) to him to the leased vehicle which the Company is currently providing him; and (vi) executive outplacement by a firm chosen by ASI.

SPECIAL COMMITTEE COMPENSATION

     In connection with their services on the Special Committee, Mr. Hamilton, as Chairman of the Special Committee, will be compensated for each month of service on the Special Committee beginning November 1, 1996 in the amount of $6,000 per month, and Mr. Dixon and Dr. Steffes will be compensated for the same period in the amount of $5,000 per month, subject to a maximum of $24,000 in the case of Mr. Hamilton and $20,000 in the case of Mr. Dixon and Dr. Steffes.

INDEMNIFICATION

     For a period of six years after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers, directors, employees and committee members (the "Indemnified Parties") of the Company and its subsidiaries from and against, and pay or reimburse the Indemnified Parties for judgments, penalties, fines, settlements and expenses, including attorneys fees and disbursements resulting from or arising out of actions or omissions occurring at or prior to the Effective Time by the Indemnified Parties in their respective capacities to the full extent permitted or required under applicable law and to the extent permitted under the Company's Articles of Incorporation and Bylaws in effect at the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any proceeding; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

     The Surviving Corporation shall also maintain in effect the current policies of directors' and officers' liability insurance, which are maintained by the Company, or the Surviving Corporation shall provide, subject to certain limits, policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the Indemnified Parties for a period of six years.

                              THE MERGER AGREEMENT

     THE DETAILED TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN FULL AS EXHIBIT A TO THIS PROXY STATEMENT. THE FOLLOWING SUMMARY DESCRIPTION OF THE TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT.

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of the Company's shareholders, the Merger will be consummated and become effective at the date and time when properly executed Articles of Merger (the "Articles of Merger") relating to the Merger shall be filed with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act ("MBCA") or at such other later date and time, if any, as Mergeco and the Company shall agree and as shall be specified in the Articles of Merger (the "Effective Time"). It is currently contemplated that the Effective Time will occur on or about June 30, 1997. There can be no assurance that all conditions to the Merger will be satisfied. See "-- Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS

     In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive $6.32 in cash, without interest. The aggregate consideration to be paid by ASI to the Shareholders of the Company, assuming there are no Dissenting Shares, will be $104,314,488. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING SHAREHOLDERS."

PAYMENT FOR SHARES

     American Stock Transfer & Trust Company (the "Exchange Agent") will act as the exchange agent for payment of the Merger Consideration to the holders of the Common Stock. Prior to the Effective Time, ASI will deposit, or will cause to be deposited, in trust with the Exchange Agent for the benefit of the Company's shareholders, cash in an aggregate amount equal to the product of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock owned beneficially or of record by ASI or Mergeco or any other subsidiary of ASI and other than shares of Common Stock which continue to be Dissenting Shares immediately prior to the Effective Time), pro-rated for fractional shares of Common Stock, if any, and
(ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

     Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. As soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Exchange Agent will pay such amount equal to the product of the number of shares of Common Stock represented by such certificates remitted by the shareholder (pro-rated for fractional shares of Common Stock, if any) and the Merger Consideration, less any applicable withholding tax, to such shareholder, by check or draft. Such certificates shall forthwith be canceled.

     No transfer of shares of Common Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, such shares will be canceled and exchanged for cash in the manner provided above, subject to applicable law in the case of Dissenting Shares.

     Any portion of the Merger Consideration remaining unclaimed by the shareholders of the Company after December 31, 1997 shall be repaid to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with the Merger Agreement shall thereafter be entitled to the payment of the Merger Consideration only from the Surviving Corporation, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under relevant law.

     The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for shares of Common Stock, except that if payment with respect to the Common Stock is to be made to a person other than the person in whose name the certificates surrendered are registered, the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificates surrendered.

     SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company, in the Merger Agreement, has represented and warranted, among other things, as to the following matters, subject to certain exceptions: corporate existence and power, capitalization, corporate authorization, absence of government filings except those specified in the Merger Agreement, lack of conflicts with other agreements, compliance with laws, compliance with filing requirements applicable to SEC reports, financial statements, lack of undisclosed liabilities, preparation of this Proxy Statement, employee benefit matters, absence of certain changes, absence of litigation, taxes, environmental and occupational safety and health matters, receipt of an opinion from Cowen, inapplicability of certain anti-takeover provisions, intellectual property, licenses and permits, insurance, contracts, shareholder vote, absence of finders and investment bankers fees (except for those of Cowen), and real property and leases.

REPRESENTATIONS AND WARRANTIES OF ASI AND MERGECO

     ASI and Mergeco, in the Merger Agreement, have represented and warranted, among other things, as to the following matters, subject to certain exceptions: corporate existence and power, corporate authorization, absence of government filings except those specified in the Merger Agreement, information supplied by them for inclusion in this Proxy Statement, financial ability to perform, absence of finders and investment bankers fees (except for those of Goldman Sachs), absence of litigation, and the inapplicability of certain anti-takeover provisions.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

     The Company has agreed that, prior to the Effective Time, the business of the Company and its subsidiaries will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that each of the Company and its subsidiaries will conduct its operations in all material respects according to its ordinary course of business and will use reasonable efforts to preserve intact its business organization and to maintain its relationships with suppliers, distributors, customers and others having business relationships with it, and neither the Company nor its subsidiaries will do any of the following without ASI's prior written consent:
(a) amend its Articles of Incorporation or Amended Bylaws; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, or designate any class or series of shares of capital stock of the Company from the undesignated shares of capital stock of the Company; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock; provided, however, that any of the Company's wholly owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock; (d)(i) except for short-term borrowings incurred in the ordinary course of business and prepayable at any time in accordance with their terms without penalty, create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases); (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person other than any subsidiary of the Company or (iii) except for customary loans or advances to employees or trade credit in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company;
(e) except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that individually have a value on the Company's books in excess of $25,000; (f) settle or compromise any pending or threatened suit, action or claim in which the amount involved is greater than $25,000 or which is material to the Company and its subsidiaries as a whole or which relates to the transactions contemplated in the Merger Agreement or modify, amend or terminate any of its Material Contracts (as defined in the Merger Agreement) in any material respects or waive, release or assign any material rights or claims; (g) make any material tax election or make any material accounting charge or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to ASI; (h) except for (A) certain increases in salaries, bonuses and severance benefits; (B) salary and wage increases and bonuses in the ordinary course of business and (C) salary and wage increases that may be required by law, grant any material increase in the compensation payable or to become payable to any of its officers or employees or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or grant or pay any benefit not required by any existing plan or arrangement; (i) change any of the accounting principles used by it, unless required by GAAP; (j) acquire any business or stock, merge or consolidate with any other person or sell, encumber or otherwise transfer any business or material portion thereof; or (k) other than in the ordinary course of business, enter into any Material Contracts; or
(l) agree to do any of the foregoing.

NO SOLICITATION

     The Company has agreed that, from and after March 10, 1997 until the earlier of the Effective Time or the termination of the Merger Agreement, neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives will directly or indirectly (i) solicit, initiate or encourage or (ii) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before March 10, 1997 with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any proposal that constitutes an "Acquisition Proposal" (as defined below). Notwithstanding the foregoing, the Company may, in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, to the extent the Board of Directors shall have concluded in good faith based on advice of outside counsel that any action is required for the Board of Directors to comply with its applicable fiduciary duties under applicable law, following prior notice to ASI,
(i) provide any person with nonpublic information, pursuant to a confidentiality agreement no more favorable to such person than the Confidentiality Agreement, dated November 1, 1996, between the Company and ASI, (ii) participate in negotiations regarding such Acquisition Proposal and (iii) through the Board of Directors, may take and disclose any position with respect to such Acquisition Proposal constituting a tender offer and make such other disclosures to the Company's shareholders which, upon the advice of outside counsel, are required by applicable law. An "Acquisition Proposal" is defined in the Merger Agreement as any proposal regarding a sale of all or any part of the Company's capital stock or a merger, consolidation or statutory share exchange involving the Company or any subsidiary of the Company or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary which is material to the Company and its subsidiaries taken as a whole, or a liquidation or recapitalization of the Company, or any similar transaction.

     If the Board of Directors, after consultation with and based upon the advice of outside counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties under applicable law, the Board of Directors may (i) modify or amend its approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend any Superior Proposal (as defined below) or (iii) following the termination of the Merger Agreement, enter into an agreement with respect to a Superior Proposal; provided, however, in case of clauses (ii) and (iii) only at a time after the second business day after ASI's receipt of written notice from the Company advising ASI of the Company's receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means a proposal to acquire, directly or indirectly, more than 50% of the shares of Common Stock or all or any substantial portion of the consolidated assets of the Company and its subsidiaries and otherwise on terms that the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

TRANSFER TAXES

     The Surviving Corporation will pay any transfer Taxes (as such term is defined in the Merger Agreement) payable in connection with the Merger (other than taxes related to the payment of Merger Consideration to payees other than registered holders of the Common Stock) and will be responsible for the preparation and filing of any required Tax Returns (as such term is defined in the Merger Agreement) with respect to such Taxes.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the holders of the Common Stock. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permissible). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

     The obligations of ASI, Mergeco and the Company to consummate the Merger are subject to satisfaction of, among others, the following conditions, as of the time of closing of the Merger (the "Closing"): (a) there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and there shall not be a temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (b) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in accordance with the Articles of Incorporation and Amended Bylaws of the Company and the MBCA; (c) each of ASI, the Company and any other person required in connection with the Merger to file a Pre-Merger Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division shall have made such filing and the applicable waiting period with respect to each such filing shall have expired or been terminated; (d) the Merger Agreement shall not have been terminated in accordance with its terms and (e) all of the conditions set forth in the European Agreement, pertaining to ASI's acquisition of Sorin's European Diagnostics Division shall have been satisfied or waived, and the Closing (as such term is defined in the European Agreement) shall have occurred simultaneously with the Effective Time.

     The obligations of ASI and Mergeco to consummate the Merger are also subject to satisfaction of the following additional conditions, as of the time of Closing: (a) each of the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects as of the Closing; (b) each and all of the covenants and agreements of the Company to be performed and complied with pursuant to the Merger Agreement prior to the Closing shall have been duly performed and complied with in all material respects; (c) there shall not have occurred any event having a Material Adverse Effect (as such term is defined in the Merger Agreement and with such exceptions as are provided in the Merger Agreement); (d) Dissenting Shares shall constitute not more than 10% of the shares of Common Stock issued and outstanding immediately prior to the Effective Time and (e) certain government authorizations shall have been received.

     The obligations of the Company to consummate the Merger are also subject to satisfaction of the following additional conditions, as of the time of Closing:
(a) each of the representations and warranties of ASI and Mergeco contained in the Merger Agreement shall be true and correct in all material respects as of the Closing and (b) each and all of the covenants and agreements of ASI and Mergeco to be performed and complied with pursuant to the Merger Agreement prior to the Closing shall have been duly performed and complied with in all material respects.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the Company's shareholders, by action taken or authorized by the Board of Directors of the terminating party:

          (a) by mutual written consent of ASI and the Company;

          (b) without action needing to be taken by either ASI or the Company, upon termination of the European Agreement;

          (c) by either ASI or the Company;

             (i) generally, if the Merger is not consummated by August 1, 1997;

             (ii) if the Company's shareholders do not approve the Merger;

             (iii) generally, if any court or other governmental agency of competent jurisdiction has issued a final and non-appealable order, decree or ruling or has taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by ASI, in the event of a material breach of or material failure by the Company to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which cannot be or has not been cured within 30 days of the giving of written notice to the Company of such breach;

          (e) by ASI, in the event of (i) a withdrawal or modification by the Board of Directors, or an independent committee thereof (including, without limitation, the Special Committee), in a manner adverse to ASI, Mergeco or ASM of its approval or recommendation of the Merger or the Merger Agreement; (ii) an approval or recommendation by the Board of Directors, or an independent committee thereof (including, without limitation, the Special Committee), of any Acquisition Proposal (other than the Merger) or
     (iii) adoption of a resolution by the Board of Directors, or an independent committee thereof, to take any of the foregoing actions;

          (f) by the Company, in the event of a material breach of or material failure by ASI, Mergeco or ASM to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which cannot be or has not been cured within 30 days of the giving of written notice to ASI of such breach; or

          (g) by the Company, prior to the Effective Time and after the Company's receipt of a Superior Proposal, in the event of (i) a withdrawal or modification by the Board of Directors, or an independent committee thereof (including, without limitation, the Special Committee), in a manner adverse to ASI, Mergeco or ASM of its approval or recommendation of the Merger or the Merger Agreement; (ii) a recommendation by the Board of Directors, or an independent committee thereof (including, without limitation, the Special Committee), of a Superior Proposal or (iii) adoption of a resolution by the Board of Directors, or an independent committee thereof (including, without limitation, the Special Committee), to take any of the foregoing actions; provided that such termination will not be effective until the Company has made payment to ASI of the Fee (as defined below).

TERMINATION FEE AND EXPENSES

     The Merger Agreement requires the Company to pay ASI a termination fee of $2.5 million (the "Fee") if the Merger Agreement is terminated pursuant to clauses (e) or (g) set forth above under "--Termination." In the event of a termination of the Merger Agreement pursuant to any of the provisions described above in "-- Termination," other than item (f), then, if a Third Party Acquisition (as defined below) occurs within 12 months following the termination date, the Company shall pay ASI the Fee (to the extent not previously paid) plus all Expenses (as defined below) within five business days of the date such Third Party Acquisition is concluded.

     "Expenses" is defined in the Merger Agreement as all documented out-of-pocket expenses and fees up to $1.5 million in the aggregate actually incurred or paid by any of ASI, ASM or Mergeco or on behalf of ASI, ASM or Mergeco in connection with the Merger including, without limitation, litigation related thereto and the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by ASI, ASM and Mergeco in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Merger and any transactions contemplated thereby.

     "Third Party Acquisition" is defined in the Merger Agreement as the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation, statutory share exchange or other business combination transaction by any person other than ASI, Mergeco or any affiliate thereof (a "Third Party"), in which transaction the holders of shares of Common Stock are to receive a per share of Common Stock consideration equal to, or in excess of, the Merger Consideration; (ii) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole in a transaction or series of transactions that indicates an enterprise value for the Company equal to or greater than the product of the number of shares of Common Stock outstanding at the Effective Time times the Merger Consideration; (iii) the acquisition by a Third Party of 50% or more of the outstanding shares of Common Stock whether by tender offer, exchange offer or otherwise for a per share of Common Stock price equal to, or in excess of, the Merger Consideration; (iv) the adoption by the Company of a plan of liquidation or dissolution or the declaration or payment of an extraordinary dividend, the amount of which indicates an enterprise value for the Company equal to or greater than the product of the number of shares outstanding at the Effective Time multiplied by the Merger Consideration; or (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding shares of Common Stock for a per share of Common Stock consideration in excess of the Merger Consideration. In each case, appropriate adjustment shall be made for any stock splits, reverse stock splits, stock dividends or similar events affecting the number of shares of Common Stock outstanding, effected after the date of the Merger Agreement. For purposes of clauses (iii) and (v) hereof, such Third Party Acquisition shall have been deemed to have been concluded upon the acceptance of shares of Common Stock for payment, exchange or repurchase, for purposes of clause (i), such Third Party Acquisition shall be deemed to have concluded at the effective time of such merger, consolidation or other transaction, for purposes of clause (ii), such acquisition shall have been deemed to have been concluded on its closing date, and for purposes of clause
(iv), such event shall have been deemed to have been concluded on the date such plan of liquidation or dissolution is adopted, or the record date for payment of such extraordinary dividend.

     Except as provided above, all costs and expenses incurred in connection with the Merger Agreement and the Merger and any transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction is consummated. Expenses payable by the Company under the Merger Agreement include all costs incurred or accrued in connection with the collection of the Fee or Expenses to the extent they were not paid when due together with interest on such unpaid Fee or Expenses.

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for by ASI under the purchase method of accounting, under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company shareholder who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of Common Stock, holds such shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects of the Merger for Biofin, the holder of 52% of the Company's Common Stock, or for any other Company shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The Company has not requested either the

Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

     For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Common Stock for cash by each holder of the Company's Common Stock (including any holder of shares who properly exercises dissenter's rights). Accordingly, the federal income tax consequences to the Company's shareholders will generally be as follows:

          (i) Assuming that the shares of Common Stock exchanged by a Company shareholder for cash in connection with the Merger are capital assets in the hands of the shareholder at the Effective Time, such shareholder may recognize a capital gain or loss by reason of the consummation of the Merger.

          (ii) The capital gain or loss, if any, will be long-term with respect to shares of the Company's Common Stock held for more than twelve (12) months as of the Effective Time and short-term with respect to such shares held for twelve (12) months or less.

          (iii) The amount of capital gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by such shareholder in connection with the Merger (or cash received in connection with the exercise of dissenters' rights) and such shareholder's aggregate adjusted tax basis in the Common Stock at the Effective Time.

          (iv) An individual's long-term capital gain is subject to federal income tax at a maximum rate of 28%, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return).

          (v) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year.

     Cash payments made pursuant to the Merger (including any cash paid to a holder of shares who properly exercises dissenter's rights) will be reported to the extent required by the Code to Company shareholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a shareholder to supply the Company or its agent with such shareholder's taxpayer identification number. Accordingly, Company shareholders (or other payees) will be asked to provide the shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other shareholders of the Company) on a Substitute Form W-9 which is to be included as part of the letter of transmittal to be returned to the Exchange Agent and to certify that such number is correct. Withholding may also apply to Company shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. Each shareholder of the Company, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

SUMMARY

     For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Common Stock for cash by each holder of the Company's Common Stock who is a citizen or resident of the United States (including any holder of shares who properly exercises dissenter's rights). The amount of gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by such shareholder in connection with the Merger (or cash received in connection with the exercise of dissenter's rights) and such shareholder's aggregate adjusted tax basis in the Common Stock at the Effective Time.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from, and obtain payment for the "fair value" of such shareholder's shares of Common Stock following the consummation of the Merger.

     The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Exhibit C to this Proxy Statement. These sections should be reviewed carefully by any holder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein will result in the loss of dissenters' rights.

     Under the MBCA, holders of shares of Common Stock will have the right, by fully complying with applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from the Company payment in cash of the "fair value" of their Common Stock after the Merger is completed. The term "fair value" means the value of the shares of Common Stock immediately before the Effective Time.

     All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to the record holder of the Common Stock as to which rights are asserted. A person having beneficial ownership of shares of Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder properly to follow the steps summarized below and in a timely manner in order to perfect whatever dissenters' rights the beneficial owner may have.

     Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for the shares of Common Stock must be delivered to the executive offices of the Company before the taking of the shareholder vote on the Merger. This written demand must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a notice of intent to demand fair value within the meaning of the MBCA.

     Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for adoption of the Merger. A shareholder's failure to vote against the Merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger or direction to abstain, the proxy will be voted for adoption of the Merger, which will have the effect of waiving that shareholder's dissenters' rights.

     A shareholder of the Company may not assert dissenters' rights as to less than all of the Common Stock registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Common Stock who is not the record owner may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to the Company at or before the time such rights are asserted.

     A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the Merger, to Secretary, INCSTAR Corporation, 1990 Industrial Boulevard, P.O. Box 285, Stillwater, Minnesota 55082. The written demand should specify the shareholder's name and mailing address, the number of shares of Common Stock owned and that the shareholder intends to demand the fair value of his or her shares.

     After approval of the Merger by the shareholders at the Special Meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights and did not vote such shareholder's shares of Common Stock in favor of the Merger. The notice will contain the address to which the shareholder shall send a demand for payment and deposit the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

     In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given by the Surviving Corporation (for which purpose notice by the Surviving Corporation is deemed to have been given under Minnesota law when deposited in the United States mail), demand payment of fair value for his or her shares and deposit his or her stock certificates with the Company at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates are received (if occurring within the 30 day time period), or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with the statutory requirements the amount the Surviving Corporation estimates to be the fair value of such shareholder's Common Shares, with interest commencing five days after the Effective Time at a rate prescribed by statute (which rate is currently 5% per annum). The remittance will be accompanied by the Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed in demanding supplemental payment and copies of Sections 302A.471 and 302A.473.

     If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the Company's executive offices at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Company.

     Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court in Washington County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Company or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders of the Company who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholder shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

     The Company may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on January 24, 1997, the date on which the Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand supplemental payment will be entitled only to the amount offered by the Company. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Company of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Company until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

     Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under such Sections.

     Under Section 302A.471 of the MBCA, a shareholder of the Company has no right at law or equity to set aside the adoption of the Merger Agreement or the consummation of the Merger, except if such adoption or consummation is fraudulent with respect to such shareholder or the Company.

     Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                       INFORMATION CONCERNING THE COMPANY

MARKET PRICES AND DIVIDENDS

     Market Price

     The Company's Common Stock is currently traded on the Nasdaq National Market under the symbol "ISTR." Prior to May 24, 1996, the Company's Common Stock was traded on the American Stock Exchange. On January 23, 1997, the last full trading day prior to the public announcement of the Memorandum of Understanding, the closing price of the Common Stock was $4 27/64 per share. On May 29, 1997, the last full trading day prior to the printing of this Proxy Statement, the closing price of the Common Stock was $6 1/32 per share.

                                                                    HIGH             LOW
                                                                    ----             ---
1995
  First Quarter.............................................    $ 2 3/4          $ 1 1/2
  Second Quarter............................................      3 3/4            2 1/2
  Third Quarter.............................................      5 5/16           2 7/8
  Fourth Quarter............................................      5                3 3/4
1996
  First Quarter.............................................    $ 6 1/4          $ 4
  Second Quarter............................................      6 3/4            4 1/4
  Third Quarter.............................................      5 5/8            3 5/8
  Fourth Quarter............................................      4 7/8            2 5/8
1997
  First Quarter.............................................    $ 6 1/16         $ 3
  Second Quarter
  (through May 29, 1997)....................................      6 1/8            5 3/4

     Dividends

     The Company did not pay cash dividends on its common stock during 1995 or 1996. The Board of Directors of the Company reviews its dividend policy from time to time and determines any payment of dividends upon future earnings, results of operations, capital requirements, the financial condition of the Company and any other factors it may consider relevant.

SELECTED FINANCIAL DATA

     Set forth below is selected consolidated historical financial information of the Company derived from the unaudited consolidated financial statements of the Company for the quarters ended April 4, 1997 and March 29, 1996 and the audited consolidated financial statements of the Company for the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992. The operating results for the fiscal quarter ended April 4, 1997 reflects all adjustments (consisting of normal recurring accruals) necessary to present fairly the information contained therein and are not necessarily indicative of the results for the full year.

                                       FISCAL QUARTER ENDED                   YEARS ENDED DECEMBER 31,
                                  ------------------------------   -----------------------------------------------
                                  APRIL 4, 1997   MARCH 29, 1996    1996      1995      1994      1993      1992
                                  -------------   --------------    ----      ----      ----      ----      ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OPERATIONS STATEMENT
  INFORMATION
Domestic sales...................    $ 5,174         $ 6,162       $22,017   $23,832   $21,282   $23,321   $24,712
International sales..............      5,664           5,293        22,287    21,928    21,221    19,967    21,272
                                     -------         -------       -------   -------   -------   -------   -------
Net sales........................     10,838          11,455        44,304    45,760    42,503    43,288    45,984
Cost of goods sold...............      5,616           5,539        21,599    23,271    22,039    23,007    22,052
Inventory valuation adjustment
  (a)............................         --              --            --        --       750        --        --
                                     -------         -------       -------   -------   -------   -------   -------
Gross profit.....................      5,222           5,916        22,705    22,489    19,714    20,281    23,932
Operating expenses:
  Selling, general and
    administrative...............      3,353           3,295        13,206    12,592    12,853    12,761    13,621
  Research and development.......        986           1,060         4,163     3,748     5,069     5,719     3,277
  Unusual items (a)..............         --              --            --        --     5,750       750        --
                                     -------         -------       -------   -------   -------   -------   -------
Total operating expenses.........      4,339           4,355        17,369    16,340    23,672    19,230    16,898
Operating income (loss)..........        883           1,561         5,336     6,149    (3,958)    1,051     7,034
Interest income (expense), net...         25              (7)           96      (348)     (365)     (472)     (656)
Investment and other income
  (expense)......................         29             (24)          (21)       33        11       (42)       73
                                     -------         -------       -------   -------   -------   -------   -------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................        937           1,530         5,411     5,834    (4,312)      537     6,451
Provision for income taxes.......        216             372         1,299     1,571       193       284     1,577
                                     -------         -------       -------   -------   -------   -------   -------
NET INCOME (LOSS)................    $   721         $ 1,158       $ 4,112   $ 4,263   $(4,505)  $   253   $ 4,874
                                     =======         =======       =======   =======   =======   =======   =======
NET INCOME (LOSS) PER SHARE......    $  0.04         $  0.07       $  0.25   $  0.26   $ (0.28)  $  0.02   $  0.30
                                     =======         =======       =======   =======   =======   =======   =======
Weighted average shares and
  equivalents....................     16,724          16,633        16,661    16,492    16,322    16,433    16,338
                                     =======         =======       =======   =======   =======   =======   =======

SUMMARY BALANCE SHEET INFORMATION

                                                                                   AT DECEMBER 31,
                                                                 ---------------------------------------------------
                                             AT APRIL 4, 1997     1996       1995       1994       1993       1992
                                             ----------------     ----       ----       ----       ----       ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total assets................................     $43,100         $41,958    $38,761    $38,154    $43,426    $45,069
Working capital.............................      19,744          19,189     14,947     13,873     14,555     13,863
Long-term debt..............................           3              --          3      4,143      6,501      8,167
Shareholder's equity........................      33,842          33,141     28,384     23,889     28,240     27,277
Book value per share........................        2.02            1.99       1.72       1.46       1.73       1.69

-------------------------
(a) Relates to the write off of certain tangible and intangible costs, severance and related costs and inventory write downs as discussed in Note 2 to the Company's Consolidated Financial Statements set forth elsewhere in this Proxy Statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  FISCAL QUARTERS ENDED APRIL 4, 1997 AND MARCH 29, 1996

     Results of Operations

     Sales for the quarter ended April 4, 1997 decreased 5% from $11,455,000 to $10,838,000 compared to the same period a year earlier. The primary reason for the decline is reduced sales of one of the Company's hepatitis assays. The Company experienced an increase in demand for this product during the first quarter of 1996 due to a competitor's kit becoming unavailable to the market from June 1995 until March 1996. Sales of the Company's hepatitis assay totaled $1.2 million during the first quarter of 1996 compared to $150,000 during the first quarter of this year. Partially offsetting this decline was growth in the Company's autoimmune, infectious disease and serum proteins product lines. These increases more than offset the declines in the Company's RIA oncology and routine endocrinology product lines due to the continued shift in the diagnostic industry from isotopic, manual testing to non-isotopic, automated and semi-automated testing. As these trends are expected to continue, the Company continues to focus development efforts on automated and semi-automated tests which are non-isotopic.

     Domestic sales declined 16% to $5,174,000 for the quarter ending April 4, 1997 from $6,162,000 for the same period in the prior year, due primarily to the decline in hepatitis assay sales discussed above. The Company experienced favorable growth in certain product lines, which was partially offset by declines in the Company's RIA oncology and routine endocrinology product offerings.

     International sales increased 7% to $5,664,000 for the quarter ended April 4, 1997 from $5,293,000 for the same period in the prior year. International revenues continue to be favorably impacted in the infectious disease segment by sales of the Company's second generation tests for Epstein Barr Virus. In addition, sales were favorably impacted by increases in the Company's autoimmune, bone and mineral and serum protein product lines. Sales were negatively impacted by declines in the transplantation segment as this market continues to shift away from manual, isotopic testing as discussed above.

     Gross margins for the first quarter of 1997 were 48.2% of sales compared to 51.6% of sales for the same period in the prior year. This decline is due in part to a change in the mix of sales, discussed above, compared to the same period a year earlier as well as lower production volumes during the first quarter of 1997 contributing to higher unit costs. The Company expects gross margins to improve during the remainder of 1997, however, gross margins are highly sensitive to product mix and volume changes due to the high fixed-cost nature of the Company's products.

     Selling, general and administrative ("SG&A") expenses increased to $3,353,000, or 30.9% of sales, for the first quarter of 1997 from $3,295,000, or 28.8% of sales, for the same period in the prior year. This increase is primarily due to costs of $253,000 related to the proposed merger with ASI, discussed above. Exclusive of these amounts, SG&A expenses declined 6% from the same period in the prior year.

     Research and development ("R&D") expenditures decreased to $986,000, or 9.1% of sales, in the first quarter of 1997 from $1,060,000, or 9.3% of sales, for the same period in the prior year. The Company expects R&D expenses as a percentage of sales to increase slightly during the remainder of 1997.

     Interest income net of expense was $25,000 for the first quarter of 1997 compared with $3,000 for the same period in the prior year, due to higher average cash balances during the first quarter of 1997.

     Income tax expense for the quarter was $216,000, or 23% of income before taxes, compared with income tax expenses of $372,000, or 24% of income before taxes, in the first quarter of 1996. The Company expects the effective tax rate to remain at approximately 23% during the remainder of 1997.

     Liquidity and Capital Resources

     The Company's operating cash flow in the first quarter of 1997 was $1,538,000 and $1,638,000 for the same period in the prior year. Free cash flow (operating cash flow less investment activities) decreased to $831,000 for the quarter ended April 4, 1997 from $997,000 in the comparable period of the prior year. This decrease is attributable to the decline in net income. Net working capital increased to $19,744,000 at April 4, 1997 from $19,189,000 at December 31, 1996, primarily due to the generation of cash.

     At April 4, 1997, the Company's primary sources of liquidity are a $1 million revolving bank credit line secured by Company assets and a $4.0 million unsecured credit line with Fiat Finance N.A., Inc. At April 4, 1997, the Company had no outstanding borrowings under these credit lines. The Company believes that its operating cash flow and existing credit lines will provide ample sources of liquidity for all planned capital expenditures and research and development activities. Capital spending for the remainder of 1997 is anticipated to be approximately $3.2 million, primarily for a new demand flow technology system, instrumentation and manufacturing improvements.

  THREE YEARS ENDED DECEMBER 31, 1996

     Results of Operations

     Sales in 1996 were $44,304,000, a 3% decrease from $45,760,000 in 1995.
1995 and 1996 results included sales from a single test that resulted from a competitor's product becoming unavailable to the market from June 1995 until March 1996. In the absence of this development, 1995 and 1996 total sales would have remained relatively unchanged. 1995 sales were 8% above 1994 sales of $42,503,000. This increase was due primarily to sales from the Company's hepatitis assays, as previously discussed, combined with sales from new products introduced during 1995 and the latter part of 1994 in the Company's autoimmune disease, bone and mineral metabolism and infectious disease market segments. Increased sales were partially offset by declines in the Company's oncology and endocrinology market segments due to the continued shift in the diagnostic industry from isotopic, manual testing to non-isotopic, automated and semi-automated testing.

     Domestic sales decreased 8% from $23,832,000 to $22,017,000. As discussed above, through February 1996, the Company experienced an increase in demand for one of its hepatitis assays due to a competitor's kit becoming unavailable to the market in June 1995. Since the competitor's re-entry during the first quarter of 1996, the Company has experienced a decline of these product sales from their levels during the second half of 1995. This opportunity resulted in approximately $2.2 million and $2.9 million in sales during 1996 and 1995, respectively. In addition, domestic sales have continued to be negatively impacted by declines in the Company's oncology and endocrinology market segments, as discussed above. Partially offsetting these declines were continued increases in the autoimmune disease market segment, increases in the Company's serum protein market segment and increases in the Company's Vitamin D assays, which are part of the bone and mineral metabolism market segment. 1995 sales increased 12% from $21,282,000 in 1994 due primarily to the increase in sales from the hepatitis assay described above, as well as increases in the autoimmunity segment offset with declines in the endocrinology and oncology market segments.

     1996 international sales increased 2% to $22,287,000 compared with 1995 sales of $21,928,000. 1995 sales increased 3% from 1994 sales of $21,221,000.
Sales were favorably impacted in 1996 and 1995 due primarily to the introduction of second generation Epstein Barr Virus diagnostic kits during 1995. Sales were negatively impacted in both years due to the continued declines in the routine endocrinology and transplantation segments.

     Gross margins were 51% of sales in 1996 compared with 49% of sales in 1995 and 46% in 1994. The decline in 1994 margins is attributable to the $750,000 charge for excess inventories as discussed in Note 2 of the Company's consolidated financial statements contained elsewhere herein. Exclusive of the inventory write down, gross margins were 48% of sales in 1994. Gross margins have improved during the last two years due to improved product mix as well as efficiencies derived from an operational restructuring. Notwithstanding this improvement, the Company's margins continue to be highly sensitive to product mix and volume changes.

     The Company's ratio of selling, general and administrative expenses to sales was 30% in 1996, 28% in 1995 and 30% in 1994. These expenses, as a percentage of sales, are expected to remain relatively consistent with 1996.

     Research and development expenses were $4,163,000 in 1996, compared with $3,748,000 in 1995 and $5,069,000 in 1994. The increase in 1996 is primarily due to increased emphasis on new product development, including the establishment of scientific advisory panels for the Company's autoimmune and bone and mineral metabolism segments. These panels are intended to strengthen the Company's ties with the scientific community. The decrease in 1995 spending compared with 1994 levels is attributable to the discontinuance during 1994 of the Fluorescence Polarization Immunoassay (FPIA) development project as discussed in Note 2 of the Company's consolidated financial statements contained elsewhere herein. Exclusive of FPIA, these expenses represent 9%, 8% and 9% of sales in 1996, 1995 and 1994, respectively. Research and development expenses are projected to increase slightly due to the Company's increased emphasis on new development activities and increased scientific panel activity.

     Interest income net of expense was $96,000 in 1996 compared with interest expense of $348,000 in 1995 and $365,000 in 1994. The interest income was attributable to the elimination of all long term debt during 1995 and higher average cash balances in 1996. 1995 expense includes interest on certain tax obligations.

     Income tax expense was 24% of income before taxes or $1,299,000, compared with 27% or $1,571,000 in 1995 and $193,000 in 1994. The decline in the effective tax rate is due to the recognition of certain deferred tax assets during 1996. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers its projected future taxable income and tax planning strategies in making this assessment. The tax expense in 1994 related primarily to book reserves and liabilities not deductible for tax purposes until paid. The effective rate is expected to remain relatively consistent with 1996.

     Net income in 1996 was $4,112,000, or 25 cents per share, compared with a net income of $4,263,000, or 26 cents per share, in 1995 and net loss of $4,505,000, or 28 cents per share, in 1994. The 1994 loss results primarily from three specific charges. A $750,000 charge was recorded for estimated obsolete inventory. The Company annually reviews its inventory levels and calculates a reserve for obsolescence. During 1994, an additional reserve was deemed appropriate due to rising inventory levels in the Company's serum protein product line in excess of expected future sales. A $2,450,000 charge was recorded for the termination of certain distribution and supply agreements as well as severance and other costs related to senior management changes. In addition, during 1994 the Company discontinued the development of its Fluorescence Polarization Immunoassay development project, resulting in a $3,300,000 charge. The majority of this charge related to the write off of tangible and intangible assets ($1,560,000), costs incurred to terminate contracts with outside vendors and consultants ($797,000), as well as severance and related costs for terminated employees ($943,000).

     Liquidity and Capital Resources

     The Company's free cash flow (operating cash flow less investment activities) was $905,000 in 1996, compared to $5,190,000 in 1995 and $3,118,000 in 1994. This decrease is attributable to increased capital spending associated with instrumentation, manufacturing improvements and computer upgrades as well as spending associated with the purchase of intellectual property and purchased technology. The Company's ratio of total debt to total capital was 16% in 1994.

     Working capital increased to $19,189,000 at year-end 1996, from $14,947,000 at the end of 1995, resulting from increased cash levels and higher inventory balances combined with lower accrued compensation due to timing of payroll disbursements.

     Capital expenditures for 1996 were $2,645,000, compared with $1,557,000 in 1995 and $923,000 in 1994. For 1997, capital expenditures are expected to be approximately $3.8 million, primarily for a new enterprise resource planning system, manufacturing improvements and instrumentation.

     The Company's primary sources of liquidity are a $1 million revolving bank credit line secured by Company assets and a $4.0 million unsecured credit line with Fiat Finance N.A., Inc. (Fiat). At year-end, the Company had no outstanding borrowings under these credit lines. The Company anticipates that the generation of free cash flow and the resources available through Fiat will provide sufficient sources of liquidity for planned capital and research and development expenditures.

BUSINESS

     General

     The Company develops, manufactures, and markets test kits and related products used by major hospitals, clinical reference laboratories and researchers involved in diagnosing and treating immunological conditions. Since December 1989, the Company has been majority-owned by Biofin, a subsidiary of Sorin which is an Italian affiliate of Fiat. The Company was incorporated in Minnesota in 1975 under the name of Immuno Nuclear Corporation. The Company's principal executive offices are located at 1990 Industrial Boulevard, Stillwater, Minnesota, 55082, and its telephone number is (612) 439-9710.

  PRODUCTS

     The Company currently markets, develops and manufactures individual test reagents and test kits, using primarily radioimmunoassay ("RIA"), enzyme immunoassay ("EIA"), immunoturbidimetric assay ("ITA") and immunofluorescent assay ("IFA") technologies for clinical diagnostic and medical research purposes. The Company also produces and markets histochemical antisera and natural and synthetic peptides also used in clinical diagnostic and medical research. The Company's product focus is on diagnostic tests for autoimmune, infectious disease, endocrinology and bone and mineral metabolism product segments, utilizing a variety of technologies. The immunodiagnostic market is shifting away from manual testing to automated or semi-automated testing in an effort to reduce laboratory costs involved in processing medical diagnostic tests. As a result, the research and development activities of the Company are mainly focused on developing non-isotopic tests that can be run on open instrument systems that are either currently in the customers labs, or can be placed there in a cost effective manner.

     Diagnostic and Research Kits

     The Company believes that it is one of the largest producers of RIA products in the world. The total RIA market, however, has been significantly decreasing in recent years due to two factors: (1) isotopic technologies such as RIA are not easily convertible to automated instrument testing systems and (2) disposal issues relative to radioactive materials. Current trends in the immunodiagnostic market are to employ technologies such as EIA, which require less labor to process test results. Consequently, the challenge facing the Company is, and will continue to be, to develop products that are non-isotopic and amiable to semi and fully automated assay systems. Although the current trend in the domestic market, and to a lesser degree in the international market, is away from manual, RIA testing, the Company feels that its' strengths in RIA manufacturing and marketing will allow it to maintain or grow its share of this declining market. The Company believes that in the near-term its RIA products will provide it with the capital resources necessary to pursue new research and development activities.

     RIA test procedures are used to precisely measure the extremely low levels of certain hormones, peptides and other substances present in the human body. Antibodies are proteins produced by higher animals in response to some foreign material, known as the "antigen," entering the blood or tissue. The antibody protects the animal by binding to the antigen and helping other body mechanisms destroy it. When human hormones and peptides are injected as antigens into a laboratory animal, the animal develops antibodies to eliminate the antigens. Serum containing these antibodies (antiserum) is taken from the laboratory animals and processed into a binding reagent for the specific human hormone or peptide. The reagent is then combined with other reagents in a test kit to create an analytical system to measure the level of that human hormone or peptide present in the specimen to be tested.

     Precise amounts of antiserum, which act as the binder, are mixed with radioactively-labeled (isotopic) tracer antigen and a lower concentration unlabeled antigen. The tracer antigen and the unlabeled antigen compete for binding locations on the antibody in the antiserum. The bound antigen is measured by a radiation counter and the level of bound antigen is calculated. The results of this controlled procedure are repeated for several concentrations of known antigen and a standard curve is plotted. A fluid specimen is then taken from a patient for testing and substituted for the unlabeled antigen. The results of the competitive binding of the tracer antigen and the antigen in the fluid specimen are compared with the standard curve, and the precise quantity of hormone or peptide being measured is determined. The sensitivity and accuracy of RIA tests depend primarily upon the quality of the binding antisera and tracer antigen.

     The Company currently markets approximately 80 RIA products, primarily used in the analysis of endocrine, neuroendocrine, bone and mineral metabolism, therapeutic drug monitoring and thyroid function. The majority of thyroid function testing products are marketed under the Clinical Assays(TM) (product line that the Company, together with Sorin, acquired in 1990 from Baxter International Inc. (Baxter)). Each RIA kit contains the following: an antiserum consisting of primary antibodies and, in most cases, a reagent used to precipitate the primary antigen antibody complex; a radioactively-labeled antigen to act as tracer; a non-radioactive or cold antigen to act as test calibrators; and a protocol booklet that provides specific test instructions. The tracers in the RIA kits have shelf lives of six to twelve weeks depending on the product. The process of RIA testing requires the use of skilled labor in diagnostic laboratories.

     The Company markets approximately 55 EIA products primarily for infectious disease and autoimmune disorders. The basic principles of EIA technology is very similar to RIA in that a highly specific and sensitive reaction of an antigen and antibody must take place. With EIA, the result is measured by color development intensity rather than radioactivity. EIA technology uses standard laboratory procedures and facilitates throughput of large testing volumes such as those of a large reference laboratory. EIA product lines include the Epstein Barr Virus ("EBV") and TheraTest products, as discussed below, and the ToRCH group of tests (toxoplasmosis, rubella, cytomegalovirus and herpes).

     The Company also markets approximately 20 products based on IFA technology for infectious disease and autoimmune disorders. The kits based on IFA technology are employed in sophisticated diagnostic laboratories for antibody detection and semi-quantitation in infectious disease and autoimmune disorders. Patient serum samples are incubated on microscope slides containing prepared antigen substrate, for example, virus-infected mammalian cells. The antibody, if present, will bind to the antigen. After a saline rinse, which removes unbound serum, the microscope slide is reacted with a fluorescein conjugate that binds to antigen-antibody complexes, which formed during initial incubation. Following a saline rinse, the slides are viewed under a fluorescence microscope and examined for fluorescent staining on the specific antigen sites. Immunofluorescence kits provide prepared multi-sample slides, positive and negative reference serum controls, fluorescein conjugate, buffered saline and mounting medium as ready-to-use stabilized reagents. The Company's infectious disease IFA assays include Toxoplasmosis, Cytomegalovirus, Herpes and a confirmatory test for syphilis. The autoimmune product offerings incorporate a broad range of kits and components intended for detection of antinuclear antibodies and anti-native DNA antibodies (useful in systemic lupus erythematosus testing), antimitochondrial antibody testing and antithyroid antibodies intended for diagnosis of primary biliary cirrhosis and Grave's disease, respectively.

     In addition to the distribution of those products that the Company develops and manufactures, the Company is the exclusive distributor in the United States and Canada of certain of Sorin's hepatitis in vitro diagnostic products. Sorin has developed RIA and EIA hepatitis tests that are used worldwide in the diagnosis of Hepatitis A and Hepatitis B.

     Serum Protein Measurement

     The Company currently markets 23 ITA kits for the assessment of specific human serum proteins. Sold under the trade name "SPQ Test System," the tests are designed for use on common automated clinical chemistry analyzers. The ITA kits are utilized on a large number of different automated analyzers. Consequently, the development of new instrument-specific applications is required on an ongoing basis. Each assay is based on the principle of immunoturbidimetric or immunonephelometric measurement of antigen-antibody complexes. These antigen-antibody complexes are formed when patient samples are combined with the specific antibody of the test kit. As a part of the SPQ Test System, specific human protein controls, patient sample diluents and specific antibodies are provided as separate products. ITA technology offers the clinical laboratory the advantages of superior speed, precision and automation. Included in the ITA product line are specific assays for Apolipoprotein A-1, Apolipoprotein B and Lipoprotein(a), which are useful in cardiac risk assessment. The remaining ITA assays in the SPQ Test System are used in the assessment of immunological disorders, nutritional status, acute response and kidney failure.

     Antisera Products

     The antisera product lines from the Company are used for the analysis of human serum proteins present in the human serum. Common clinical laboratory procedures using the antisera products include immunofixation electrophoresis, immunoelectrophoresis and radial immunodiffusion methods. The techniques utilized by the laboratory result in the determination of specific protein levels and the assessment of specific protein components following the binding of the antiserum to a specific serum protein. The presence of the serum protein is determined by protein staining or through the use of fluorescent or enzyme staining procedures.

     Bulk and Custom Antisera Products

     The bulk and custom antisera products produced by the Company are used by major medical diagnostic instrumentation manufacturers worldwide in the production of diagnostic test kits to be used on their instruments. The Company offers an extensive line of antisera products to human serum proteins that are monospecific, avid, and of high titer. Antisera products are produced as nephelometric quality, standard antisera, IgG fractions and fluorescent or enzyme conjugated preparations. The Company also produces calibrators to be used as reference standards in conjunction with the various antisera products offered.

     Custom antisera from the Company's standard supply are also produced according to specifications provided by customers. The Company also performs custom immunization and development of specific antibodies upon customer request.

     Histochemical Antisera

     Unlike RIA, ITA and EIA methods, which are used to analyze fluid samples taken from the human body, histochemical antisera are utilized in an in vitro procedure to determine the presence of hormones or peptides in body tissue. A histochemical antiserum is used as a binding reagent for a specific hormone or peptide. Once binding has occurred, the presence of the hormone or peptide is determined by fluorescent or enzyme staining procedures performed on the tissue specimen. The Company's histochemical products are used in clinical diagnoses and medical research, frequently in conjunction with RIA, ITA or EIA technologies.

  RECENT DEVELOPMENTS

     During the fourth quarter of 1996 the Company announced its receipt of Food and Drug Administration ("FDA") approval for its second generation tests for the detection of the infectious diseases, rubella, cytomegalovirus (CMV) and herpes simplex. These products have been marketed in Europe for several years through the Company's affiliate and have been widely accepted as the gold standard in the industry, offering high sensitivity and ease of use.

     Also during the fourth quarter of 1996, the Company received FDA approval for its 25-OH-D RIA assay, the first test method on the market to be cleared by the FDA for the detection of 25-Hydroxyvitamin D in the bloodstream. This detection is becoming an increasingly important tool to determine levels of vitamin D, which is necessary for the body's metabolism of calcium.

     During the second quarter of 1995 the Company announced the completion of the manufacturing transfer of its TheraTest(TM) (product line of diagnostic assays) to its Stillwater facility. The Company acquired this FDA-cleared EIA panel of autoimmune diagnostic assays in May 1994 from TheraTest Laboratories, Inc. of Chicago. The TheraTest products are used as a confirmatory test for the diagnosis of rheumatoid arthritis and other connective tissue diseases such as systemic lupus erythematosus and scleroderma. The TheraTest products are also an extension of the Company's existing immunofluorescence autoimmunity product line and complement the Company's EIA product offerings.

     Also during the second quarter of 1995 the Company received approval from the FDA for its second generation EBV diagnostic tests. EBV is the causative agent of infectious mononucleosis, and can cause lymphomas, chronic fatigue syndrome and a variety of other diseases in patients with a weakened immune system. International market introduction of these tests began in the third quarter of 1994.

     The Company launched two autoimmune products in the international market during the second quarter of 1995, a quantitative thyroid receptor autoantibodies assay, which is used for the diagnosis of Graves disease and the complement activation enzyme assay (CAE) which provides general information about the immune system in disease states such as rheumatic and rare connective tissue disorders as well as tissue injury. The Company received 510(k) clearance from the FDA in the fourth quarter of 1995 for its CAE kit.

     During the third quarter of 1995 the Company launched worldwide its second generation Parathyroid Hormone-related Protein (PTHrP) assay. PTHrP is the agent responsible for the condition of humoral hypercalcemia of malignancy. This is a condition in which serum calcium is increased to potentially life threatening levels. This assay provides customers with a superior product that has significantly improved sensitivity and better definition of the protein under investigation than the first generation product. This product is being distributed as a "research use only" product in the US and is targeted to the clinical research market. Internationally, the Company is pursuing registration in several European countries as well as Japan.

     During the third quarter of 1995, the Company experienced an increase in demand for one of its hepatitis assays due to a competitor's kit becoming unavailable to the market. This opportunity resulted in approximately $2.9 million in sales during 1995. The competitor re-entered the marketplace during the first quarter of 1996. Sales of this assay were approximately $2.2 million during 1996. While a portion of these sales has been maintained since the competitor re-entered the market, the impact on future sales is uncertain at this time.

     During the fourth quarter of 1995 the Company received the approved licensure from the FDA for the final two assays within the Hepatitis line which gave the Company a complete panel of seven EIA approved/licensed assays used in the diagnosis of hepatitis A and B infections.

  MARKETING

     The Company's medical products are sold to commercial and public health laboratories, blood banks, research and teaching institutions and hospital laboratories, which use the Company's kits to conduct tests ordered by physicians. Increased frequency of use of the Company's kits will depend, in part, upon the acceptance by practicing physicians of the need and desirability for measuring certain therapeutic drug, hormone, peptide and serology levels in the evaluation of diseases and body disorders.

     In North America, the Company's principal market for its medical products includes approximately 1,200 clinical reference laboratories and 2,500 hospitals, which have laboratories that perform immunodiagnostic testing. In the United States and Canada, the Company utilizes a direct sales force, combined with selected independent distributors, to market its products.

     The Company also utilizes foreign distributors in conjunction with a subsidiary in the United Kingdom to market its products abroad. Since 1989 Sorin has been the distributor for many of the Company's products in Italy, Spain, Portugal, Germany and the Benelux countries. As part of the 1990 acquisition from Baxter, the Company manufactures and sells to Sorin the Clinical Assays products for distribution in the above mentioned countries and France. Pursuant to these arrangements, the Company recorded sales to Sorin of $7,965,000 for the year ended December 31, 1996, which comprised 18% of total sales. Other transactions entered into with Sorin and its subsidiaries are set forth in Note 6 of the Company's Consolidated Financial Statements contained elsewhere herein. Other than Sorin, the Company is not dependent on any single customer for more than 15% of its business.

     The Company's international sales constitute 50% of sales for the year ended December 31, 1996; 48% of sales for the year ended December 31, 1995 and 50% of sales for the year ended December 31, 1994.

     Because of the limited shelf life of the Company's radioactive tracer, the Company delivers products by international air freight to its foreign markets.

  RESEARCH AND PRODUCT DEVELOPMENT

     The ability of the Company to compete effectively in the marketplace will depend upon the success of its efforts to improve existing products and to develop new products, primarily non-isotopic and conducive to instrumentation, that are useful to the medical diagnostic and research markets. The levels of research and development expenditures by the Company during the periods shown below were as follows:

                                                                          PERCENT OF
                                                              AMOUNT      NET SALES
                                                              ------      ----------
Year ended December 31, 1996............................    $4,163,000        9.4%
Year ended December 31, 1995............................    $3,748,000        8.2%
Year ended December 31, 1994............................    $5,069,000       11.9%

     The reduction in research spending in 1995 from the level in 1994 resulted primarily from the discontinuance of a development program discussed in Note 2 of the Consolidated Financial Statements contained elsewhere herein.

     The Company has established scientific advisory panels for its autoimmune and bone and mineral metabolism product lines. In addition, the Company intends to establish a third scientific panel in its infectious disease segment. These panels are overseen by a scientific advisory board. Prior to his death in March 1997, the scientific advisory board was led by Dr. Pierre M. Galletti, the Company's former Chairman of the Board. Also, Dr. Michael Steffes, a director of the Company, is a member of the Scientific Advisory Board. These panels are intended to enhance and strengthen the Company's ties with the scientific community.

  MANUFACTURING

     The Company manufactures its immunoassay kits and serum protein products in two locations within the United States. It maintains manufacturing and administration activities in its principal facility in Stillwater, Minnesota, which consists of 120,000 square feet. Additionally, the Company is vertically integrated into the production of bulk antisera and maintains a USDA licensed animal facility on 116 acres in Windham, Maine (the Serum Proteins segment of the Company's business). Management believes that it will have adequate capability to meet its anticipated manufacturing needs in all current product lines for the foreseeable future.

     The steps involved in manufacturing the Company's immunoassay and serum protein kits include the following: (i) the isolation and production of antigens; (ii) the development and production of antibodies; (iii) the design and development of the required reagent system; (iv) the iodination or conjugation of precursors; (v) the manufacture and packaging of the components in the kit format; and (vi) ongoing quality control to meet all regulatory requirements.

     As a result of strategic alliances and acquisitions over the past several years, the Company has an extensive line of immunoassay and serum protein assays that are manufactured in a cost effective manner in a quality environment. The Company's products and kits consist of the components necessary to perform specific assays in consistent and reproducible fashion. Antisera are a critical component in the products which are manufactured using RIA, ITA, EIA and IFA technologies and the Company insures the quality of this raw material from its source in its Serum Protein segment of the business. In addition to these antiserums, the components of the immunoassay kits include specialized chemical reagents, reference standards and performance data required to properly calibrate test results. Raw materials used in these components meet design specifications. The Company is not dependent on any particular supplier for ongoing operations. Some raw materials critical in the production of the Company's products have extensive lead times for supply. Lack of supply of critical raw materials would have a materially adverse affect on the Company. For this reason the Company continually strives to maintain multiple sources for its most critical raw materials.

     The Company maintains quality controls for the assurance of accurate and reliable test kits and to meet FDA good manufacturing practices ("GMP"). The Company also complies with procedures mandated by the Nuclear Regulatory Commission ("NRC") for the use and disposal of radioactive materials.

  COMPETITION

     Historically the Company has developed and marketed diagnostic and research products serving specialized markets not adequately served by its largest competitors. Included here are the fields of endocrinology, bone and mineral metabolism and therapeutic drug monitoring. However, as a result of the Company's acquisition of the Clinical Assay product lines from Baxter and relationship with Sorin, the Company now competes with a number of the larger immunodiagnostic companies offering similar lines of RIA and EIA products.

     The Company's major competition, outside the specialty product area, includes Abbott Diagnostics, Diagnostic Products Corporation, Hybritech, Ares-Serono, and CIBA Corning Diagnostic Corporation. The principle elements of competition for the Company are based upon providing quality, consistent and reliable products and services. Price is only a factor for those tests in the larger, more competitive markets. The Company intends to maintain its competitive differentiation in the market by selecting new and innovative technology approaches to both the routine and specialty market analyses. Also, the Company intends to develop and maintain quality customer relationships with health care professionals.

  GOVERNMENT REGULATION

     Under the Medical Device Amendments of 1976, the Company is required to file an annual registration statement with the FDA and to provide updated device listings. The Company is also required to submit a pre-market notification submission to the FDA for each new diagnostic product. This submission may be either a 510(k), a premarket approval application, or a product license application, unless the product is being distributed for research or investigational use only. The FDA also imposes rules with respect to GMP. The Company believes it is in compliance with FDA regulations. The Company also complies with foreign government regulations, specifically for Japan, France, Germany, Canada, England and other countries where required. These requirements include adherence to GMP, device listings, premarket notifications or product licenses where applicable. Additionally, the Company is in the process of certifying its Quality Assurance system to ISO 9000 standards and hopes to complete the registration process under this standard by the end of 1997.

     Because the Company uses radioactive isotopes in the manufacture of some of its products, it is required to maintain licenses authorizing the possession, use and distribution of radioactive material. The licenses were renewed in 1993 and will expire by their terms in 1998. To maintain the licenses, the Company is required to keep certain records and to demonstrate continued compliance with NRC regulations and the conditions of its radioactive licenses. Although not expected, loss of these licenses would have a materially adverse affect on the Company.

     The Company believes it is in compliance with all federal, state and local regulations regarding the discharge of material into the environment. Additionally, the cost to maintain licenses and meet environmental and safety requirements is not material to the Company's Consolidated Financial Statements and the Company does not expect any material financial commitment in the near-term.

  FOREIGN AND DOMESTIC OPERATIONS AND INTERNATIONAL SALES

     Company information with respect to foreign and domestic operations and international sales is set forth in Note 12 to the Company's Consolidated Financial Statements contained elsewhere herein.

  PATENTS

     The Company has been issued patents covering (i) the method and radioactive tracers used for the immunoassay of C-terminal parathyroid hormone, (ii) bioassay for parathyroid hormone and (iii) usage of iodinated or fluorescent forms of cyclosporin in immunoassay kits. These patents expire on July 26, 1999, January 17, 2000 and April 1, 2002, respectively.

     The Company does not believe that patent protection will be a material factor for its current product line offering, because of the Company's proprietary know-how regarding the production and development of its product lines. Going forward, the Company has filed patent applications for several new product development programs and has also negotiated exclusive licenses to patent applications filed by outside product development collaborators. Certain other companies may have been issued or applied for patents with respect to products or technology manufactured by, or of interest to the Company. Management is unable at this time to determine the impact, if any, which any such patents may have on the Company.

  LICENSES AND TRADEMARKS

     The Company holds certain licenses for technology, intellectual property and distribution rights. The Company also holds certain registered trademarks such as CYCLO-Trac(R), N-tact(R) and PTH-MM(R) as well as several other non-registered trademarks. The terms of these licenses and trademarks vary. The Company does not believe that any of these licenses or trademarks is material to its business or operations.

  EMPLOYEES

     As of December 31, 1996 the Company had 282 employees, including part-time employees.

PROPERTIES

     The Company presently owns three adjacent concrete buildings totaling approximately 120,000 square feet located on a 14 acre site in Stillwater, Minnesota, which is part of the metropolitan area of Minneapolis-St. Paul. One building houses all manufacturing operations. A second building houses a research laboratory. The third building houses the Company's executive offices. The Company believes this capacity to be adequate for present and future needs. The Company owns a farm operation of 116 acres and related buildings in Windham, Maine, which houses laboratory animals.

LEGAL PROCEEDINGS

     The Company is engaged in ordinary routine litigation incident to its business, which management believes will not have an adverse effect upon its operations or consolidated financial position.

MANAGEMENT

               NAME                    AGE                 POSITION
               ----                    ---                 --------
John J. Booth......................    42     President, Chief Executive Officer,
                                              Director and Acting Chairman of the
                                              Board
Thomas P. Maun.....................    43     Vice President and Chief Financial
                                              Officer
Fabio Lunghi.......................    54     Executive Vice President and Chief
                                              Operating Officer
Stephen P. Gouze...................    47     Vice President of Sales and
                                              Marketing
Gerald L. Majewski, Ph.D...........    49     Vice President of Research and
                                              Development
George E. Wellock..................    49     Vice President of Manufacturing
Ennio Denti........................    64     Director
George H. Dixon....................    76     Director
Franco Fornasari...................    46     Director
Ezio Garibaldi.....................    59     Director
D. Ross Hamilton...................    59     Director
Umberto Rosa.......................    63     Director
Michael W. Steffes, M.D., Ph.D.....    53     Director
Carlo Vanoli.......................    47     Director

     John J. Booth was appointed Acting Chairman of the Board on March 8, 1997, following the death of Pierre M. Galletti, M.D., Ph.D., who had been the Chairman of the Board of the Company since March 1995. Mr. Booth has been President, Chief Executive Officer, and a director of the Company since September 1994, Senior Vice President and Chief Financial Officer from May 1992 to September 1994, and Vice President of Finance and Administration from 1989 to 1992. Mr. Booth was Vice President, Controller and Secretary of Clinical Sciences, Inc. ("CSI") prior to joining the Company in 1989.

     Thomas P. Maun has been Vice President and Chief Financial Officer of the Company since September, 1994 and Director of Finance since January, 1990. Mr. Maun joined the Company in 1987 as Corporate Controller.

     Fabio Lunghi has been Executive Vice President and Chief Operating Officer of the Company since September, 1994. Prior to joining the Company, from 1986 to 1994, Mr. Lunghi was Vice President and General Manager of the radiopharmaceutical business unit at Sorin.

     Stephen P. Gouze has been Vice President of Sales and Marketing of the Company since February 1997. From October 1994 to February 1997, Mr. Gouze was Vice President of Sales and Marketing at PATHCOR, Inc., a Pathologist Practice Management Company. Prior to joining PATHCOR, Mr. Gouze held a number of sales and marketing positions, with Sanofi Pasteur's Diagnostics Division, most recently as Director of Marketing.

     Gerald L. Majewski, Ph.D. has been Vice President of Research and Development since October 1992. Prior to joining the Company, from 1983 to 1992, Dr. Majewski held a variety of positions at Fisher Scientific/Instrumentation Laboratory, most recently as Director of Research and Development, Reagents Development from 1989 to 1992.

     George E. Wellock has been Vice President of Manufacturing of the Company since March 1991. From June 1988 to March 1991, Mr. Wellock served as Vice President of Operations of Baxter Dade in Cambridge, Massachusetts, a subsidiary of Baxter International. From June 1984 to June 1988, he served as Manufacturing Manager for Travenol Genentech Diagnostics and Baxter Dade.

     Ennio Denti has been a director since December 1989. Mr. Denti was Chairman of the Company from December 1989 to September 1994. Mr. Denti is Chairman of the Board of SNIARICERCHE S.p.A., a research and development company affiliated with SNIA. Mr. Denti was General Manager of Sorin from 1990 to 1992. From 1981 to 1990, he was Vice President of External Affairs of Sorin. Mr. Denti is also a director of Conbiotec S.p.A., an affiliate of Sorin involved in research and development activities relating to medical diagnostics. Prior to December 1989, Mr. Denti was Chairman of the Board of CSI.

     George H. Dixon has been a director since February 1987. Prior to his retirement in November 1985, Mr. Dixon held various management positions with First Bank System, Inc., including Chairman and Chief Executive Officer from November 1983 to November 1985.

     Franco Fornasari has been a director since May 1995. Mr. Fornasari is Executive Vice President of Fiat U.S.A., Inc. He was Vice President for International Trade at Fiat from 1990 to 1995 and has served as Secretary General of the International Advisory Board of Fiat since March 1994. From 1985 to 1990, Mr. Fornasari held a variety of positions with the World Bank organization.

     Ezio Garibaldi has been a director since September 1994. Mr. Garibaldi has been President and Chief Executive Officer of Sorin since 1990.

     D. Ross Hamilton has been a director since December 1989. Mr. Hamilton was a director of CSI. He is President and a director of Hamilton Research Inc., a financial consulting firm. Mr. Hamilton is also Chairman of the Board of Altris Software, Inc., an electronic document management company. He is also a director of Luther Medical Products, Inc., a medical device company.

     Umberto Rosa has been a director since December 1989. Professor Rosa has been the Chief Executive Officer of SNIA since 1990. Prior to that he was Chief Executive Officer and General Manager of Sorin. Professor Rosa is also President of Biofin, a wholly owned subsidiary of Sorin, and Executive Vice President of Technobiomedica S.p.A., a biotechnology research holding company. He is also a member of the Board of Directors of Tecnogen S.p.A., a biotechnology research company, and President of SNIA Fibre S.p.A., a nylon fibers manufacturer.

     Michael W. Steffes, M.D., Ph.D. has been a director since September 1984. Dr. Steffes served as the Director of Clinical Laboratories at the University of Minnesota Hospital from October 1984 to July 1992 and has been a Professor in the Department of Laboratory Medicine and Pathology at the University of Minnesota since 1981.

     Carlo Vanoli has been a director since September 1994. Mr. Vanoli has been Vice President of Corporate Development of SNIA since 1994. From 1992 to 1994, he served as President and Chief Executive Officer of Sorin Biomedical, Inc., in Irvine, California, and, from 1987 to 1992, he served as Strategic Planning Manager of merger and acquisition activities for SNIA.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four highest paid executive officers of the Company whose salary and other compensation earned in 1996 exceeded $100,000:

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                             ANNUAL COMPENSATION            SECURITIES      ---------------
                                       -------------------------------      UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR       SALARY        BONUS        OPTIONS        COMPENSATION(1)
     ---------------------------       ----       ------        -----       ----------      ---------------
John J. Booth(2).....................  1996      $251,900            0             0             4,500
  President and Chief                  1995       226,600      116,900             0             4,500
  Executive Officer                    1994       166,800            0        50,000             4,500
Fabio Lunghi(3)......................  1996       197,700            0             0                 0
  Executive Vice President             1995       187,000       77,200             0                 0
  and Chief Operating Officer          1994            --           --            --                --
Gerald L. Majewski...................  1996       160,300            0             0             4,500
  Vice President of Research           1995       153,000       63,100             0             4,500
  and Development                      1994       147,900            0             0             4,500
George E. Wellock....................  1996       141,600            0             0             4,500
  Vice President of                    1995       137,700       56,800             0             4,100
  Operations                           1994       133,400            0             0             4,400
Thomas P. Maun(4)....................  1996       111,500            0             0             4,100
  Vice President and Chief             1995       100,000       41,300             0             3,000
  Financial Officer                    1994        76,100            0        27,000             2,400

-------------------------
(1) Includes Company contributions under a Salary Savings Plan qualified under
    Section 401(k) of the Internal Revenue Code of 1986, as amended. In 1996, Company contributions equaled 50% of the first 6% of compensation (or the allowable IRS limit, if less) contributed by the employee.

(2) Mr. Booth began serving as the Company's Chief Executive Officer in September 1994; prior to that, he served as its Senior Vice President and Chief Financial Officer.

(3) Mr. Lunghi was named Executive Vice President and Chief Operating Officer of the Company in September 1994.

(4) Mr. Maun was named Vice President and Chief Financial Officer in September 1994; prior to that, he served as the Company's Director of Finance.

OPTIONS

     Option Grants in 1996

     No options were granted to the executive officers named in the Summary Compensation Table during fiscal year 1996.

     Aggregated Option Exercises in 1996 and 1996 Year-End Option Values

     The following table presents, for each of the executive officers named in the Summary Compensation Table, the number of shares of Common Stock purchased upon exercise of options during fiscal year 1996, the aggregate dollar value realized upon such exercise based on the market price of the Common Stock on the dates of exercise, and the number and value of stock options held as of December 31, 1996:

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                   SHARES                       AT DECEMBER 31, 1996            AT DECEMBER 31, 1996
                                  ACQUIRED       VALUE      ----------------------------    ----------------------------
            NAME                 ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                 -----------    --------    -----------    -------------    -----------    -------------
John J. Booth................         0            $0         123,333         16,667          $86,041         $20,834
Fabio Lunghi.................         0             0               0              0                0               0
Gerald L. Majewski...........         0             0          40,000              0            9,375               0
George E. Wellock............         0             0          50,000              0            9,375               0
Thomas P. Maun...............         0             0          25,567          9,333           22,834          11,166

     Employment Agreements

     The Company has a written employment agreement with Mr. Booth, the initial term of which expired in December 1993 and which provides for automatic one year extensions unless one of the parties gives notice at least 30 days prior to the expiration date that the agreement will terminate at the end of the current extension. The employment agreement includes provisions with respect to base salary level, annual cost of living increases, annual bonus and termination of employment. The employment agreement also provides that one year of Mr. Booth's base salary shall be paid to him in the event the Company terminates his employment without cause.

     Retirement Arrangements

     The Company has a retirement arrangement with Mr. Booth which is generally intended to provide continued compensation to an individual or his respective beneficiaries upon the later of (1) an individual's retirement from the Company after attainment of 60 years of age, (2) his attainment of 60 years of age following termination of employment or (3) his death during the term of employment (each one a "triggering event"). Subject to vesting requirements (the annual benefit amounts vest at the rate of 10% per year of employment), the retirement agreement provides for the payment to the individuals or their beneficiaries of annual benefits for a period of 15 years following the occurrence of a triggering event. The amount of the benefit is adjusted annually to reflect changes in the cost of living. The annual benefit amount at December 31, 1996 for Mr. Booth was $62,800.

     The Company maintains an executive income continuation plan for the benefit of Dr. Majewski, Mr. Wellock and Mr. Maun. The plan provides payments for 15 years to such officers or their respective beneficiaries upon the later of (1) an officer's retirement from the Company after attainment of 60 years of age,
(2) his attainment of 60 years of age following termination of employment or (3) his death during the term of employment. The annual retirement payment is the product of an annual benefit rate set by the Board of Directors (in 1996) multiplied by the number of years of employment, up to a maximum of 15 years, and as adjusted to reflect cost of living changes during the payment period. An officer's rights under the plan are fully vested after 10 years of employment. As of December 31, 1996, the estimated annual retirement payment amounts were as follows: Dr. Majewski, $13,800; Mr. Wellock, $28,300 and Mr. Maun, $7,500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information is furnished as of March 21, 1997, to indicate beneficial ownership of the Common Stock of the Company by (i) shares beneficially owned by directors and executive officers as a group, except as otherwise indicated, the persons listed have sole voting and investment power over such shares, (ii) shares beneficially owned by each of the Company's directors (including shares subject to stock options that will become exercisable as a result of the Merger), and (iii) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares (other than Biofin). For information concerning the security ownership of Biofin, see "-- Principal Shareholders."

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL           PERCENT OF
                  NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)(2)(3)    OUTSTANDING SHARES
                  ------------------------                      ------------------    ------------------
D. Ross Hamilton (4)........................................          198,461                1.2%
  130 East End Avenue
  New York, NY 10028
John J. Booth+..............................................          172,738                  *
George Wellock+.............................................           56,000                  *
Gerald L. Majewski, Ph.D.+..................................           40,000                  *
Ennio Denti.................................................           24,035                  *
  SNIARICHERCHE
  VIA Borgonuovo, 14
  20100 Milano
  Italy
Thomas P. Maun+.............................................           37,127                  *
Michael W. Steffes, M.D., Ph.D..............................           19,900                  *
  1583 Fulham Street
  St. Paul, MN 55108
George A. Dixon.............................................           15,000                  *
  121 Washington Avenue South, #617
  Minneapolis, MN 55401
Umberto Rosa................................................           10,000                  *
  SNIA BPD S.p.A.
  VIA Borgonuovo, 14
  20100 Milano
  Italy
Fabio Lunghi+...............................................            6,000                  *
Franco Fornasari............................................           10,000                  *
  FIAT USA
  375 Park Avenue
  New York, NY 10152
Ezio Garibaldi..............................................           10,000                  *
  Sorin Biomedica S.p.A.
  Via Crescentino
  13040 Saluggia (VC)
  Italy

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL           PERCENT OF
                  NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)(2)(3)    OUTSTANDING SHARES
                  ------------------------                      ------------------    ------------------
Carlo Vanoli................................................           10,000                  *
  SNIA BPD S.p.A.
  VIA Borgonuovo, 14
  20121 Milano
  Italy
All directors and executive officers as a group (13
  persons)..................................................          609,261                3.7

-------------------------
 *  Less than 1%

 +  INCSTAR Corporation, P.O. Box 285, Stillwater, MN 55082.

(1) Includes the following shares held by wives or children: Mr. Hamilton, 27,108 shares; Mr. Booth, 2,385 shares; Mr. Maun, 1,727 shares; Dr. Steffes, 3,600 shares.

(2) Includes the following shares that could be acquired within 60 days upon exercise of outstanding options: Mr. Hamilton, 17,018 shares; Mr. Booth, 123,333 shares; Mr. Wellock, 50,000 shares; Dr. Majewski, 40,000 shares; Dr. Denti, 24,035 shares; Mr. Maun, 25,567 shares; Dr. Steffes, 10,000 shares; Mr. Dixon, 10,000 shares; Prof. Rosa, 10,000 shares; Mr. Fornasari, 3,333 shares; Mr. Garibaldi, 6,667 shares; Mr. Vanoli, 6,667 shares and all directors and executive officers as a group, 326,620 shares.

(3) Includes the following shares subject to stock options that will be cancelled as a result of the Merger: Mr. Booth, 16,667 shares; Mr. Maun, 9,333 shares; Mr. Garibaldi, 3,333 shares; Mr. Vanoli, 3,333 shares and Mr. Fornasari, 6,667 shares.

(4) Includes 51,000 shares held by R & C Partners, a partnership of which Mr. Hamilton is a general partner and 7,500 shares held by Leeds Security, Inc., a corporation of which Mr. Hamilton is principal owner.

     Principal Shareholders

     As of March 21, 1997, Biofin held 8,507,707 shares of Common Stock which consists of approximately 52% of the outstanding shares of Common Stock, which excludes 730,720 shares that could be acquired within 60 days upon exercise of outstanding warrants and 105,404 shares that could be acquired within 60 days upon exercise of outstanding options, which Biofin has agreed not to exercise pursuant to the European Agreement.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements and schedule of the Company and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, are included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     A representative of KPMG Peat Marwick LLP will be present at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's regional offices at Seven World Trade Center, Thirteenth Floor, New York, New York 10048, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and on the SEC's Website address, www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the SEC at its Washington address at prescribed rates.

                                 OTHER MATTERS

     The Board of Directors does not presently know of any matters to be presented for consideration at the Special Meeting other than matters described in the Notice of Special Meeting mailed together with this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. The proxy confers discretionary authority to vote only with respect to matters that the Board of Directors did not know, within a reasonable time before the mailing of their material, were to be presented at the Special Meeting. If the Merger is for any reason not consummated, then, in accordance with regulations issued by the SEC, shareholder proposals intended for presentation at the Company's 1998 annual meeting of shareholders must be received by the Secretary of the Company no later than January 1, 1998, if such proposals are to be considered for inclusion in the Company's proxy statement. Proposals should be mailed via certified mail and addressed to the Company's Secretary, INCSTAR Corporation, 1990 Industrial Boulevard, Stillwater, Minnesota 55082.

                                          By Order of the Board of Directors,

                                          J. Andrew Herring

                                          J. Andrew Herring
                                          Secretary

                              INCSTAR CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
     Independent Auditors' Report...........................  F-2
     Consolidated Statements of Operations for the years
      ended December 31, 1996, 1995 and 1994................  F-3
     Consolidated Balance Sheets at December 31, 1996 and
      1995..................................................  F-4
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1995 and 1994................  F-5
     Consolidated Statements of Shareholders' Equity for the
      years ended December 31, 1996, 1995 and 1994..........  F-6
     Quarterly Results for the years ended December 31, 1996
      and 1995 (Unaudited)..................................  F-7
     Notes to Consolidated Financial Statements.............  F-8
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
     Consolidated Statements of Income for the quarters
      ended April 4, 1997 and March 29, 1996................  F-19
     Consolidated Balance Sheets at April 4, 1997 and
      December 31, 1996.....................................  F-20
     Consolidated Statements of Cash Flows for the quarters
      ended April 4, 1997 and March 29, 1996................  F-21
     Notes to Consolidated Financial Statements.............  F-22

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF INCSTAR CORPORATION:

     We have audited the consolidated balance sheets of INCSTAR Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INCSTAR Corporation as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Minneapolis, Minnesota
January 24, 1997

                              INCSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1996          1995          1994
                                                             ----          ----          ----
Net sales...............................................  $44,304,000   $45,760,000   $42,503,000
Cost of goods sold......................................   21,599,000    23,271,000    22,039,000
Inventory valuation adjustment..........................           --            --       750,000
                                                          -----------   -----------   -----------
       Gross profit.....................................   22,705,000    22,489,000    19,714,000
Operating expenses:
  Selling, general and administrative...................   13,206,000    12,592,000    12,853,000
  Research and development..............................    4,163,000     3,748,000     5,069,000
  Unusual items.........................................           --            --     5,750,000
                                                          -----------   -----------   -----------
       Total operating expenses.........................   17,369,000    16,340,000    23,672,000
                                                          -----------   -----------   -----------
       Operating income (loss)..........................    5,336,000     6,149,000    (3,958,000)
Interest income (expense), net..........................       96,000      (348,000)     (365,000)
Investment and other income (expense)...................      (21,000)       33,000        11,000
                                                          -----------   -----------   -----------
       INCOME (LOSS) BEFORE INCOME TAXES................    5,411,000     5,834,000    (4,312,000)
Provision for income taxes..............................    1,299,000     1,571,000       193,000
                                                          -----------   -----------   -----------
       NET INCOME (LOSS)................................  $ 4,112,000   $ 4,263,000   $(4,505,000)
                                                          ===========   ===========   ===========
INCOME (LOSS) PER SHARE:
Net income (loss) per share.............................        $0.25         $0.26        $(0.28)
                                                          ===========   ===========   ===========
Weighted average shares and equivalents.................   16,661,367    16,491,501    16,322,301
                                                          ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,554,000    $   460,000
  Restricted cash...........................................      250,000        251,000
  Accounts receivable, net of allowance for doubtful
     accounts of $190,000 and $107,000, respectively........    7,573,000      7,575,000
  Other receivables.........................................      413,000         24,000
  Inventories...............................................   14,302,000     13,445,000
  Other current assets......................................      629,000        294,000
                                                              -----------    -----------
       TOTAL CURRENT ASSETS.................................   24,721,000     22,049,000
PROPERTY AND EQUIPMENT:
  Land and land improvements................................    1,573,000      1,573,000
  Buildings and improvements................................   13,531,000     13,252,000
  Equipment and furniture...................................   19,993,000     18,170,000
  Construction in progress..................................       41,000          6,000
                                                              -----------    -----------
                                                               35,138,000     33,001,000
  Less accumulated depreciation and amortization............  (20,032,000)   (18,387,000)
                                                              -----------    -----------
                                                               15,106,000     14,614,000
INTANGIBLE ASSETS, NET......................................      791,000      1,105,000
OTHER ASSETS................................................    1,340,000        993,000
                                                              -----------    -----------
                                                              $41,958,000    $38,761,000
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $     3,000    $    76,000
  Accounts payable..........................................    1,819,000      1,914,000
  Accrued compensation......................................      898,000      1,972,000
  Accrued expenses..........................................    2,448,000      2,928,000
  Income taxes payable......................................      364,000        212,000
                                                              -----------    -----------
       TOTAL CURRENT LIABILITIES............................    5,532,000      7,102,000
LONG-TERM DEBT..............................................           --          3,000
OTHER NON-CURRENT LIABILITIES...............................    3,285,000      3,272,000
SHAREHOLDERS' EQUITY:
Undesignated stock, authorized 5,000,000 shares.............           --             --
Common stock, par value $.01, authorized 25,000,000 shares;
  issued and outstanding 16,505,457 and 16,363,477 shares,
  respectively..............................................      165,000        164,000
Additional paid-in capital..................................   18,531,000     17,940,000
Foreign currency translation adjustment.....................      (98,000)      (151,000)
Retained earnings...........................................   14,543,000     10,431,000
                                                              -----------    -----------
       TOTAL SHAREHOLDERS' EQUITY...........................   33,141,000     28,384,000
                                                              -----------    -----------
                                                              $41,958,000    $38,761,000
                                                              ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1996          1995          1994
                                                           ----          ----          ----
OPERATING ACTIVITIES:
  Net income (loss)...................................  $ 4,112,000   $ 4,263,000   $(4,505,000)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Provision for deferred taxes.....................     (555,000)           --            --
     Provision (payments) for unusual items and
       inventory valuation adjustment.................     (590,000)   (1,060,000)    5,371,000
  Provision for retirement plans......................      261,000       272,000       529,000
  Depreciation and amortization.......................    2,882,000     2,910,000     3,395,000
  Changes in operating assets and liabilities:
     Accounts receivable..............................        2,000      (816,000)       39,000
     Other receivables................................     (389,000)       95,000       (29,000)
     Inventories......................................     (857,000)   (1,077,000)      194,000
     Other current assets.............................      (77,000)      212,000       (21,000)
     Accounts payable.................................      (95,000)      254,000      (229,000)
     Accrued compensation.............................   (1,074,000)      554,000      (108,000)
     Accrued expenses.................................     (105,000)      975,000        90,000
     Income taxes payable.............................      481,000       320,000       (56,000)
     Other, net.......................................       53,000       (33,000)       35,000
                                                        -----------   -----------   -----------
       Net cash provided by operating activities......    4,049,000     6,869,000     4,705,000
                                                        -----------   -----------   -----------
INVESTING ACTIVITIES:
  Additions to property and equipment, net............   (2,645,000)   (1,557,000)     (923,000)
  Payments for product distribution rights............           --            --      (599,000)
  Payments for intellectual property and purchased
     technology.......................................     (407,000)      (86,000)           --
  Increase in other assets............................      (92,000)      (36,000)      (65,000)
                                                        -----------   -----------   -----------
       Net cash used in investing activities..........   (3,144,000)   (1,679,000)   (1,587,000)
                                                        -----------   -----------   -----------
FINANCING ACTIVITIES:
  Net repayments under lines of credit................           --            --      (422,000)
  Net decrease in cash overdraft......................           --      (602,000)     (512,000)
  (Increase) decrease in restricted cash..............        1,000            --       (11,000)
  Payments on long-term debt..........................      (76,000)   (4,342,000)   (2,364,000)
  Issuance of common stock to employees...............      264,000        61,000       119,000
                                                        -----------   -----------   -----------
       Net cash provided by (used in) financing
          activities..................................      189,000    (4,883,000)   (3,190,000)
                                                        -----------   -----------   -----------
       Net increase (decrease) in cash and cash
          equivalents.................................    1,094,000       307,000       (72,000)
  Cash and cash equivalents at beginning of year......      460,000       153,000       225,000
                                                        -----------   -----------   -----------
  Cash and cash equivalents at end of year............  $ 1,554,000   $   460,000   $   153,000
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                       COMMON STOCK                            FOREIGN
                                  -----------------------    ADDITIONAL       CURRENCY
                                   NUMBER OF                   PAID-IN       TRANSLATION      RETAINED
                                    SHARES        AMOUNT       CAPITAL       ADJUSTMENT       EARNINGS
                                   ---------      ------     ----------      -----------      --------
Balance at December 31, 1993....  $16,281,057    $163,000    $17,557,000    $    (153,000)   $10,673,000
                                  ===========    ========    ===========    =============    ===========
Common stock issued under
  employee stock purchase plan
  and upon exercise of stock
  options.......................       41,464          --        119,000               --             --
Translation adjustments.........           --          --             --           35,000             --
Net loss........................           --          --             --               --     (4,505,000)
                                  -----------    --------    -----------    -------------    -----------
Balance at December 31, 1994....  $16,322,521    $163,000    $17,676,000    $    (118,000)   $ 6,168,000
                                  ===========    ========    ===========    =============    ===========
Common stock issued under
  employee stock purchase plan
  and upon exercise of stock
  options.......................       40,956       1,000         61,000               --             --
Translation adjustments.........           --          --             --          (33,000)            --
Compensation expense on
  executive stock options.......           --          --        203,000               --             --
Net income......................           --          --             --               --      4,263,000
                                  -----------    --------    -----------    -------------    -----------
Balance at December 31, 1995....  $16,363,477    $164,000    $17,940,000    $    (151,000)   $10,431,000
                                  ===========    ========    ===========    =============    ===========
Common stock issued under
  employee stock purchase plan
  and upon exercise of stock
  options.......................       97,873       1,000        199,000               --             --
Issuance of shares to Biofin....       44,107          --         64,000               --             --
Translation adjustments.........           --          --             --           53,000             --
Compensation expense on
  executive stock options.......           --          --        328,000               --             --
Net income......................           --          --             --               --      4,112,000
                                  -----------    --------    -----------    -------------    -----------
Balance at December 31, 1996....  $16,505,457    $165,000    $18,531,000    $     (98,000)   $14,543,000
                                  ===========    ========    ===========    =============    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

QUARTERLY RESULTS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                   NET SALES                                            GROSS PROFIT
-----------------------------------------------         ---------------------------------------------
                                 YEAR ENDED                                             YEAR ENDED
                                DECEMBER 31,                                           DECEMBER 31,
                             ------------------                                      ----------------
          QUARTER             1996       1995                     QUARTER             1996      1995
          -------             ----       ----                     -------             ----      ----
First......................  $11,455    $11,117         First......................  $5,916    $5,130
Second.....................   11,355     11,041         Second.....................   5,679     5,319
Third......................   10,604     11,664         Third......................   5,479     5,873
Fourth.....................   10,890     11,938         Fourth.....................   5,631     6,167

                  NET INCOME                                        NET INCOME PER SHARE
-----------------------------------------------         ---------------------------------------------
                                 YEAR ENDED                                             YEAR ENDED
                                DECEMBER 31,                                           DECEMBER 31,
                             ------------------                                      ----------------
          QUARTER             1996       1995                     QUARTER             1996      1995
          -------             ----       ----                     -------             ----      ----
First......................  $ 1,158    $   799         First......................  $ 0.07    $ 0.05
Second.....................    1,119        827         Second.....................    0.07      0.05
Third......................      986      1,092         Third......................    0.06      0.07
Fourth.....................      849      1,545         Fourth.....................    0.05      0.09

                              INCSTAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company is a medical immunodiagnostics company focused on the development, production and worldwide marketing of reagents, particularly for bone/mineral metabolism, endocrinology, infectious and autoimmune diseases. The Company predominantly markets these products in North America, Europe and Asia.

     Since 1989, the Company has been majority-owned by Biofin, a subsidiary of Sorin Biomedica Diagnostics S.p.A. which is an Italian affiliate of Fiat.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Atlantic Antibodies, Inc., INCSTAR Ltd. and Immuno Nuclear Export Ltd. All material inter-company accounts and transactions have been eliminated in consolidation. Certain amounts for periods prior to the year ended December 31, 1996 have been reclassified to conform with the current classifications.

CASH EQUIVALENTS

     Cash equivalents consist primarily of investments in money market accounts with current maturities.

RESTRICTED CASH

     Through December 31, 1995 the Company maintained a self-insured workers compensation insurance plan. Pursuant to the plan, the Company holds a certificate of deposit with current maturity as a compensating balance with a bank. These funds are restricted to assure future credit availability for the potential self insured aggregate limits under the plan. The funds are required to be on deposit with a bank under Minnesota state regulations and are expected to be released in the fourth quarter of 1997. As of January 1, 1996, the Company is no longer self-insured.

INVENTORIES

     Inventories are valued at the lower of average cost, which approximates the first-in, first-out (FIFO) method, or market.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     All financial instruments are carried at amounts that approximate estimated fair value.

PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, is reported at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred. The Company computes depreciation and amortization using the straight-line method based on estimated useful lives of three to seven years for equipment and furniture and seven to thirty years for buildings and improvements.

INTANGIBLE ASSETS

     Intangible asset includes patents, trademarks, intellectual property and purchased technology, goodwill and product distribution rights. Patents and trademarks are amortized using the straight-line method over a five-year period. Goodwill, which represents the cost in excess of the fair value of net assets acquired, is amortized using the straight-line method over a ten-year period. Intellectual property and purchased technology is amortized using the straight line method over the properties estimated useful lives which range from seven to ten years. Product distribution rights are amortized using the straight line method over the life

                              INCSTAR CORPORATION
of the agreement or the estimated product life, whichever is shorter. The carrying value of intangible assets is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard (SFAS) No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME (LOSS) PER SHARE

     Income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents, consisting of stock options and warrants, outstanding during the period. For all periods presented, fully diluted and primary income or loss per share are the same. For 1994, the effects of stock options and warrants were excluded from the computation of weighted average shares outstanding because their effects were antidilutive.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign operations are translated at rates of exchange in effect at period end. Statement of operations amounts are translated at the average rate of exchange for the period. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity. Foreign currency transaction gains and losses, which are not material, are included in the consolidated statements of operations.

STOCK BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25 (APB No.
25), Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. The Company has adopted the disclosure requirements under SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              INCSTAR CORPORATION

NOTE 2 -- UNUSUAL ITEMS AND INVENTORY VALUATION ADJUSTMENTS

     The Company annually reviews its inventory levels and calculates an estimate for obsolete inventory. During 1994, the Company reviewed future sales projections compared with inventory levels on hand in its serum protein product line. It was deemed appropriate to write down this inventory by $750,000 in response to rising inventory levels. Consequently in December, 1994 the Company recorded a $750,000 charge related to the write down of excess inventories.

     In addition, the Company recorded a $2,450,000 unusual charge related to the termination of certain distribution and supply agreements ($540,000) as well as severance and other costs related to senior management changes ($1,910,000). The amount remaining to be paid at December 31, 1996, exclusive of amounts included in noncurrent liabilities (Note 9, Executive Retirement Plans) is $10,000, which is included in accrued expenses in the accompanying consolidated balance sheet.

     In May, 1994 the Company discontinued the development of certain purchased technology acquired in 1992 from Robert Dowben Associates, a diagnostic research company, and incurred a one-time pre-tax charge of $3,300,000. The majority of this charge related to the write off of tangible and intangible assets ($1,560,000), costs incurred to terminate contracts with outside vendors and consultants ($797,000), as well as severance and related costs for terminated employees ($943,000). None of these amounts remain to be paid on December 31, 1996.

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 31,
                                                    -----------------------------
                                                       1996              1995
                                                       ----              ----
Raw materials.....................................  $ 2,458,000       $ 2,281,000
Work in progress..................................    9,515,000         9,421,000
Finished goods....................................    2,329,000         1,743,000
                                                    -----------       -----------
                                                    $14,302,000       $13,445,000
                                                    ===========       ===========

NOTE 4 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                            DECEMBER 31,
                                                    -----------------------------
                                                       1996              1995
                                                       ----              ----
Patents...........................................  $   717,000       $   717,000
Trademarks........................................       17,000            17,000
Goodwill..........................................      619,000           619,000
Intellectual property and purchased technology....    1,141,000           734,000
Product distribution rights.......................    2,700,000         2,700,000
                                                    -----------       -----------
                                                      5,194,000         4,787,000
Less accumulated amortization.....................   (4,403,000)       (3,682,000)
                                                    -----------       -----------
                                                    $   791,000       $ 1,105,000
                                                    ===========       ===========

                              INCSTAR CORPORATION

NOTE 5 -- LINE OF CREDIT, LEASE AND ROYALTY COMMITMENTS

     Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                            ----------------------
                                                             1996           1995
                                                             ----           ----
Capitalized lease obligations, 8.0% due through 1996....         --         72,000
Other...................................................      3,000          7,000
                                                            -------       --------
                                                              3,000         79,000
Less current portion....................................     (3,000)       (76,000)
                                                            -------       --------
Total long-term debt....................................    $    --       $  3,000
                                                            =======       ========

     The Company has a revolving line of credit from a bank which provides for maximum borrowings of $1,000,000 through January 31, 1998, is secured by accounts receivable, and has an interest rate based on the prime interest rate or LIBOR plus 2.50%. In addition, the Company has a $4,000,000 revolving line of credit with Fiat Finance N.A., Inc. which expires on October 1, 1997.

     At December 31, 1996 and 1995, property and equipment includes capital lease costs of $288,000 and $842,000, respectively, and accumulated amortization of $288,000 and $773,000, respectively. Lease amortization included in depreciation was $40,000 for the year ended December 31, 1996 and $158,000 for the year ended December 31, 1995.

     The Company leases certain manufacturing and other equipment in connection with its normal operations. Rent expense under these operating leases was $226,000, $295,000 and $238,000 for the years ended December 31, 1996, 1995 and
1994, respectively. Future minimum lease payments for all noncancelable operating leases having a remaining term in excess of one year are as follows:
1997 -- $173,000; 1998 -- $116,000; 1999 -- 44,000; 2000 -- $5,000.

     The Company is obligated to make royalty payments under several distribution and licensing agreements. The majority of these agreements call for payments based on a percentage of sales and contain no minimum royalty clause. Royalty expense under these agreements was $1,563,000 in 1996, $1,715,000 in 1995 and $1,099,000 in 1994.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     As part of the ongoing operations of the Company, various transactions were entered into during 1996, 1995 and 1994 with its affiliates, Sorin, an affiliate of the Fiat group and Fiat Finance N.A., Inc. The following tables summarize transactions and related balances:

OPERATING STATEMENT DATA:

                                                  SORIN                        FIAT FINANCE N.A., INC.
                                  --------------------------------------    ------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------------------------------
                                     1996          1995          1994        1996       1995        1994
                                     ----          ----          ----        ----       ----        ----
Product sales.................    $7,965,000    $7,625,000    $6,903,000    $   --    $     --    $     --
Product purchases.............     2,272,000     1,807,000     1,248,000        --          --          --
Royalty expense...............       432,000       582,000       176,000        --          --          --
Interest expense..............            --            --            --     6,000     170,000     312,000

                              INCSTAR CORPORATION

BALANCE SHEET DATA:

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1996          1995
                                                                   ----          ----
Assets
  Trade receivables.........................................    $2,442,000    $1,965,000
  Other receivables.........................................        59,000         6,000
Liabilities
  Accounts payable..........................................    $  353,000    $  675,000
  Accrued royalty...........................................       798,000       480,000

NOTE 7 -- INCOME TAXES

     The provision for income taxes is summarized as follows:

YEAR ENDED DECEMBER 31,                           FEDERAL         STATE        FOREIGN         TOTAL
-----------------------                           -------         -----        -------         -----
1996
Current......................................    $1,644,000      $212,000      $ (2,000)     $1,854,000
Deferred.....................................      (491,000)      (64,000)           --        (555,000)
                                                 ----------      --------      --------      ----------
Provision for Income Taxes...................    $1,153,000      $148,000      $ (2,000)     $1,299,000
                                                 ==========      ========      ========      ==========
1995
Current......................................    $1,505,000      $ 89,000      $(23,000)     $1,571,000
Deferred.....................................            --            --            --              --
                                                 ----------      --------      --------      ----------
Provision for Income Taxes...................    $1,505,000      $ 89,000      $(23,000)     $1,571,000
                                                 ==========      ========      ========      ==========
1994
Current......................................    $  123,000      $ 34,000      $ 36,000      $  193,000
Deferred.....................................            --            --            --              --
                                                 ----------      --------      --------      ----------
Provision for Income Taxes...................    $  123,000      $ 34,000      $ 36,000      $  193,000
                                                 ==========      ========      ========      ==========

The provision for income taxes differs from the statutory federal tax rate of 34% applied to income (loss) before income taxes as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                             1996            1995            1994
                                                             ----            ----            ----
Federal tax calculated at the statutory rate..........    $1,840,000      $1,984,000      $(1,466,000)
Change in the valuation allowance for deferred
  taxes...............................................      (914,000)       (532,000)       1,872,000
Exempt income attributable to foreign sales...........      (266,000)       (333,000)        (288,000)
State taxes, net of federal benefit...................        98,000          59,000           22,000
Compensation expense on executive stock options.......       328,000         203,000               --
Other, net............................................       213,000         190,000           53,000
                                                          ----------      ----------      -----------
Provision for income taxes............................    $1,299,000      $1,571,000      $   193,000
                                                          ==========      ==========      ===========

                              INCSTAR CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                 1996              1995
                                                                 ----              ----
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful
     accounts...............................................  $    56,000       $    29,000
  Accrued vacation pay......................................       33,000            27,000
  Inventories, reserves and additional costs inventoried for
     tax purposes...........................................      637,000           728,000
  Patents, due to different book and tax lives..............       24,000            27,000
  Retirement plans..........................................    1,117,000         1,066,000
  Tax credits...............................................       60,000           492,000
  Accrual not currently deductible..........................      265,000                --
  Severance and related costs not currently deductible......           --           189,000
  Other.....................................................       35,000            26,000
                                                              -----------       -----------
  Gross deferred tax assets.................................    2,227,000         2,584,000
  Valuation allowance.......................................   (1,639,000)       (2,553,000)
                                                              -----------       -----------
       Net deferred tax asset...............................  $   588,000       $    31,000
                                                              -----------       -----------
Deferred tax liabilities:
  Plant and equipment, principally due to differences in
     depreciation and capitalized interest..................  $    44,000       $    41,000
  Other.....................................................        4,000             5,000
                                                              -----------       -----------
       Deferred tax liability...............................  $    48,000       $    46,000
                                                              -----------       -----------
Total net deferred tax asset (liability)....................  $   540,000       $   (15,000)
                                                              ===========       ===========

     The valuation allowance for deferred tax assets as of December 31, 1996 and 1995 was $1,639,000 and $2,553,000, respectively. The net change in the valuation allowance for the year ended December 31, 1996 was a decrease of $914,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers its projected future taxable income and tax planning strategies in making this assessment.

NOTE 8 -- EMPLOYEE SAVINGS RETIREMENT AND VALUE SHARING PLAN

     The Company adopted a Salary Savings Plan under Section 401(k) of the Internal Revenue Code, effective November 1, 1985. Participants make pre-tax contributions of up to 15% of their wages subject to an annual limit of $9,500. The Company is required to match 50% of that portion of the participant's pre-tax contribution which does not exceed 6% of the participant's compensation. The Company contributed $270,000 for the year ended December 31, 1996, $262,000 for the year ended December 31, 1995, and $273,000 for the year ended December 31, 1994.

     In 1994 the Company changed its profit sharing plan to a non-contributory value sharing plan. Cash payments to all eligible employees are based on the improvement in economic value as well as a targeted performance factor for economic value added. The Company incurred no expense for the year ended December 31, 1996, $984,000 expense for the year ended December 31, 1995 and no expense for the year ended December 31, 1994.

                              INCSTAR CORPORATION

NOTE 9 -- EXECUTIVE RETIREMENT PLANS

     The Company has individual retirement agreements with certain current and prior executive officers which are intended to provide continued compensation to such individuals or their respective beneficiaries upon the later of their retirement from the Company after attainment of sixty years of age (fifty-five years of age for one plan participant), or attainment of sixty years of age (fifty-five years of age for one plan participant) following termination of employment, or upon death during the term of employment (the "triggering events"). Subject to vesting requirements, the retirement agreements provide for the payment to these individuals or their respective beneficiaries, of annual benefits for a period of fifteen years following the occurrence of a triggering event. The amount of annual benefits is adjusted annually to reflect changes in the cost of living. The annual benefit amounts vest at the rate of 10% per year.

     Additionally, the Company maintains an executive income continuation plan for the benefit of executive officers not covered under the agreements discussed above. The plan provides payments for fifteen years to such officers or their respective beneficiaries upon the later of an officer's retirement from the Company after attainment of sixty years of age or attainment of sixty years of age following termination of employment, or upon death during the term of employment. The annual retirement payment is the product of an annual benefit rate set by the Board of Directors ($3,333 for 1996) multiplied by the number of years of employment, up to a maximum of fifteen years, and as adjusted to reflect the cost of living changes during the payment period. An officer's rights under the plan are fully vested after ten years of employment or upon change in the controlling interest of the Company.

     The Company accounts for all retirement agreements under APB 12, wherein the present value of the future benefits are accrued over the working lives of the individuals utilizing a 7% discount factor.

     In connection with the individual agreements and the income continuation plan, included in other noncurrent liabilities at December 31, 1996 and 1995 is $3,285,000 and $3,136,000, respectively, representing the present value of the future benefits. Also, included in Accrued expenses at December 31, 1996 and December 31, 1995 is $145,000 and $31,000, respectively, representing the current portion of this liability. The Company intends to fund this obligation through life insurance contracts on the individual executives. Included in Other assets at December 31, 1996 and 1995 is $1,020,000 and $934,000, respectively, of cash surrender value in connection with these policies.

NOTE 10 -- EMPLOYEE STOCK PURCHASE AND OPTION PLAN

     Under the Company's stock option plans, officers, directors, consultants and key employees may be granted options to purchase the Company's common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable over two to four years and have terms of five or ten years.

                              INCSTAR CORPORATION

     Option activity in the Company's various option plans is summarized as follows:

                                                                            OPTIONS OUTSTANDING
                                                                          -----------------------
                                                               SHARES                  WEIGHTED
                                                              RESERVED                 AVERAGE
                                                              FOR GRANT    SHARES    OPTION PRICE
                                                              ---------    ------    ------------
Balance December 31, 1993...................................   337,168     842,175      $3.88
                                                              --------    --------      -----
  Exercised.................................................        --      (1,500)      1.79
  Canceled..................................................   136,000    (136,000)      4.05
  Granted...................................................  (119,000)    119,000       2.60
                                                              --------    --------      -----
Balance December 31, 1994...................................   354,168     823,675      $3.68
                                                              --------    --------      -----
  Exercised outside the plan................................                (1,000)      1.44
  Canceled..................................................   206,000    (206,000)      3.40
  Canceled outside the plan.................................               (14,035)      1.85
  Granted...................................................  (103,000)    103,000       2.95
                                                              --------    --------      -----
Balance December 31, 1995...................................   457,168     705,640      $3.66
                                                              --------    --------      -----
  Exercised.................................................        --     (48,000)      2.50
  Canceled..................................................    30,000     (30,000)      3.30
  Granted...................................................   (42,000)     42,000       4.39
                                                              --------    --------      -----
Balance December 31, 1996...................................   445,168     669,640      $3.81
                                                              ========    ========      =====

     As of December 31, 1996 options for 538,140 shares were exercisable at prices ranging from $1.44 to $8.25 per share.

     At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $1.44 through $8.25 and
6.12 years, respectively.

     The Company also had an Employee Stock Purchase Plan. This plan enabled eligible employees to purchase the Company's Common Stock at the lower of 85% of the fair market value on the first or the last day of each plan year. The number of shares reserved for sale under this plan was 300,000, of which all shares have been sold. The Company does not intend to issue more shares under this plan.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has adopted the disclosure-only provisions. Had compensation cost for the Company's stock option grants and employee stock purchase plan been determined consistent with SFAS 123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                               1996         1995
                                                               ----         ----
Net income (in 000s)...........................  As reported  $4,112       $4,263
                                                 Pro forma     4,032        4,209
Earnings per share.............................  As reported  $ 0.25       $ 0.26
                                                 Pro forma      0.24         0.26

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as compensation expense applicable to awards made prior to 1995 are not considered.

     The fair value of stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using a Black-Scholes option-pricing model with the following weighted average assumptions for 1996 and 1995: dividend yield of 0%; expected weighted average volatility of

                              INCSTAR CORPORATION

63.7%; a weighted average risk free interest rate of 5.9% and an expected holding period of 9.3 years. The weighted average values of the options granted are $3.40 and $1.98 for 1996 and 1995, respectively.

NOTE 11 -- SUPPLEMENTARY CASH FLOW INFORMATION

                                                   YEAR ENDED DECEMBER 31,
                                          ------------------------------------------
                                             1996             1995            1994
                                             ----             ----            ----
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
     Interest...........................  $   17,000       $  192,000       $369,000
     Income taxes, net..................   1,295,000        1,151,000        242,000

                              INCSTAR CORPORATION

NOTE 12 -- GEOGRAPHIC SEGMENT DATA

     Comparative geographical data for the Company's operations is summarized as follows:

                                                             1996           1995           1994
                                                             ----           ----           ----
SALES
United States.........................................    $22,017,000    $23,832,000    $21,282,000
Italy.................................................      3,404,000      3,385,000      2,781,000
England...............................................      2,661,000      2,646,000      2,578,000
Germany...............................................      2,225,000      2,175,000      1,997,000
France................................................      1,773,000      1,813,000      1,830,000
Belgium...............................................      1,160,000      1,246,000      1,082,000
Spain.................................................        822,000        822,000        823,000
Other Europe..........................................      1,779,000      1,431,000      1,387,000
                                                          -----------    -----------    -----------
     Total Europe.....................................     13,824,000     13,518,000     12,478,000
Japan.................................................      3,578,000      3,838,000      4,106,000
Korea.................................................        811,000        678,000        501,000
Other Asia............................................        633,000        432,000        683,000
                                                          -----------    -----------    -----------
     Total Asia.......................................      5,022,000      4,948,000      5,290,000
Canada................................................      1,575,000      1,844,000      1,852,000
Other Foreign.........................................      1,866,000      1,618,000      1,601,000
                                                          -----------    -----------    -----------
     Total............................................    $44,304,000    $45,760,000    $42,503,000
                                                          ===========    ===========    ===========
OPERATING INCOME
United States.........................................    $ 2,305,000    $ 3,052,000    $   877,000
Italy.................................................       (214,000)       (60,000)       (72,000)
England...............................................        (65,000)       (92,000)       (78,000)
Germany...............................................        459,000        421,000        275,000
France................................................        443,000        394,000        287,000
Belgium...............................................        209,000        203,000         (1,000)
Spain.................................................        122,000        150,000        110,000
Other Europe..........................................        407,000        207,000        118,000
                                                          -----------    -----------    -----------
     Total Europe.....................................      1,361,000      1,223,000        639,000
Japan.................................................        718,000        921,000         51,000
Korea.................................................        117,000        135,000         60,000
Other Asia............................................         68,000         20,000        179,000
                                                          -----------    -----------    -----------
     Total Asia.......................................        903,000      1,076,000        290,000
Canada................................................        407,000        653,000        639,000
Other Foreign.........................................        360,000        145,000         97,000
                                                          -----------    -----------    -----------
     Total............................................    $ 5,336,000    $ 6,149,000    $ 2,542,000
Unusual items.........................................             --             --     (5,750,000)
Inventory valuation adjustment........................             --             --       (750,000)
Other income (expenses), net..........................         75,000       (315,000)      (354,000)
                                                          -----------    -----------    -----------
     Income (loss) before income taxes................    $ 5,411,000    $ 5,834,000    $(4,312,000)
                                                          ===========    ===========    ===========
TOTAL ASSETS
United States.........................................    $41,021,000    $38,059,000    $37,272,000
Europe................................................        937,000        702,000        882,000
                                                          -----------    -----------    -----------
     Total............................................    $41,958,000    $38,761,000    $38,154,000
                                                          ===========    ===========    ===========

                              INCSTAR CORPORATION

NOTE 13 -- WARRANTS AND STOCK PURCHASE RIGHTS

     The Company has issued to Biofin a warrant to purchase up to 730,720 shares of Common Stock at the prevailing market price and has granted Biofin the right to purchase additional Common Stock at a price identical to any new issuances. These agreements enable Biofin to maintain a minimum 51% ownership in the Company.

NOTE 14 -- SUBSEQUENT EVENT

     On January 24, 1997, the Company announced that it has signed a Memorandum of Understanding (the "Memorandum") with ASI, a subsidiary of American Standard Companies Inc., which contemplates acquisition of the Company by a subsidiary of ASI. Pursuant to the Memorandum, each share of the Company's Common Stock would be converted into the right to receive $6.32 in cash, and the Company would become a wholly-owned subsidiary of ASI. Under the merger proposal, the Company would become part of a newly formed Medical Systems Group within ASI.

     The Memorandum of Understanding has been approved by a Special Committee of independent directors of the Company and the Boards of Directors of the Company and ASI.

     The proposed merger is subject to negotiation and execution of mutually satisfactory definitive documentation, receipt by the Special Committee and the board of directors of the Company of a fairness opinion, approval of the definitive merger agreement by the Special Committee and the boards of directors of the Company and ASI, approval of the merger by the holders of a majority of the issued and outstanding shares of the Company's Common Stock, and receipt of all required regulatory approvals and material third party consents.

     The Merger Agreement further provides for the payment by the Company to ASI of a $2.5 million termination fee if the Company terminates the Merger, as defined in the Merger Agreement.

     The Company also announced that Biofin, the majority shareholder of the Company, has informed the Company that Sorin has entered into a Memorandum of Understanding with ASI regarding the proposed sale of Sorin's European Diagnostics Division to ASI. The Memorandum of Understanding between ASI and the Company contemplates that the simultaneous closing of the Sorin sale of its European Diagnostics Division will be a condition to the proposed merger.

                              INCSTAR CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                         QUARTER ENDED
                                                                -------------------------------
                                                                APRIL 4, 1997    MARCH 29, 1996
                                                                -------------    --------------
Net sales...................................................      $10,838,000     $11,455,000
Cost of goods sold..........................................        5,616,000       5,539,000
                                                                  -----------     -----------
  Gross profit..............................................        5,222,000       5,916,000
Operating expenses:
  Selling, general and administration.......................        3,353,000       3,295,000
  Research and development..................................          986,000       1,060,000
                                                                  -----------     -----------
     Total operating expenses...............................        4,339,000       4,355,000
                                                                  -----------     -----------
     Operating income.......................................          883,000       1,561,000
Interest income (expenses), net.............................           25,000          (7,000)
Investment and other income (expense).......................           29,000         (24,000)
                                                                  -----------     -----------
  INCOME BEFORE INCOME TAXES................................          937,000       1,530,000
Provision for income taxes..................................          216,000         372,000
                                                                  -----------     -----------
  NET INCOME................................................      $   721,000     $ 1,158,000
                                                                  ===========     ===========
  INCOME PER SHARE
     Net income per share...................................      $      0.04     $      0.07
                                                                  ===========     ===========
Weighted average shares and equivalents.....................       16,724,121      16,633,365
                                                                  ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                APRIL 4, 1997    DECEMBER 31, 1996
                                                                -------------    -----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalent..................................     $  2,385,000      $  1,554,000
  Restricted cash...........................................          250,000           250,000
  Accounts receivable, net of allowance for doubtful
     accounts of $171,000 and $190,000, respectively........        7,823,000         7,573,000
  Other receivables.........................................          467,000           413,000
  Inventories...............................................       14,200,000        14,302,000
  Other current assets......................................          576,000           629,000
                                                                 ------------      ------------
     TOTAL CURRENT ASSETS...................................       25,701,000        24,721,000
PROPERTY AND EQUIPMENT:
  Land and land improvements................................        1,578,000         1,573,000
  Building improvements.....................................       13,512,000        13,531,000
  Equipment and furniture...................................       19,873,000        19,993,000
  Construction in progress..................................          145,000            41,000
                                                                 ------------      ------------
                                                                   35,108,000        35,138,000
  Less accumulated depreciation.............................      (20,039,000)      (20,032,000)
                                                                 ------------      ------------
                                                                   15,069,000        15,106,000
INTANGIBLE ASSETS, NET......................................          862,000           791,000
OTHER ASSETS................................................        1,468,000         1,340,000
                                                                 ------------      ------------
                                                                 $ 43,100,000      $ 41,958,000
                                                                 ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................     $      3,000      $      3,000
  Accounts payable..........................................        1,994,000         1,819,000
  Accrued compensation......................................        1,016,000           898,000
  Accrued expenses..........................................        2,284,000         2,448,000
  Income taxes payable......................................          660,000           364,000
                                                                 ------------      ------------
     TOTAL CURRENT LIABILITIES..............................        5,957,000         5,532,000
OTHER NON-CURRENT LIABILITIES...............................        3,301,000         3,285,000
SHAREHOLDERS' EQUITY:
Undesigned stock, unauthorized 5,000,000 shares
Common stock, par value $.01, authorized
  25,000,000 shares; issued and outstanding 16,505,457
     shares.................................................          165,000           165,000
  Additional paid-in capital................................       18,531,000        18,531,000
  Foreign currency translation adjustment...................         (118,000)          (98,000)
  Retained earnings.........................................       15,264,000        14,543,000
                                                                 ------------      ------------
     TOTAL SHAREHOLDERS' EQUITY.............................       33,842,000        33,141,000
                                                                 ------------      ------------
                                                                 $ 43,100,000      $ 41,958,000
                                                                 ============      ============

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                      QUARTER ENDED
                                                              ------------------------------
                                                              APRIL 4, 1997   MARCH 29, 1996
                                                              -------------   --------------
OPERATING ACTIVITIES:
  Net income................................................   $  721,000       $1,158,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      603,000          716,000
     Payment for unusual items..............................      (24,000)        (186,000)
     Provision for retirement plans.........................       60,000           73,000
     Provision for deferred income taxes....................     (105,000)        (114,000)
     Changes in operating assets and liabilities
       Accounts receivable..................................     (250,000)          16,000
       Other receivables....................................      (54,000)          20,000
       Inventories..........................................      102,000         (260,000)
       Other current assets.................................      100,000         (149,000)
       Accounts payable.....................................      175,000          217,000
       Accrued compensation.................................      118,000         (771,000)
       Accrued expenses.....................................     (184,000)         497,000
       Income tax payable...................................      296,000          424,000
       Other, net...........................................      (20,000)          (3,000)
                                                               ----------       ----------
       Net cash provided by operating activities............    1,538,000        1,638,000
                                                               ----------       ----------
INVESTING ACTIVITIES:
  Additions to property and equipment, net..................     (506,000)        (456,000)
  Payments for intellectual property and purchased
     technology.............................................     (129,000)        (135,000)
  Increase in other assets..................................      (72,000)         (50,000)
                                                               ----------       ----------
     Net cash used in investing activities..................     (707,000)        (641,000)
                                                               ----------       ----------
FINANCING ACTIVITIES:
  Decrease in restricted cash...............................           --            1,000
  Payments on long-term debt................................           --          (36,000)
  Issuance of common stock..................................           --          179,000
                                                               ----------       ----------
     Net cash provided by financing activities..............           --          144,000
                                                               ----------       ----------
     Net increase in cash and cash equivalents..............      831,000        1,141,000
  Cash and cash equivalents at beginning of period..........    1,554,000          460,000
                                                               ----------       ----------
  Cash and cash equivalents at end of period................   $2,385,000       $1,601,000
                                                               ==========       ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                              INCSTAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated balance sheet as of April 4, 1997 and the related consolidated statements of income and cash flows for the quarters ended April 4, 1997 and March 29, 1996 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. The consolidated statements and notes should be read in conjunction with the consolidated financial statements and notes included in the Company's 1996 Form 10K.

NOTE 2 -- INVENTORIES

     Inventories consist of the following:

                                                       APRIL 4,         DECEMBER 31,
                                                         1997               1996
                                                       --------         ------------
Raw materials.....................................    $ 2,366,000       $ 2,458,000
Work in progress..................................      9,529,000         9,515,000
Finished goods....................................      2,305,000         2,329,000
                                                      -----------       -----------
                                                      $14,200,000       $14,302,000
                                                      ===========       ===========

NOTE 3 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                       APRIL 4,         DECEMBER 31,
                                                         1997               1996
                                                       --------         ------------
Patents...........................................    $   717,000       $   717,000
Trademarks........................................         17,000            17,000
Goodwill..........................................        619,000           619,000
Intellectual property and purchased technology....      1,270,000         1,141,000
Product distribution rights.......................      2,700,000         2,700,000
                                                      -----------       -----------
                                                        5,323,000         5,194,000
Less accumulated amortization.....................     (4,461,000)       (4,403,000)
                                                      -----------       -----------
                                                      $   862,000       $   791,000
                                                      ===========       ===========

NOTE 4 -- UNUSUAL ITEMS AND INVENTORY VALUATION ADJUSTMENTS

     In December, 1994 the Company recorded a $750,000 charge related to the write down of excess inventories and a $2,450,000 unusual charge related to the termination of certain distribution and supply agreements ($540,000) as well as severance and other costs related to senior management changes ($1,910,000). The amount remaining to be paid at April 4, 1997, exclusive of amounts included in Other non-current liabilities (Note 6, Executive Retirement Plans) is $35,000, which is included in Accrued expenses in the accompanying consolidated balance sheet.

                              INCSTAR CORPORATION

NOTE 5 -- LINE OF CREDIT, LEASE AND ROYALTY COMMITMENTS

     Long-term debt consists of the following:

                                                          APRIL 4,       DECEMBER 31,
                                                            1997             1996
                                                          --------       ------------
Other.................................................    $ 3,000          $ 3,000
                                                          -------          -------
                                                            3,000            3,000
  Less current portion................................     (3,000)          (3,000)
                                                          -------          -------
  Total long-term debt................................    $    --          $    --
                                                          =======          =======

     The Company has a revolving line of credit from a bank which provides for maximum borrowings of $1,000,000 through February 28, 1998, is secured by accounts receivable, and has an interest rate based on the prime interest rate or LIBOR plus 2.5%. In addition, the Company has a $4,000,000 revolving line of credit with Fiat Finance N.A., Inc. which expires October 1, 1997.

     The Company is obligated to make royalty payments under several distribution and licensing agreements. The majority of these agreements call for payments based on a percentage of sales and contain no minimum royalty clause. Royalty expense under these agreements was $318,000 and $497,000 for the quarters ended April 4, 1997 and March 29, 1996, respectively.

NOTE 6 -- EXECUTIVE RETIREMENT PLANS

     The Company has individual retirement agreements with certain executive officers which are intended to provide continued compensation to such officers or their respective beneficiaries upon retirement from the Company. The benefits and terms under these arrangements vary depending upon the officer's position within the Company. In connection with these plans, included in Other non-current liabilities at April 4, 1997 and December 31, 1996 are $3,301,000 and $3,285,000, respectively, representing the present value of the future liability. Also, included in Accrued expenses at April 4, 1997 and December 31, 1996 are $189,000 and $145,000, respectively, representing the current portion of this liability. The Company intends to fund this obligation through the purchase of life insurance contracts on the individual executives. Included in Other assets at April 4, 1997 and December 31, 1996 are $1,093,000 and $1,020,000, respectively, representing the cash surrender value of these policies.

NOTE 7 -- INCOME TAXES

     Upon the exercise of certain officer stock options during the year ended December 31, 1996, the Company was entitled to a compensation deduction allowable for income tax purposes. No compensation expense was required for financial reporting purposes because the option price on the original grant date equaled the then fair market value of the shares. Upon realization of the benefit relating to the compensation deduction for tax purposes, the benefit is credited to additional paid in capital. The Company recognized a credit of $61,000 to Additional paid in capital relating to these stock options for the quarter ended March 29, 1996.

                              INCSTAR CORPORATION

NOTE 8 -- RELATED PARTY TRANSACTIONS

     As part of the ongoing operations of the Company, various transactions were entered into with its affiliates, Sorin Biomedica Diagnostics S.p.A. ("Sorin"). The following tables summarize these transactions and related balances.

                                                                 SORIN
                                                        -----------------------
                                                             QUARTER ENDED
                                                        -----------------------
                                                         APRIL 4,    MARCH 29,
                                                           1997         1996
                                                         --------    ---------
Product sales.........................................  $2,034,000   $1,947,000
Product purchases.....................................     573,000      279,000
Royalty expenses......................................      43,000      203,000
Interest expense......................................          --           --

                                                         APRIL 4,    MARCH 29,
                                                           1997         1996
                                                         --------    ---------
Assets
  Trade accounts receivables..........................  $2,526,000   $2,442,000
  Other receivables...................................      22,000       59,000
Liabilities
  Accounts payable....................................  $  652,000   $  353,000
  Accrued royalty.....................................     820,000      798,000

NOTE 9 -- SUPPLEMENTARY CASH FLOW INFORMATION

                                                                QUARTER ENDED
                                                             --------------------
                                                             APRIL 4,   MARCH 29,
                                                               1997       1996
                                                             --------   ---------
Supplemental disclosures of cash flow information
  Cash paid during the period for:
     Interest..............................................  $    --     $ 6,000
     Income taxes, net.....................................   23,000      56,000

NOTE 10 -- PENDING MERGER

     On March 10, 1997, the Company announced that it has signed a definitive agreement with American Standard Inc., a wholly owned subsidiary of American Standard Companies, Inc. (NYSE: ASD), for the acquisition of INCSTAR in a one-step cash merger pursuant to which holders of INCSTAR Common Stock would receive $6.32 per share in cash. The parties had previously announced a memorandum of understanding on January 24, 1997, regarding the merger. The merger, which has been approved by a Special Committee of Independent directors and the board of directors of INCSTAR, required approval by a majority shareholder vote, satisfaction of customary closing conditions and receipt of regulatory approvals. The merger is also subject to the completion by American Standard of its agreement to acquire the European medical diagnostics business of Sorin Biomedica S.p.A., which is the parent of BioFin Holding International, B.V. (BFHI), the majority shareholder of INCSTAR. Included in the first quarter results are $253,000 of expenses associated with this transaction.

     The Merger Agreement further provides for the payment by the Company to ASI of a $2.5 million termination fee if the Company terminates the merger as defined in this Agreement, which was filed as part of the Company's Form 10K for the year ended December 31, 1996.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             AMERICAN STANDARD INC.

                    AMERICAN STANDARD MEDICAL SYSTEMS, INC.

                            ISTR MERGER CORPORATION

                                      AND

                              INCSTAR CORPORATION

                           DATED AS OF MARCH 10, 1997

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                          (NOT PART OF THE AGREEMENT)

                                                                           PAGE
                                                                           ----
RECITALS.................................................................     1
ARTICLE I    THE MERGER..................................................     1
       1.1   The Merger..................................................     1
       1.2   Articles of Incorporation...................................     1
       1.3   By-Laws.....................................................     2
       1.4   Directors and Officers......................................     2
       1.5   Effective Time..............................................     2
ARTICLE II   CONVERSION OF SHARES........................................     2
       2.1   Company Common Stock........................................     2
       2.2   Dissenting Shares...........................................     2
       2.3   Mergeco Common Stock........................................     3
       2.4   Exchange of Shares..........................................     3
       2.5   Employee Stock Options......................................     4
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     5
       3.1   Organization................................................     5
       3.2   Capitalization..............................................     5
       3.3   Authorization of this Agreement; Recommendation of Merger...     6
       3.4   Consents and Approvals......................................     6
       3.5   No Conflicts................................................     6
       3.6   Compliance..................................................     7
       3.7   SEC Reports; Financial Statements; No Undisclosed
             Liabilities.................................................     7
       3.8   Proxy Statement.............................................     7
       3.9   Employee Agreements and Plans...............................     8
       3.10  Absence of Certain Changes..................................    10
       3.11  Litigation..................................................    11
       3.12  Taxes.......................................................    11
       3.13  Environmental and Occupational Safety and Health Matters....    12
       3.14  Opinion of Financial Advisor................................    13
       3.15  Certain Anti-takeover Provisions Not Applicable.............    13
       3.16  Intellectual Property.......................................    14
       3.17  Licenses and Permits........................................    14
       3.18  Insurance...................................................    15
       3.19  Contracts...................................................    15
       3.20  Vote Required...............................................    15
       3.21  Finders and Investment Bankers..............................    15
       3.22  Real Property and Leases....................................    15
       3.23  No Other Representations and Warranties.....................    16
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGECO........    16
       4.1   Organization................................................    16
       4.2   Authorization of this Agreement.............................    17
       4.3   Consents and Approvals; No Violations.......................    17
       4.4   Proxy Statement.............................................    17
       4.5   Financial Ability to Perform................................    17
       4.6   Finders and Investment Bankers..............................    18

                                                                           PAGE
                                                                           ----
       4.7   Litigation..................................................    18
       4.8   Certain Anti-takeover Provisions Not Applicable.............    18
       4.9   No Other Representations and Warranties.....................    18
ARTICLE V    COVENANTS...................................................    18
       5.1   Conduct of the Business of the Company......................    18
       5.2   Access to Information.......................................    19
       5.3   Shareholder Approval........................................    19
       5.4   All Reasonable Efforts......................................    20
       5.5   Consents....................................................    20
       5.6   Public Announcements........................................    20
       5.7   Consent of Holdings.........................................    20
       5.8   No Solicitation.............................................    20
       5.9   Indemnification.............................................    21
       5.10  Transfer Taxes..............................................    22
       5.11  Anti-takeover Statutes......................................    22
       5.12  Notification of Certain Matters.............................    22
       5.13  Certain Resignations........................................    23
       5.14  Employee Matters............................................    23
       5.15  Extinguishment of Credit Line...............................    23
ARTICLE VI   CLOSING CONDITIONS..........................................    23
       6.1   Conditions to the Obligations of Parent, Mergeco and the
             Company.....................................................    23
       6.2   Conditions to the Obligations of Parent and Mergeco.........    24
       6.3   Conditions to the Obligations of the Company................    24
ARTICLE VII  CLOSING.....................................................    25
       7.1   Time and Place..............................................    25
       7.2   Filing at the Closing.......................................    25
ARTICLE
  VIII       TERMINATION AND ABANDONMENT.................................    25
       8.1   Termination.................................................    25
       8.2   Procedure and Effect of Termination.........................    26
       8.3   Fees and Expenses...........................................    26
ARTICLE IX   MISCELLANEOUS...............................................    27
       9.1   Amendment and Modification..................................    27
       9.2   Waiver of Compliance; Consents..............................    27
       9.3   Survival of Warranties......................................    28
       9.4   Notices.....................................................    28
       9.5   Assignment; Parties in Interest.............................    28
       9.6   Specific Performance........................................    29
       9.7   Governing Law...............................................    29
       9.8   Counterparts................................................    29
       9.9   Interpretation..............................................    29
       9.10  Entire Agreement............................................    29
EXHIBIT A    Articles of Incorporation of ISTR Merger Corporation........   A-1
EXHIBIT B    Options Under Stock Option Plan.............................   B-1
EXHIBIT C    Material Contracts..........................................   C-1

                          AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger, dated as of March 10, 1997 (this "Agreement"), among American Standard Inc., a Delaware corporation ("Parent"), American Standard Medical Systems, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent ("Holdings"), ISTR Merger Corporation, a Minnesota corporation that is a wholly-owned subsidiary of Holdings ("Mergeco"), and INCSTAR Corporation, a Minnesota corporation (the "Company") (the Company and Mergeco being sometimes hereinafter referred to as the "Constituent Corporations");

     WHEREAS, the Boards of Directors of Parent, Holdings, Mergeco and the Company deem the merger of the Constituent Corporations advisable and in the best interests of their respective corporations, and such Boards of Directors have approved the merger (the "Merger") of Mergeco with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the respective Boards of Directors of Parent, Holdings, Mergeco and the Company have, by resolutions, approved the execution and delivery of this Agreement providing for the Merger;

     WHEREAS, the respective Boards of Directors of the Company and Mergeco have directed that this Agreement be submitted to their respective shareholders for approval as provided for by the Minnesota Business Corporation Act (the "MBCA");

     WHEREAS, Holdings, as the sole shareholder of Mergeco, has, by resolution, approved this Agreement and the Merger as provided for by the MBCA; and

     WHEREAS, Parent, Mergeco and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting certain shares of stock of the Company and setting forth such other provisions as are deemed necessary and desirable, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. (i) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VI hereof, at the Effective Time, as defined in Section 1.5, the parties hereto shall cause Mergeco to be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Minnesota. At the Effective Time, the separate existence of Mergeco shall cease.

          (b) The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of Mergeco and the Company and shall by operation of law become liable for all the debts, obligations, liabilities and duties of the Company and Mergeco.

     1.2 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Mergeco (in the form attached hereto as Exhibit A) shall become the Articles of Incorporation of the Surviving Corporation, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, until, subject to Section 5.9(a) hereof, thereafter amended in accordance with the provisions thereof and as provided by law, provided that effective at the Effective Time, Article I of such Articles of Incorporation shall be amended, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, so that the name of the Surviving Corporation shall be "INCSTAR Corporation."

     1.3 By-Laws. At the Effective Time, the By-Laws of Mergeco shall become the By-Laws of the Surviving Corporation until, subject to Section 5.9(a) hereof, thereafter amended, altered or repealed as provided therein and by law.

     1.4 Directors and Officers. The directors of Mergeco and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

     1.5 Effective Time. The Merger shall become effective at the date and time when properly executed Articles of Merger (the "Articles of Merger") relating to the Merger shall be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such other later date and time, if any, as Mergeco and the Company shall agree and as shall be specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Company Common Stock. The manner and basis of converting the Shares (as hereinafter defined) shall be as follows:

          (a) At the Effective Time, each share of Common Stock, par value $.01 per share, of the Company (a "Share" and, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent and except for Dissenting Shares (as defined in Section 2.2)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $6.32 (the "Merger Consideration") in cash payable to the holder thereof (pro-rated for fractional Shares, if any), without interest thereon, upon surrender of the certificate representing such Share.

          (b) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

          (c) At the Effective Time, the holders of certificates representing Shares shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have pursuant to the MBCA (including the rights of holders or beneficial owners of Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA), and, except as aforesaid, their sole right shall be the right to receive the Merger Consideration for each Share represented by a certificate as aforesaid.

     2.2 Dissenting Shares. To the extent required by the MBCA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held or beneficially owned by holders or beneficial owners of such Shares who have properly exercised and preserved and protected dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders or beneficial owners of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in cash in accordance with the provisions of such Section 302A.473 unless and until such holders or beneficial owners fail to perfect or effectively withdraw or lose their rights to payment under Section 302A.473 of the MBCA. If, after the Effective Time, any such holder or beneficial owner fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration per Share, without interest. The Company will give Parent prompt written notice of any notice of intent to demand payment of the fair value of Shares under Section 302A.473 of the MBCA received by the Company and of any withdrawal of any such notice of intent and, prior to the Effective Time, Parent and Mergeco will have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent and Mergeco, negotiate, make any payments with respect to, or settle or offer to settle, any such demands.

     2.3 Mergeco Common Stock. The manner and basis of converting the shares of Mergeco shall be as follows: At the Effective Time, each share of common stock, par value $.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation, and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Merger. From and after the Effective Time, each outstanding certificate theretofore representing shares of Mergeco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

     2.4 Exchange of Shares. (i) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with The Chase Manhattan Bank or any other bank or trust company with offices in New York or Minneapolis designated by Parent and reasonably acceptable to the Company having capital, surplus and undivided profits of at least $100,000,000 (the "Exchange Agent"), for the benefit of the holders of Shares, cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than any such Shares owned beneficially or of record by Parent or Mergeco or any other subsidiary of Parent and other than Shares which continue to be Dissenting Shares immediately prior to the Effective
Time), pro-rated for fractional Shares, if any, and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.1.

          (a) of this Agreement out of the Exchange Fund, subject to the requirements of the remainder of this Section 2.4. The Exchange Agent shall invest the Exchange Fund as Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100,000,000 or in money market funds which are invested solely in the permitted investments set forth above (collectively, the "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of the Shares entitled thereto as contemplated by this Section 2.4. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Exchange Agent shall be permitted and required, upon the request of Parent, to remit from time to time to Parent all interest or other income derived from the investments constituting the Exchange Fund. The Surviving Corporation shall cause the Exchange Fund to be promptly replenished to the extent of any losses incurred as a result of the Permitted Investments. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1 and this
     Section 2.4, the Surviving Corporation shall in any event be liable for payment thereof.

          (b) As soon as practical after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than Parent, Mergeco or any other subsidiary of Parent and other than with respect to Dissenting Shares unless and until they cease to be Dissenting Shares) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon, and only upon, surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other items specified in such letter of transmittal as may be reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor payment by check or draft in an amount equal to the product of the number of Shares represented by such Certificate (pro-rated for fractional Shares, if any) and the Merger Consideration, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the amount payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Shares owned beneficially or of record by Parent, Mergeco or any other subsidiary of Parent and other than Certificates representing Dissenting Shares in respect of which dissenters' rights are perfected and have not been lost or withdrawn) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Certificate to have been lost, stolen or destroyed, the amount to which such holder would have been entitled under Section 2.4(b) hereof but for failure to deliver such Certificate to the Exchange Agent shall nevertheless be paid to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

          (e) Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company after December 31, 1997 (including any interest received with respect thereto, to the extent not previously remitted to Parent as contemplated by Section 2.4(a)) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with Section 2.4(b) shall thereafter be entitled to the payment of the Merger Consideration only from the Surviving Corporation, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under relevant law.

          (f) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

     2.5 Employee Stock Options. Exhibit B to this Agreement sets forth a true and complete list of all options to purchase Shares (collectively, the "Options") issued pursuant to the Company's Restated 1986 Stock Option Plan (as amended, the "Stock Option Plan"), setting forth (i) the identity of each Option holder, (ii) the number of Options held, (iii) the exercise price of each Option, and (iv) the aggregate number of Shares subject to Options. Immediately prior to the Effective Time, each holder of an outstanding Option to purchase Shares granted under the Stock Option Plan (including, without limitation, Options granted to non-employee directors of the Company and members of the Company's Scientific Advisory Board/Panel), whether or not then exercisable, shall be entitled to receive for each Share subject to such Option, in cancellation of such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option without interest thereon, subject to all applicable tax withholding requirements, and such Option shall thereupon be canceled.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Mergeco as follows:

     3.1 Organization. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business or condition (financial or otherwise), properties or assets of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company's disclosure schedule, dated the date hereof and delivered to Parent (the "Disclosure Schedule") sets forth a true and complete list of the Company's subsidiaries, listing, for each subsidiary, (i) its name, (ii) its jurisdiction of incorporation, (iii) the names and titles of its directors and executive officers and (iv) the number and percentage of shares of such subsidiary's capital stock owned of record by the Company or another subsidiary of the Company, and except as and to the extent set forth in Section 3.1 of the Disclosure Schedule, the Company owns, of record or beneficially, directly or indirectly, all of the issued and outstanding capital stock of each of its subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except for capital stock of the subsidiaries listed in Section 3.1 of the Disclosure Schedule, the Company owns no equity securities of any entity. The Company has heretofore delivered to Parent accurate and complete copies of the Articles of Incorporation and the Amended By-Laws (or equivalent organizational documents) of the Company and each of its subsidiaries, as currently in effect.

     3.2 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares, (i) 25,000,000 of which are designated as Common Stock, of which, on the date hereof, there were 16,505,486 Shares issued and outstanding, 1,200,000 Shares reserved for issuance under the Stock Option Plan and 730,720 Shares subject to issuance upon exercise of a like number of warrants evidenced by a Warrant Certificate dated as of December 13, 1989 (the "Warrants"), and
(ii) 5,000,000 of which are divisible into such classes and series, with such designations, voting rights and other rights and preferences as the Board of Directors of the Company (the "Board of Directors") may from time to time determine (consistent with paragraphs (a) and (b) of Article VII of the Company's Articles of Incorporation), of which, on the date hereof, there are no shares issued or outstanding, and no shares have been designated by the Board of Directors as to classes or series. The Company has not acquired, redeemed or repurchased any Shares or other shares of capital stock of the Company that have been pledged by the Company as security for future payment of all or part of the purchase price for such Shares or other shares of capital stock. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and have no preemptive rights (other than preemptive rights created pursuant to the Purchase Rights Agreement, dated as of December 13, 1989 (the "Purchase Rights Agreement"), between the Company and Biofin Holding International B.V. ("Biofin")). Except for (i) the Warrants, (ii) Options granted pursuant to the Stock Option Plan to acquire not more than 669,640 Shares, as set forth on Exhibit B hereto, and (iii) preemptive rights created pursuant to the Purchase Rights Agreement, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, preemptive rights or other rights or other agreements or commitments whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company (including, without limitation, the Shares) or any of its subsidiaries, or to acquire, redeem or repurchase any shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. Each holder of Options granted pursuant to the Stock Option Plan has consented to the cancellation of all of such holder's Options in the manner provided in Section 2.5 hereof. No holder of an outstanding Option has the right to exercise said Option in the event the

Merger is consummated. The holder of the Warrants has consented to the cancellation of the Warrants at the Effective Time without payment of additional consideration, and the Company and the other party or parties to the Purchase Rights Agreement have agreed that the Purchase Rights Agreement will be terminated at the Effective Time (without payment of additional consideration to such party or parties).

     3.3 Authorization of this Agreement; Recommendation of Merger. (a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval by the holders of the Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and, except for the approval of this Agreement by the shareholders of the Company holding a majority of the outstanding Shares, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, subject only to approval hereof by holders of the Shares, and assuming the accuracy of the representations and warranties set forth in Section 4.2 hereof, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) The Board of Directors (at a meeting duly called and held at which a quorum was present), based upon the unanimous recommendation of a committee (the "Special Committee") comprised solely of all of the Company's disinterested directors (as such term is defined in Section 302A.673 of the MBCA), has unanimously determined that the Merger is advisable and in the best interests of the Company and has unanimously resolved to recommend approval of the Merger and adoption of this Agreement by the holders of the Shares.

     3.4 Consents and Approvals. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (together, the "HSR Act"),
(iii) the filing and recordation of the Articles of Merger with the Minnesota Secretary of State and, if applicable, filings required by the laws of other states in which the Company is qualified to do business, (iv) filings under the securities or blue sky laws or takeover laws of the various states (other than Minnesota), (v) the listing requirements of the National Association of Securities Dealers ("NASD") and the Nasdaq National Market, (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, and (vii) the other filings, permits, authorizations, consents and approvals listed on Section 3.4 of the Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any public body or other governmental authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure of which to make or obtain would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     3.5 No Conflicts. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Amended By-Laws of the Company, or the certificate of incorporation or by-laws (or equivalent instruments) of any of its subsidiaries, (ii) except as set forth in
Section 3.5(a) of the Disclosure Schedule, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of Parent and Mergeco contained herein and their compliance in all material respects with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in Sections 3.4 and 4.3 hereof, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or other governmental authority by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults, or rights of termination, cancellation or acceleration, which, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the Merger or the other transactions contemplated hereby.

          (b) None of the written contracts, agreements and other instruments listed in Schedule 3.5(b) of the Disclosure Schedule (collectively, the "Main Contracts") contains any "change in control" or similar provisions that would require consent by (or give rise to any right of termination, cancellation or acceleration by) any third party to any Main Contract as a result of the consummation of the Merger or the other transactions contemplated hereby.

     3.6 Compliance. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or subject or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or subject, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

     3.7 SEC Reports; Financial Statements; No Undisclosed Liabilities. ((1) The Company has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it since January 1, 1994 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "SEC Reports"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of such SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated cash flows and consolidated shareholders' equity (including the notes thereto) of the Company and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements do not contain all of the footnote disclosures required by GAAP and (iv) except as may otherwise be permitted by Form 10-Q.

          (c) Except to the extent reflected or reserved against on the Company's audited consolidated balance sheet as of December 31, 1996, previously delivered to Parent (the "Balance Sheet"), neither the Company nor any of its subsidiaries had, as of the date of such Balance Sheet, any liabilities, debt or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. Except as disclosed in Section 3.7(c) of the Disclosure Schedule, since the date of the Balance Sheet, neither the Company nor any of its subsidiaries has incurred any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required to be included on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities, debts or obligations incurred in the ordinary course of business.

     3.8 Proxy Statement. No proxy materials distributed by the Company to its shareholders and/or filed with the SEC in connection with the Merger, including any amendments or supplements thereto (collectively, the "Proxy Statement") will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which the Proxy Statement, as then amended or supplemented, relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to statements made or incorporated by reference into the Proxy Statement based on information furnished in writing to the Company by Parent, Holdings or Mergeco specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     3.9 Employee Agreements and Plans. (a) Except as set forth in Section 3.9
(a) of the Disclosure Schedule, with respect to any employee or former employee of the Company, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any liability under:

          (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement; or

          (ii) any plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

Each plan, program and arrangement set forth in Section 3.9 (a) of the Disclosure Schedule is herein referred to as an "Employee Benefit Plan." For purposes of this Agreement, the term "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to) would be treated as a single employer under Section 4001(b) of ERISA, or would be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code. Within the last twenty-four months neither the Company nor any ERISA Affiliate has entered into any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to create any additional material Benefit Plan.

          (b) A favorable determination letter has been received from the Internal Revenue Service with respect to each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code. Each such Employee Benefit Plan complies in form and in operation in all material respects with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. In addition, amendments have been made to each such Employee Benefit Plan evidencing substantial compliance with the Tax Reform Act of 1986, as amended. Each Employee Benefit Plan subject to Sections 401(k) and 401(m) of the Code satisfies the average deferral percentage test and the average contribution percentage test under Sections 401(k) and 401(m) of the Code for the applicable plan year preceding the plan year in which the Closing Date occurs. No event has occurred and no condition exists which could reasonably be expected to result in the revocation of any previously-issued determination letter or the denial of any determination letter application.

          (c) Except as set forth in Section 3.9 (c) of the Disclosure Schedule, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any ERISA Affiliate has failed to comply in any material respect with any of the applicable reporting, disclosure or other requirements of ERISA and the Code and there has been no "prohibited transaction" as described in Section 4975 of the Code or Section 406 of ERISA.

          (d) Neither the Company nor any ERISA Affiliate, nor any of their respective directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any of the Employee Benefit Plans. No event has occurred with respect to which the Company or any ERISA Affiliate could be liable for a civil penalty or other liability under Section 502(c) or Section 502(l) of ERISA, except for liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

          (e) No Employee Benefit Plan is subject to Section 412 of the Code or
     Section 302 of ERISA. If contributions with respect to each Employee Benefit Plan are intended to be tax-deductible, all reasonable actions required to be taken to make such contributions tax-deductible have been taken. Further, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be or have been made prior to the Closing Date in accordance with past practice, except for contributions and premium payments not due prior to the Closing Date (for which appropriate reserves have been taken). No Employee Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has terminated any employee pension benefit plan subject to Title IV of ERISA within the past eight years. Except as set forth in Section 3.9
     (e) of the Disclosure Schedule, no Employee Benefit Plan has any unfunded liability. The financial records of each Employee Benefit Plan have been kept in accordance with GAAP.

          (f) Neither the Company nor any ERISA Affiliate has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA, other than the obligation to make periodic contributions with respect to those Employees covered by any such plan.

          (g) There is no pending or threatened legal action, claim, proceeding or investigation against or involving any Employee Benefit Plan and, to the knowledge of Company and each ERISA Affiliate, there is no basis for, and the Company has no knowledge of any facts which could give rise to, any such condition, legal action, claim, proceeding or investigation, other than routine claims for benefits and other claims, none of which routine and other claims would, individually or in the aggregate, have a Material Adverse Effect. Any bonding required with respect to any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

          (h) Except as set forth in Section 3.9 (h) of the Disclosure Schedule, with respect to any employee or former employee of the Company, neither the Company nor any ERISA Affiliate presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for terminated employees or retirees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Neither the Company nor any ERISA Affiliate maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

          (i) Except as set forth in Section 3.9 (i) of the Disclosure Schedule,

             (i) Neither the Company nor any ERISA Affiliate is a party to any employment agreement, whether written or oral, or agreement with change-in-control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees;

             (ii) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual; and

             (iii) Neither the Company nor any ERISA Affiliate has currently outstanding any loan or loans to any current or former employees, nor has the Company nor any ERISA Affiliate guaranteed such loans.

          (j) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B of the Code, or any predecessor provision thereof, or any regulations promulgated thereunder, whether final, temporary or proposed.

          (k) With respect to each Employee Benefit Plan, the Company has delivered to Parent accurate and complete copies of the following (where applicable): (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document, and summaries of material modifications; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the two most recent IRS Form 5500 annual reports, including all schedules and attachments thereto; (iv) the most recent financial statements; (v) all correspondence with the Internal Revenue Service and the Department of Labor with respect to the past three plan years (other than IRS Form 5500 filings); and (vi) the most recent summary plan description.

          (l) With respect to employees of the Company or its subsidiaries in
     Canada: (i) except as set forth in Section 3.9(l) of the Disclosure Schedule, the Company has no obligation under and does not participate in any registered pension plan as defined in the Income Tax Act (Canada) and/or any pension plan registered under applicable federal or provincial pension legislation, and as of the Closing Date, the Company shall have paid all amounts due to or to be paid on behalf of the Company's employees prior to the Closing Date, including, without limitation, all accrued wages, salaries, commissions, bonuses, vacation pay, termination pay, severance pay, employment benefit plans, income tax withholdings, Canada Pension Plan contributions and Employment Insurance premiums; (ii) the Company is in good standing under each of (A) Canada Pension Plan, (B) Employment Standards Act (Ontario), (C) Income Tax Act, (D) Labour Relations Act (Ontario), (E) Occupational Health and Safety Act (Ontario),
     (F) Ontario Human Rights Code, (G) Pension Benefits Act (Ontario), (H) Workers' Compensation Act (Ontario), (I) Employer Health Tax (Ontario), (J) Unemployment Insurance Act and (K) Pay Equity Act (Ontario), and (iii) the Company is in compliance with all applicable laws, rules and regulations relating to pensions and employee benefits; provided, however, that the Company represents and warrants as to the matters in this Section 3.9(l) only to the extent that such matters, individually or in the aggregate, have a Material Adverse Effect.

          (m) With respect to employees of the Company or its subsidiaries in the United Kingdom: (i) no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal, to make any statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee;
     (ii) no circumstances have arisen under which the Company is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under The Wages Act 1986, The Sex Discrimination Act 1975, The Equal Pay Act 1970, Article 119 of the Treaty of Rome or The Race Relations Act 1976; and (iii) all retirement schemes and other employee benefit plans described in Section 3.9 (m) of the Disclosure Schedule comply with and have at all times complied with the provisions of relevant legislation and the requirements of applicable law and the Company has duly complied with its obligations under such schemes and plans; provided, however, that the Company represents and warrants as to the matters in this Section 3.9(m) only to the extent that such matters, individually or in the aggregate, have a Material Adverse Effect.

     3.10 Absence of Certain Changes. Except as disclosed in Section 3.10 of the Disclosure Schedule, from December 31, 1996 until the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary course and there have not occurred (i) any events, changes, or effects (including the incurrence of any liabilities or obligations of any nature, whether accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its subsidiaries; (iii) any change by the Company or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP; (iv) any grant of options or stock appreciation rights under any Benefit Plan; (v) any change in the aggregate indebtedness for money borrowed of the Company and its subsidiaries, except for short-term borrowings incurred in the ordinary course of business and prepayable at any time in accordance with their terms without penalty, (vi) any loans, advances or capital contributions to, or investments in, any person other than any subsidiaries of the Company, except for customary loans or advances to employees or trade credit in the ordinary course of business, (vii) any sales, transfers, mortgages or other dispositions of, or the imposition of encumbrances on, any business, subsidiary or assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that have an individual value on the Company's books in excess of $25,000, (viii) any settlements or compromises of any suit, action or claim in which the amount involved is greater than $25,000 or which is material to the Company and its subsidiaries taken as a whole or which relates to the transactions contemplated hereby, (ix) the making of any tax election or the cancellation or termination of any insurance policy naming it as a beneficiary or a loss payable payee, without notice to Parent, (x) the taking of any of the actions specified in Section 5.1(h), except as permitted therein,
(xi) the acquisition of any business or stock, the merger or consolidation with any person, or the sale, encumbrance or transfer of any business or material portion thereof, or (xii) any agreement to do any of the foregoing.

     3.11 Litigation. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against, the Company or any of its subsidiaries (i) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) to delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

     3.12 Taxes. (a) Except as otherwise disclosed in Section 3.12(a) of the Disclosure Schedule: (i) the Company and each of its subsidiaries has filed (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the date hereof, except for Tax Returns the nonfiling of which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) since the taxable year from August 1, 1987 to July 31, 1988, the Company and its subsidiaries have filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is the Company; (iii) all such Tax Returns were true and correct in all material respects; (iv) the Company and each of its subsidiaries have paid all Taxes shown to be due on such Tax Returns, and have made appropriate provisions in the Company's consolidated financial statements for any Taxes not yet due, or which are being contested in good faith, except for Taxes the failure to pay which would not have a Material Adverse Effect; (v) the Company and each of its subsidiaries have withheld and paid over to the appropriate governmental authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect; (vi) the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under federal, state, local or foreign law, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect; (vii) all tax deficiencies asserted or assessed against the Company and each of its subsidiaries have been paid or finally settled or are being contested in good faith; (viii) no claims have ever been made by any taxing authority in a jurisdiction where the Company and each of its subsidiaries do not file Tax Returns that it or they is or are or may be subject to taxation by that jurisdiction; (ix) no waiver or comparable consent given by the Company or any of its subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending; (x) neither the Company nor any of its subsidiaries is (nor has any of them ever been) a party to any written tax sharing agreement; (xi) there is no pending, or to the knowledge of the Company, threatened, action, audit, proceeding or investigation for the assessment or collection of any Taxes; (xii) there are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority; (xiii) any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported by the Company or any of its subsidiaries to a state, local, or foreign taxing authority have been reported to the appropriate authority, and any additional Taxes due with respect thereto have been paid, except for adjustments with respect to which any additional Taxes due would not, individually or in the aggregate, have a Material Adverse Effect; (xiv) no power of attorney has been granted by the Company or any of its subsidiaries, which is currently in force, with respect to any matter relating to Taxes; and (xv) there are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) (i) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (ii) neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
     Section 280G of the Code; (iii) neither the Company nor any of its subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii); (iv) neither the Company nor any of its subsidiaries will be required to include in income on a Tax Return filed after the Effective Time any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method prior to the Effective Time; (v) to the knowledge of the Company neither the Company nor any of its subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method that would require installment gain to be reflected on a Tax Return filed after the Effective Time; and (vi) neither the Company nor any of its subsidiaries would be liable for any increase in Tax under former Section 47 of the Code, were such entity to dispose of all of its assets at the Effective Time.

          (c) For purposes of this Section 3.12, the following terms will have the following meanings: (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether imposed on the Company or any of its subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and customs duties, and (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

     3.13 Environmental and Occupational Safety and Health Matters. (a) Except as disclosed in Section 3.13 (a) of the Disclosure Schedule, the Company and its subsidiaries do not have any Environmental, Occupational Safety and Health Liabilities (as defined below) that have a Material Adverse Effect. Except as disclosed in Section 3.13 (a) of the Disclosure Schedule, the Company does not know of any Environmental, Occupational Safety and Health Liabilities of any of the Company's corporate predecessors that have a Material Adverse Effect.

          (b) As used in this Agreement, "Environmental, Occupational Safety and Health Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of its subsidiaries), whether vested or invested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or are otherwise covered by Environmental Laws or Occupational Safety and Health Laws and (ii) relate to actions occurring or conditions existing on or prior to the date of this Agreement. "Environmental Laws" means any and all applicable federal, state, local and foreign, international, multinational or other administrative statutes, laws, regulations, ordinances, rules, and, to the extent directed in writing to the Company, any of its subsidiaries, or any corporate predecessor, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including without limitation ambient air, indoor air, natural resource, surface water, ground water, drinking water supply, sediments, wetlands, soil or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof. "Hazardous Materials" means any (i) "hazardous substance," "pollutant," or "contaminant" (as defined in Sections 101(14) and (33) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA") or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solution, or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 and 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 and 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is listed under Section 307(a) of the FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. Sections 7401 and 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 and 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains urea formaldehyde; (x) waste oil and other petroleum products; and (xi) any toxic materials, contaminants, or hazardous substances or wastes regulated, listed, defined or classified under or pursuant to any other Environmental Law. "Occupational Safety and Health Laws" means any and all applicable federal, state, local and foreign, international, multinational or other administrative statutes, laws, regulations, ordinances, rules, and, to the extent directed in writing to the Company, any of its subsidiaries, or any corporate predecessor, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions designed to provide or promote safe and healthful working conditions and to reduce occupational safety and health hazards in the workplace.

          (c) Except as disclosed in Section 3.13 (c) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has violated, or has received any actual or threatened claim, order, notice, inquiry, inspection request or other written communication from anyone that alleges that the Company or any of its subsidiaries is not in compliance with or is otherwise liable under any Environmental Law or any Occupational Safety and Health Law, except for violations, noncompliance or liability that would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Section 3.13(c) of the Disclosure Schedule, the Company does not know of any actual or threatened claim, order, notice, inquiry, inspection request or other written communication from anyone that alleges that any of the Company's corporate predecessors was not in compliance with or is otherwise liable for noncompliance under any Environmental Law or any Occupational Safety and Health Law, except for noncompliance or liability that would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) Except as disclosed in Section 3.13 (d) of the Disclosure Schedule, and except as, individually or in the aggregate, would not have a Material Adverse Effect, the Company and its subsidiaries have all permits, licenses, consents, approvals, and other authorizations required under Environmental Laws and Occupational Safety and Health Laws that are necessary to the existing operations of the Company and its subsidiaries ("Authorizations"). Schedule 3.13 (d) of the Disclosure Schedule contains a complete and accurate list of each material Authorization, and an indication that it is valid and in full force and effect, its expiration date, and any notice, transfer or other obligations triggered by this proposed transaction.

          (e) Notwithstanding any other provisions of this Agreement, including, but not limited to, Sections 3.11 and 3.17, the sole and exclusive representations and warranties of the Company with respect to environmental matters and occupational safety and health matters (including, without limitation, Environmental, Occupational Safety and Health Liabilities) are set forth in this Section 3.13.

     3.14 Opinion of Financial Advisor. The Company has received the written opinion of Cowen & Company, its financial advisor, to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders, other than Biofin, from a financial point of view, a copy of which opinion has been delivered to Parent.

     3.15 Certain Anti-takeover Provisions Not Applicable. The Board of Directors and the Special Committee have each approved the Merger and this Agreement, such Special Committee has been duly constituted pursuant to Section 302A.673 of the MBCA and consists only of, and includes all, disinterested directors as defined therein and such approval by the Special Committee is sufficient to render inapplicable to this Agreement and the Merger the restrictions on business combinations (as defined in Section 302A.011 of the MBCA) contained in
Section 302A.673 of the MBCA. The Merger does not constitute a "control share acquisition" subject to the provisions of Section 302A.671 of the MBCA, by virtue of Section 302A.011, Subd. 38(d) of the MBCA. Except for any state takeover statutes (of a state or states other than Minnesota), the purported application of which would not reasonably be expected to prevent or materially delay the Merger, no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any of its subsidiaries does business, applies or purports to apply to the Merger or to this Agreement, or any of the transactions contemplated hereby. The representations and warranties contained in this Section 3.15 are based upon the assumption of the accuracy of the representations contained in Section 4.8 hereof.

     3.16 Intellectual Property. (a) Section 3.16(a)-Part I of the Disclosure Schedule sets forth an accurate list of all patents, patent applications, registered trademarks, registered trade names, and other material trademarks, registered service marks, registered trade names, and registered copyrights which are owned by the Company and/or its subsidiaries and used in the conduct of their business. Section 3.16(a) -- Part II of the Disclosure Schedule sets forth an accurate list of all licenses to the Company and/or its subsidiaries licensing rights under patents, patent applications and/or know-how used by the Company and/or its subsidiaries in the conduct of their business. There are no patents, patent applications, registered trademarks, registered service marks or registered trade names or other material trademarks, registered service marks or registered trade names used by the Company and/or its subsidiaries in the conduct of their business which are not listed in Section 3.16(a) of the Disclosure Schedule. To the knowledge of the Company, all the patents and registered trademarks listed in Section 3.16(a) of the Disclosure Schedule are valid. All patents, patent applications and registered trademarks listed in
Section 3.16(a) of the Disclosure Schedule are in good standing. All fees (including annuity fees) due to applicable patent and trademark offices in respect to such patents, patent applications, and registered trademarks and payable by the Closing Date have been paid or will be paid prior to the Closing Date. All renewals of registered trademarks listed in Section 3.16(a) of the Disclosure Schedule have been effected in due time. To the knowledge of the Company, no third party is infringing any patent, trademark, trade name or service mark set forth in Section 3.16(a) of the Disclosure Schedule.

          (b) No claim has been made by any third party to the Company and/or its subsidiaries that any patent, trademark, trade name or service mark set forth in Section 3.16(a) of the Disclosure Schedule is invalid or that the exercise of the rights thereto constitutes any form of unfair competition.

          (c) None of the Company nor any of its subsidiaries has done or committed any act that to the knowledge of the Company has impaired or will impair the validity of the patents, trademarks, service marks and trade names set forth in Section 3.16(a) of the Disclosure Schedule so as to have a Material Adverse Effect.

          (d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, the Company and/or its subsidiaries have not granted any license(s) under any of the patents, patent applications, trade marks, service marks or trade names set forth in Section 3.16(a) of the Disclosure Schedule. The Company and/or its subsidiaries own or have acquired a right from third parties to use all know-how used by the Company and/or its subsidiaries in the conduct of their business and such rights will not be impaired by the Merger or the consummation of the other transactions contemplated hereby.

          (e) No claims for infringement of any patents, trademarks, trade names or service marks are pending or known by the Company and/or its subsidiaries to be threatened in writing (i) against the Company and/or its subsidiaries, or (ii) to the knowledge of the Company, with respect to any of the products of the Company and/or its subsidiaries (other than products sold pursuant to the agreements listed in Section 3.16(a) -- Part II(B)), against any of their respective customers.

     3.17 Licenses and Permits. (a) The Company and its subsidiaries have all governmental licenses and permits necessary to conduct their business as currently conducted and to own and operate their assets, and such licenses and permits are valid and in full force and effect except where the failure to have such governmental licenses and permits would not have a Material Adverse Effect. No defaults or violations exist or have been recorded in respect of any governmental license or permit of the Company and its subsidiaries other than defaults or violations which would not have a Material Adverse Effect. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, no proceeding is pending or, to the knowledge of the Company, threatened looking toward the revocation, limitation or non-renewal of any such governmental license or permit.

          (b) The Company has delivered or made available for inspection to Parent a true and complete copy of each material governmental license and permit, and each pending application for any material governmental license or permit, including all amendments and supplements thereto and modifications thereof, relating to the Company and its subsidiaries. Except to the extent that they would not reasonably be expected to have a Material Adverse Effect, (i) all of such pending applications are, to the knowledge of the Company, in good standing and without challenge of any kind; (ii) each statement, application and other document submitted or filed by the Company or any subsidiary to or with any federal, state or other governmental agency or authority, or to or with any other person or entity, for purposes of obtaining a new or renewed lease, license or permit of any type described in this subsection in connection with the transactions contemplated hereby is complete and accurate; and (iii) subject to the receipt of any consents specified in Section 3.4 of the Disclosure Schedule, none of the rights of the Company or any subsidiary under any governmental license or permit will be impaired by the consummation of the Merger or the other transactions contemplated hereby.

     3.18 Insurance. As of the date hereof, the Company and each of its subsidiaries are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective business, assets, employees, officers and directors have previously been made available for inspection by Parent and are in full force and effect. As of the date hereof, there are no material claims by the Company or any subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those which will not have a Material Adverse Effect.

     3.19 Contracts. All contracts, agreements, commitments and other documents to which the Company or any subsidiary is a party or by which the Company, any subsidiary, or any of their assets is in any way affected or subject, including all amendments and supplements thereto and modifications thereof, of a nature specified in Exhibit C hereto (collectively, the "Material Contracts"), are legally valid and binding and in full force and effect except where failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect, and there are no defaults thereunder by the Company or its subsidiaries or, to the Company's knowledge, by any other party thereto, except those defaults that would not have a Material Adverse Effect. The Company has previously made available for inspection by Parent all written Material Contracts (and, to the extent a Material Contract is oral, a true and complete summary of all material terms thereof).

     3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby (assuming for purposes of this representation, the accuracy of the representations contained in Section 4.8 hereof).

     3.21 Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent, Holdings, Mergeco or the Company for any broker's or finder's fee or similar compensation, except for Cowen & Company, whose fees (which have been described in a writing furnished by the Company to Parent) shall be paid by the Company.

     3.22 Real Property and Leases. (a) Section 3.22(a) of the Disclosure Schedule lists and describes briefly all real property owned by the Company or any of its subsidiaries. With respect to each such parcel of owned real property and except as noted in Section 3.22(a) of the Disclosure Schedule: (i) the identified owner has good and valid title to the parcel of real property, free and clear of any lien, encumbrance, easement, covenant, or other restriction, except for taxes not yet delinquent or special assessments and other governmental charges not yet delinquent or which may thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been taken (all of which are listed in Section 3.22(a) of the Disclosure Schedule), recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, inchoate mechanic's and workmen's and other similar liens arising in the ordinary course of business and other easements, restrictions, liens and encumbrances (other than purchase money liens and liens for money borrowed) which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would materially interfere with the Company's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would materially interfere with the Company's use of such property.

          (b) Section 3.22(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any of its subsidiaries. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable by the Company or such subsidiary, and in full force and effect in all material respects, (ii) except as set forth in Section 3.22(b) of the Disclosure Schedule neither the Company nor any of its subsidiaries, and, to the Company's knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) neither of the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) neither the Company nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold (except encumbrances of a nature described in clause (i) of Section 3.22(a) hereof), and (vi) to the knowledge of Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) legally required, except where the failure to obtain such approvals would not have a Material Adverse Effect.

     3.23 No Other Representations and Warranties. The Company represents and warrants that it is not relying upon any representations and warranties of Parent, Holdings or Mergeco that are not contained in this Agreement or in the Exhibits hereto and agrees that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of Parent, Holdings or Mergeco in connection with the Merger or the other transactions contemplated by this Agreement (which includes the Exhibits hereto).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND MERGECO

     Parent and Mergeco each jointly and severally represent and warrant to the Company as follows:

     4.1 Organization. Each of Parent, Holdings and Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole. Each of Parent, Holdings and Mergeco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole. Holdings is a wholly owned subsidiary of Parent, and Mergeco is a wholly-owned subsidiary of Holdings.

     4.2 Authorization of this Agreement. Each of Parent, Holdings and Mergeco has all requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent, Holdings and Mergeco and by Holdings as the sole shareholder of Mergeco, and no other corporate proceedings on the part of Parent, Holdings or Mergeco are necessary to authorize this Agreement or consummate the transactions contemplated hereby. No vote of Parent's shareholders is required to approve this Agreement or the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by each of Parent, Holdings and Mergeco and, assuming the accuracy of the representations and warranties set forth in Section 3.3, constitutes a valid and binding agreement of Parent, Holdings and Mergeco enforceable against each of Parent, Holdings and Mergeco in accordance with its terms.

     4.3 Consents and Approvals; No Violations. Except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing and recordation of the Articles of Merger with the Minnesota Secretary of State, (iv) filings under the securities or blue sky laws or takeover laws of the various states (other than Minnesota), (v) filings required under the listing requirements of the NASD and the Nasdaq National Market and (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or other governmental authority is necessary for the consummation by Parent, Holdings and Mergeco of the transactions contemplated by this Agreement, the failure of which to obtain is reasonably likely to impair the ability of Parent, Holdings or Mergeco to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent, Holdings or Mergeco with any of the provisions hereof will
(i) conflict with or result in any violation of any provision of the Certificate or Articles of Incorporation or By-Laws of Parent, Holdings or Mergeco, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, or (iii) assuming the truth of the representations and warranties of the Company hereunder and its compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Parent or any of its subsidiaries or any of their respective properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to impair the ability of Parent, Holdings or Mergeco to perform their respective obligations hereunder or to consummate the Merger or the other transactions contemplated hereby.

     4.4 Proxy Statement. None of the information supplied or to be supplied in writing by Parent, Holdings or Mergeco specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which such Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. If at any time prior to the Effective Time, any event relating to Parent or any of its subsidiaries is discovered which should be set forth in an amendment of, or a supplement to, such Proxy Statement, Parent shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event.

     4.5 Financial Ability to Perform. Parent and Mergeco have cash funds available sufficient to make all cash payments required to be made hereby for Shares in the Merger and to pay all related fees and expenses.

     4.6 Finders and Investment Bankers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Parent, Holdings or Mergeco in such manner as to give rise to any valid claim against Parent, Holdings, Mergeco or the Company for any broker's or finder's fee or similar compensation, except for Goldman, Sachs & Co., whose fees shall be paid by Parent.

     4.7 Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against, Parent, Holdings or Mergeco that, individually or in the aggregate, would reasonably be expected to delay materially or prevent the consummation of the Merger or the other transactions contemplated hereby.

     4.8 Certain Anti-takeover Provisions Not Applicable. Neither Parent, Holdings nor Mergeco nor any affiliate or associate of any of the foregoing persons was an "interested shareholder" of the Company as defined in Section 302A.011, Subd. 49(a) of the MBCA immediately prior to Parent's, Holdings' and Mergeco's execution and delivery of this Agreement.

     4.9 No Other Representations and Warranties. Parent, Holdings and Mergeco represent and warrant that they are not relying upon any representations and warranties of the Company that are not contained in this Agreement or in the Exhibits hereto or in the Disclosure Schedule and agree that there shall not be deemed to be any other express or implied representations or warranties made or on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement (which includes the Exhibits hereto and the Disclosure Schedule).

                                   ARTICLE V

                                   COVENANTS

     5.1 Conduct of the Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations in all material respects according to its ordinary course of business, and will use all reasonable efforts to preserve intact its business organization and to maintain its relationships with suppliers, distributors, customers and others having business relationships with it. The Company will confer at Parent's request on a regular and frequent basis with representatives of Parent to report upon the status of operations. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) amend its Articles of Incorporation or Amended By-Laws (or equivalent instruments);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class (including, without limitation, the Shares) or any securities convertible into shares of capital stock of any class, or designate any class or series of shares of capital stock of the Company from the undesignated shares of capital stock of the Company;

          (c) split, combine or reclassify any shares of its capital stock (including, without limitation, the Shares), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock; provided, however, that any of the Company's wholly-owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock;

          (d) (i) create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases), except for short-term borrowings incurred in the ordinary course of business and prepayable at any time in accordance with their terms without penalty; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company, except for customary loans or advances to employees or trade credit in the ordinary course of business;

          (e) except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets that are material to the Company and its subsidiaries taken as a whole, or fixed assets that individually have a value on the Company's books in excess of $25,000;

          (f) settle or compromise any pending or threatened suit, action or claim in which the amount involved is greater than $25,000 or which is material to the Company and its subsidiaries taken as a whole or which relates to the transactions contemplated hereby or modify, amend or terminate any of its Material Contracts in any material respects or waive, release or assign any material rights or claims;

          (g) make any material tax election or any material accounting charge or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent;

          (h) except for (A) increases in salaries, bonuses and severance benefits as contemplated in Section 5.1(h) of the Disclosure Schedule, (B) salary and wage increases and bonuses in the ordinary course of business and (C) salary and wage increases that may be required by law, grant any material increase in the compensation payable or to become payable to any of its officers or employees or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or grant or pay any benefit not required by any existing plan or arrangement;

          (i) change any of the accounting principles used by it, unless required by GAAP;

          (j) acquire any business or stock, merge or consolidate with any other person or sell, encumber or otherwise transfer any business or material portion thereof;

          (k) other than in the ordinary course of business, enter into any Material Contracts; or

          (l) agree to do any of the foregoing.

     5.2 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and to representatives of and advisors to financing sources, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time request. The Company will promptly furnish to Parent a copy of each document filed or received by it pursuant to the Federal securities laws or Federal or state tax laws or any Environmental Laws, and of such other documents as Parent may reasonably request. All information obtained by Parent pursuant to this
Section 5.2 shall be kept confidential in accordance with the confidentiality agreement dated as of November 1, 1996 (the "Confidentiality Agreement"), between Parent and the Company.

     5.3 Shareholder Approval. (a) As soon as practicable following the execution of this Agreement, the Company, acting through its Board of Directors, shall in accordance with applicable law, and subject to the fiduciary duties of the Board of Directors under applicable law as advised by outside counsel, take all steps necessary duly to call, set a record date for, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby.

          (b) The Company will, as promptly as practicable, prepare and file a Proxy Statement with the SEC, and shall use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders in accordance with the provisions of the MBCA. Subject to their fiduciary duties under applicable law as advised by outside counsel, the Board of Directors and the Special Committee will (i) recommend to shareholders of the Company the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to such shareholders in connection therewith and (ii) solicit proxies for the necessary approvals by such shareholders of this Agreement and the Merger and the other transactions contemplated hereby.

     5.4 All Reasonable Efforts. Subject to the terms and conditions herein provided and the fiduciary duties of the Board of Directors under applicable law, as advised by outside counsel, each of the parties hereto agrees to use all reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

     5.5 Consents. Parent and the Company each shall use all reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement. The Company, Parent and Mergeco shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use all reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     5.6 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or automated interdealer quotation system.

     5.7 Consent of Holdings. Holdings, as the sole shareholder of Mergeco, by executing this Agreement consents to the execution and delivery of this Agreement by Mergeco and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the shareholders of Mergeco held for such purpose.

     5.8 No Solicitation. (1) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (i) solicit, initiate or encourage or (ii) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of this Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of all or any part of the Company's capital stock or a merger, consolidation or statutory share exchange involving the Company or any subsidiary of the Company or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary of the Company which is material to the Company and its subsidiaries taken as a whole, or a liquidation or a recapitalization of the Company, or any similar transaction; provided that (x) in response to an Acquisition Proposal made without such solicitation, initiation or encouragement, the Company may (if the Board of Directors shall have concluded in good faith, based on the advice of outside counsel that any action is required for the Board of Directors to comply with its fiduciary duties under applicable law) (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement no more favorable to such person than the Confidentiality Agreement is to Parent and (ii) participate in negotiations regarding such Acquisition Proposal and (y) the Board of Directors shall be free to take and disclose any position with respect to a third party offer pursuant to

Rules 14d-9 and 14e-2 under the Exchange Act and make such disclosures to the Company's shareholders, which, upon the advice of outside counsel, is required by applicable law. The Company will notify Parent immediately, orally and in writing, if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming, and will include in such notification the identity of the other party or parties and the material terms and conditions of any such request, inquiry or Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

          (b) If the Board of Directors, after consultation with and based upon the advice of outside counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties under applicable law, the Board of Directors, (i) may modify or amend its approval or recommendation of this Agreement or Merger, (ii) approve or recommend any Superior Proposal (as hereinafter defined) or (iii) following the termination of this Agreement in accordance with its terms, enter into an agreement with respect to a Superior Proposal; provided, however, in case of clauses (ii) and (iii) only at a time after the second business day after Parent's receipt of written notice from the Company advising Parent of the Company's receipt of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means a proposal to acquire, directly or indirectly, more than 50% of the Shares or all or any substantial portion of the consolidated assets of the Company and its subsidiaries and otherwise on terms that the Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

     5.9 Indemnification. (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and committee members of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for judgments, penalties, fines, settlements and expenses, including attorneys fees and disbursements resulting from or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) by such persons in their capacities as officers, directors, employees or committee members of the Company or any of its subsidiaries to the full extent permitted or required under applicable law and to the extent permitted under the provisions of the Articles of Incorporation and the Amended By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to advances of expenses incurred in the defense of any proceeding; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

          (b) Any Indemnified Party wishing to claim indemnification under
     Section 5.9(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at the Surviving Corporation's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) counsel for the Surviving Corporation who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Surviving Corporation and the Surviving Corporation is materially damaged as a result of such failure to give notice. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Surviving Corporation does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, provided that such settlement does not in any way require the Surviving Corporation to make any admission of liability with respect to such claim or litigation). In any event, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim subject to this Section 5.9 and the records of each shall be available to the other with respect to such defense.

          (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.9(c)(i) more than an amount per year equal to 150% of the current annual premium (which current annual premium for the policy year ending September 1, 1997 the Company represents and warrants to be approximately $47,355 in the aggregate) paid by the Company for such existing insurance coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap, or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events which occurred before the Effective Time.

          (d) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

     5.10 Transfer Taxes. The Surviving Corporation shall pay any transfer Taxes payable in connection with the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes.

     5.11 Anti-takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Merger or the other transactions contemplated hereby, the Company and the members of the Board of Directors and the Special Committee shall, subject to their fiduciary duties under applicable law as advised by outside counsel, grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

     5.12 Notification of Certain Matters. The Company will give prompt notice to Parent and Mergeco, and Parent and Mergeco will give prompt notice to the Company, of the occurrence or non-occurrence of any event (i) which has had a Material Adverse Effect, (ii) which has caused any representation or warranty contained in this Agreement to be untrue or inaccurate or (iii) which has caused any failure of the Company, or of Parent or Mergeco, as the case may be, to in all material respects comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 will not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

     5.13 Certain Resignations. The Company will use all reasonable efforts to assist Parent in procuring the resignation of all of the members of the Board of Directors and the directors of all of the Company's subsidiaries effective as of the Effective Time.

     5.14 Employee matters. (a) For a period of two years after the Effective Time, Parent shall cause the Surviving Corporation (i) to continue to maintain the Company's individual base salaries (as in effect immediately prior to the Effective Time) for each employee residing in the United States and actively employed full-time by the Company immediately prior to the Effective Time as long as that employee continues to be actively employed full-time by the Surviving Corporation in the same capacity as such employee was actively employed full-time by the Company immediately prior to the Effective Time and
(ii) to maintain welfare and pension benefit plans, programs and arrangements (other than stock based plans, programs and arrangements) which, in the aggregate, for the employees as a whole who were active full-time employees of the Company immediately prior to the Effective Time and continue to be active full-time employees of the Surviving Corporation, are no less favorable than those provided by the Company immediately prior to the Effective Time, provided that nothing herein shall obligate Parent or the Surviving Corporation to provide such employees with any stock based compensation (including, without limitation, stock options or stock appreciation rights).

          (b) From and after the Effective Time, for purposes of determining eligibility and vesting (but not benefit accrual) for employees residing in the United States and actively employed full-time by the Company immediately prior to the Effective Time, under any compensation, severance, welfare, pension, benefit or savings plan of Parent or any of its affiliates, in effect on the Effective Time or established within two years after the Effective Time, in which active full-time employees of the Company and its subsidiaries become eligible to participate (to the extent required by clause (ii) of Section 5.14(a) above), service with the Company or any of its subsidiaries (whether before or after the Effective Time) shall be credited as if such services had been rendered to Parent or any of its affiliates.

          (c) No provision of this Section 5.14 shall create any third party beneficiary rights in any employee of the Company or its subsidiaries (including any beneficiary thereof).

     5.15 Extinguishment of Credit Line. Prior to the Effective Time, the Company shall terminate its existing line or lines of credit with an affiliate of Biofin, and there shall not have been any borrowings thereunder by the Company or any of its subsidiaries from the date hereof through and including the Effective Time.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1 Conditions to the Obligations of Parent, Mergeco and the Company. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares in accordance with the Articles of Incorporation and Amended By-Laws of the Company and the MBCA.

          (c) Each of Parent, the Company and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the Merger to file a Pre-Merger Notification and

     Report Form under the HSR Act with the FTC and the Antitrust Division shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          (d) This Agreement shall not have been terminated in accordance with its terms.

          (e) All of the conditions set forth in that certain agreement, dated as of the date hereof (the "European Agreement"), between Parent, certain of its affiliates and Sorin Biomedica S.p.A. ("Sorin"), pertaining to the acquisition of Sorin's European Diagnostics Division shall have been satisfied or waived, and the Closing (as such term is defined in the European Agreement) shall have occurred simultaneously with the Effective Time.

          6.2 Conditions to the Obligations of Parent and Mergeco. The obligations of Parent and Mergeco pursuant to this Agreement to consummate the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all material aspects as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and Parent shall have received from the Company's Chief Executive Officer and its Chief Financial Officer an officers' certificate to this effect.

          (b) Each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and Parent shall have received from the Company's Chief Executive Officer and its Chief Financial Officer an officers' certificate to this effect.

          (c) There shall not have occurred any event having, a Material Adverse Effect (provided, however, that the items set forth in the Disclosure Schedule shall not be deemed to have a Material Adverse Effect for purposes of this Section 6.2(c)).

          (d) Dissenting Shares shall constitute not more than 10% of the Shares issued and outstanding immediately prior to the Effective Time.

          (e) There shall have been received all governmental authorizations listed in Section 6.2(e) of the Disclosure Schedule which are required in connection with the consummation of the Merger and the other transactions contemplated hereby and are required for the operation of the Surviving Corporation following the Merger.

     6.3 Conditions to the Obligations of the Company. The obligations of the Company pursuant to this Agreement to consummate the Merger is also subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of Parent and Mergeco contained herein shall be true and correct in all material respects as of the Closing with the same effect as though all such representations and warranties had been made as of the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and the Company shall have received from Parent and Mergeco officers' certificates to this effect.

          (b) Each and all of the covenants and agreements of Parent and Mergeco to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and the Company shall have received from Parent and Mergeco officers' certificates to this effect.

                                  ARTICLE VII

                                    CLOSING

     7.1 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York 10022, or at such other place as the parties may mutually agree, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VI. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     7.2 Filing at the Closing. At the Closing, Parent, Mergeco and the Company shall cause the Articles of Merger to be filed with the Secretary of State of the State of Minnesota in accordance with the MBCA, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company by action taken or authorized by the Board of Directors of the terminating party:

          (a) by mutual written consent of Parent and the Company;

          (b) without action needing to be taken by either Parent or the Company, upon termination of the European Agreement;

          (c) by either Parent or the Company:

             (i) if the Merger shall not have been consummated on or before August 1, 1997, provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

             (ii) if, at the meeting of the holders of the Shares duly convened to vote to approve the Merger and adopt this Agreement or at any adjournment or postponement thereof, said approval shall not have been obtained from the holders of at least a majority of the Shares; or

             (iii) if any court or other governmental agency of competent jurisdiction in the United States or elsewhere shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however that the party seeking to terminate this Agreement pursuant to this clause (c)(iii) shall have used all reasonable efforts to prevent the entry of and to remove such restraint or other action;

          (d) by Parent, if the Company shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, including, without limitation, those set forth in Section 5.8, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in Section 6.2 (a) or (b), and (B) cannot be or has not been cured within 30 days of the giving of written notice to the Company of such breach;

          (e) by Parent, if (i) the Board of Directors (or any independent committee thereof including, without limitation, the Special Committee) shall have withdrawn or modified in a manner adverse to Parent, Mergeco or Holdings its approval or recommendation of the Merger or this Agreement, or shall have approved or recommended any Acquisition Proposal (other than the Merger), or (ii) the Board of Directors or any independent committee thereof (including, without limitation, the Special Committee) shall have resolved to take any of the foregoing actions;

          (f) by the Company, if Parent, Mergeco or Holdings shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in Sections 6.3(a) or (b), and (B) cannot be or has not been cured within 30 days of the giving of written notice to Parent of such breach; or

          (g) by the Company if prior to the Effective Time, and after the Company's receipt of a Superior Proposal the Board of Directors or any independent committee thereof (including, without limitation, the Special Committee) in a manner consistent with Section 5.8 (b), (A) shall have withdrawn or modified, in a manner adverse to Parent, Mergeco or Holdings, its approval or recommendation of the Merger or this Agreement, (B) shall have approved or recommended a Superior Proposal or (C) shall have resolved to do any of the foregoing; provided, however, that such termination under this paragraph (g) shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 8.3(a)) required to be paid pursuant to Section 8.3(a).

     8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to Section 8.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. Each of Holdings and Mergeco agrees that any termination by Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of the willful and material breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that provisions set forth in Sections 3.21, 4.6, 8.3 and 9.7 and the Confidentiality Agreement shall in any event survive any termination (subject, in the case of the Confidentiality Agreement, to Section 9.10 hereof) and that no party shall be liable to any other party for consequential or special damages or loss of profits.

     8.3 Fees and Expenses. (1) In the event that this Agreement is terminated pursuant to Section 8.1(e) or as a precondition to a termination by the Company pursuant to section 8.1(g), then in either event, the Company shall pay Parent promptly (but in no event later than five business days after the date of such termination) a fee of $2.5 million (the "Fee"), which amount shall be payable in immediately available funds. In the event of a termination of this Agreement pursuant to Section 8.1 (other than a termination pursuant to Section 8.1(f)), then, if a Third Party Acquisition (as defined in Section 8.3(c)) shall have occurred within twelve (12) months following the date of termination, within five business days of the date such Third Party Acquisition is concluded, the Company shall pay Parent the Fee (to the extent not previously paid), plus all Expenses (as defined in Section 8.3(b)).

          (b) "Expenses" means all documented out-of-pocket expenses and fees up to $1.5 million in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions, consulting firms and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any transactions contemplated thereby or structuring the transactions and all fees of counsel, accountants, experts and consultants to Parent, Holdings and Mergeco, and all printing and advertising expenses) actually incurred by any of them or on their behalf in connection with the transactions, including, without limitation, litigation related thereto and the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Parent, Holdings or Mergeco in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and any transactions contemplated thereby and any litigation and any financing commitments or agreements relating thereto.

          (c) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation, statutory share exchange or other business combination transaction by any person other than Parent, Mergeco or any affiliate thereof (a "Third Party"), in which transaction the holders of Shares are to receive a per Share consideration equal to, or in excess of, the Merger Consideration, (ii) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole, in a transaction or series of transactions that indicates an enterprise value for the Company equal to or greater than the product of the number of Shares outstanding at the Effective Time multiplied by the Merger Consideration, (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares, whether by tender offer, exchange offer or otherwise, for a per Share price equal to, or in excess of, the Merger Consideration; (iv) the adoption by the Company of a plan of liquidation or dissolution, or the declaration or payment of an extraordinary dividend, the amount of which indicates an enterprise value for the Company equal to or greater than the product of the number of shares outstanding at the Effective Time multiplied by the Merger Consideration; or (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares for a per Share consideration in excess of the Merger Consideration. In each case, appropriate adjustments shall be made for any stock splits, reverse stock splits, stock dividends or similar events affecting the number of Shares outstanding, effected after the date hereof. For purposes of clauses (iii) and (v) hereof, such Third Party Acquisition shall have been deemed to have been concluded upon the acceptance of Shares for payment, exchange or repurchase, for purposes of clause (i), such Third Party Acquisition shall be deemed to have concluded at the effective time of such merger, consolidation or other transaction, for purposes of clause (ii), such acquisition shall have been deemed to have been concluded on its closing date, and for purposes of clause (iv), such event shall have been deemed to have been concluded on the date such plan of liquidation or dissolution is adopted, or the record date for payment of such extraordinary dividend.

          (d) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger and any transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

          (e) In the event that the Company shall fail to pay the Fee or any expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, Holdings and Mergeco (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by The Chase Manhattan Bank, from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Holdings, Mergeco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, provided, that after this Agreement is adopted by the Company's shareholders pursuant to Section 5.3, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders.

     9.2 Waiver of Compliance; Consents. Any failure of the Parent, Holdings or Mergeco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section
9.2. Each of Holdings and Mergeco hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

     9.3 Survival of Warranties. Each and every representation and warranty made in this Agreement (including the Exhibits hereto and the Disclosure Schedule) shall survive until the Effective Time of the Merger. This Section 9.3 shall have no effect upon any other obligation of the parties hereto.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by telecopy, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

          (a) if to Parent, Holdings or Mergeco, to:

           American Standard Inc.
           One Centennial Avenue
           P.O. Box 6820
           Piscataway, NJ 08855-6820
           Telecopy: (908) 980-6118
           Attention: Richard A. Kalaher, Esq.
                    Vice President and General Counsel
               with copies to:

           Baker & McKenzie
           805 Third Avenue
           New York, New York 10022
           Telecopy: (212) 759-9133
           Attention: Richard L. Nevins, Esq.
           Faegre & Benson
           2200 Norwest Center, 90 South Seventh Street
           Minneapolis, Minnesota 55402-3901
           Telecopy: (612) 336-3026
           Attention: Philip S. Garon, Esq.
           (b) if to the Company, to

           INCSTAR Corporation
           1951 Northwestern Avenue
           Stillwater, Minnesota 55082
           Telecopy: (612) 773-1552
           Attention: John Booth

           with a copy to

           Dorsey & Whitney LLP
           220 South 6th Street
           Minneapolis, Minnesota 55402
           Telecopy: (612) 340-8738
           Attention: Jonathan B. Abram, Esq.

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

     9.5 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that Mergeco may assign to Parent or any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Mergeco under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement). Except for Section 5.9, which is intended for the benefit of the Company's directors, officers, employees and committee members, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

     9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; (iii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (iv) the term "knowledge" or any similar term shall mean the actual knowledge of all of the directors and executive officers of the Company and each of its subsidiaries.

     9.10 Entire Agreement. This Agreement, including the exhibits and schedules to this Agreement, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. The Confidentiality Agreement shall terminate and cease to have any effect from and after the Effective Time.

     IN WITNESS WHEREOF, Parent, Holdings, Mergeco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          AMERICAN STANDARD INC.

                                          By /s/ BENSON I. STEIN

                                            ------------------------------------
                                            Name: Benson I. Stein
                                            Title: Vice President

                                          AMERICAN STANDARD MEDICAL
                                          SYSTEMS, INC.

                                          By /s/ THOMAS B. BATTAGLIA

                                            ------------------------------------
                                            Name: Thomas B. Battaglia
                                            Title: Vice President

                                          ISTR MERGER CORPORATION

                                          By /s/ FREDERICK C. PAINE

                                            ------------------------------------
                                            Name: Frederick C. Paine
                                            Title: Director and Vice President

                                          INCSTAR CORPORATION

                                          By /s/ JOHN J. BOOTH

                                            ------------------------------------
                                            Name: John J. Booth
                                            Title: President and Chief Executive
                                             Officer

                                   EXHIBIT A

                      TO THE AGREEMENT AND PLAN OF MERGER

                           ARTICLES OF INCORPORATION
                                       OF
                            ISTR MERGER CORPORATION

     The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation

                                   ARTICLE I

     The name of the Corporation is ISTR Merger Corporation.

                                   ARTICLE II

     The registered office of this Corporation is located at 1990 Industrial Boulevard, Stillwater, Minnesota 55082.

                                  ARTICLE III

     This Corporation is authorized to issue an aggregate total of 1,000,000 shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

                                   ARTICLE IV

     The name and address of the incorporator of this Corporation is as follows:

                                Keith P. Radtke
                              Faegre & Benson LLP
                              2200 Norwest Center
                            90 South Seventh Street
                          Minneapolis, Minnesota 55402

                                   ARTICLE V

     No shareholder of this Corporation shall have any cumulative voting rights.

                                   ARTICLE VI

     No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                  ARTICLE VII

     The name of the first director of this Corporation is Frederick C. Paine.

                                  ARTICLE VIII

     Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                   ARTICLE IX

     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however. that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.599 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of March, 1997.

                                                  /s/  KEITH P. RADTKE

                                          --------------------------------------
                                          Keith P. Radtke, Incorporator

                                   EXHIBIT B

                      TO THE AGREEMENT AND PLAN OF MERGER

                       LIST OF OPTIONS TO PURCHASE SHARES
                      PURSUANT TO THE INCSTAR CORPORATION
                   STOCK OPTION PLAN, AS AMENDED MAY 21, 1996

                                                                  NUMBER
                                                                OF OPTIONS         EXERCISE
                       OPTION HOLDER                               HELD             PRICE
                       -------------                            ----------         --------
EXECUTIVES
  Booth, John...............................................      25,000            2.500
                                                                  10,000            6.000
                                                                  10,000            5.750
                                                                  10,000            6.250
                                                                  35,000            3.375
                                                                  50,000            2.500
  Carter, Orwin L...........................................      20,000            2.500
                                                                  20,000            6.000
                                                                  15,000            6.250
                                                                  60,000            3.375
  Majewski, Gerald..........................................      15,000            6.250
                                                                  25,000            3.375
  Maun, Tom.................................................       1,000            2.500
                                                                   2,800            6.000
                                                                   1,600            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                  25,000            2.500
  Wellock, George...........................................      10,000            6.500
                                                                   5,000            8.250
                                                                  10,000            6.250
                                                                  25,000            3.375
BOARD MEMBERS
  Denti, Ennio..............................................      10,000            3.375
                                                                   7,017            2.250
                                                                   7,018            1.440
  Dixon, George.............................................      10,000            3.375
  Fornasari, Franco.........................................      10,000            3.440
  Galletti, Pierre..........................................      10,000            2.375
  Garibaldi, Ezio...........................................      10,000            2.500
  Hamilton, Ross............................................      10,000            3.375
                                                                   7,018            2.250
  Rosa, Umberto.............................................      10,000            3.375
  Steffes, Michael..........................................      10,000            3.375
  Vanoli, Carlo.............................................      10,000            2.500

                                                                  NUMBER
                                                                OF OPTIONS         EXERCISE
                       OPTION HOLDER                               HELD             PRICE
                       -------------                            ----------         --------
MIDDLE MANAGEMENT
  Ash, Jon..................................................       4,000            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   2,000            4.375
  Bevers, Keith.............................................       4,000            2.500
                                                                   3,200            6.000
                                                                   2,000            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   2,000            4.375
  Buschman, Ross............................................       2,000            2.500
  Butkowski, Ralph..........................................       2,000            5.630
                                                                   4,000            4.375
  Dow, Nancy................................................       2,000            2.375
  Dylla, Dan................................................       4,000            2.500
                                                                   3,000            6.000
                                                                   2,000            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   2,000            4.375
  Frick, Mary...............................................       2,000            2.500
  Hanna, Dave...............................................       2,000            2.375
  Hillam, Robyn.............................................       2,000            2.375
  Ikeda, David..............................................       2,000            2.375
  Jones, Steve..............................................       2,000            2.375
  Kamerud, John.............................................       2,000            2.375
  Kilbo, Trish..............................................       1,500            2.500
                                                                   2,000            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   3,000            4.375
  Kolesar, Dave.............................................       2,000            6.000
  Legray, John..............................................       2,000            5.630
  Linzmeier, Sue............................................       3,000            2.500
                                                                   2,800            6.000
                                                                   1,600            8.250
                                                                   2,500            6.250
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   2,000            4.375

                                                                  NUMBER
                                                                OF OPTIONS         EXERCISE
                       OPTION HOLDER                               HELD             PRICE
                       -------------                            ----------         --------
  Liu, Yung-Nan.............................................       2,000            2.375
                                                                   4,000            4.375
  Manor, Chaim..............................................       2,000            3.000
                                                                   4,000            4.375
  Messenger, Lori...........................................       2,000            2.375
  Meyer, Pat................................................       2,000            4.375
  Nicholas, Mervin..........................................       2,000            2.500
  Roesler, John.............................................       2,000            2.500
                                                                   2,000            5.630
                                                                   2,000            3.000
                                                                   3,000            2.375
                                                                   3,000            4.375
  Sahnow, Karen.............................................       2,000            4.375
  Skramstad, Dawn...........................................       2,000            5.630
  Thompson, Jeff............................................       2,000            2.500
  Truffer, Tom..............................................       4,000            4.375
  Tynen, Pat................................................       2,000            2.375
  Tyson, Rick...............................................       2,000            2.375
  Von Holtum, Laura.........................................       2,000            4.375
  Walter, John..............................................       2,000            4.375
  Whetsone, Richard.........................................       2,000            2.500
  Williams, Kay.............................................       2,000            6.250
SCIENTIFIC ADVISORY PANEL
  Baylink, David J..........................................       2,000             4.31
  Kricka, Larry.............................................       4,000             3.88
  Reichlin, Morris..........................................       2,000             4.75
  Schur, Peter..............................................       2,000             3.88
  Shaolwitz, Joel...........................................       4,000             4.50
  Winfield, John............................................       2,000             4.75
CSI CONVERTED OPTION HOLDERS
  Samara, Joanne............................................       1,332            2.250
  Stork, Gary...............................................       1,755            1.440
TOTAL OPTIONS:..............................................     669,640

                                   EXHIBIT C

                      TO THE AGREEMENT AND PLAN OF MERGER

 1. Employment and consulting agreements

 2. Pension, bonus, incentive, severance, income continuation or retirement plans

 3. Distribution and agency agreements

 4. Contracts for the purchase of materials and supplies, the amount of which exceeds $25,000

 5. Sales agreements, the amount of which exceeds $25,000

 6. Any contract providing for the rendering of services to or by the Company or its subsidiaries, the amount of which exceeds $25,000

 7. Subcontractor agreements, requiring payments in excess of $25,000

 8. Contracts or agreements with any individual, firm or corporation, requiring payments in excess of $25,000

 9. Operating and product licenses

10. Lease or rental agreements, requiring payments in excess of $25,000

                                                                       EXHIBIT B
                              [COWEN LETTERHEAD]

March 10, 1997

The Special Committee of the Board of Directors
INCSTAR Corporation
1990 Industrial Boulevard
P.O. Box 285
Stillwater, Minnesota 55082

The Special Committee of the Board of Directors:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, $.01 par value per share ("INCSTAR Common Stock") of INCSTAR Corporation, a Minnesota corporation (the "Company"), other than Biofin Holding International B.V. and its affiliates (collectively, "Biofin"), of the consideration to be received by them in the proposed Transaction (as hereinafter defined). For the purposes of this opinion, the "Transaction" means the merger described below pursuant to the Agreement and Plan of Merger among the Company, American Standard Inc., a Delaware corporation ("Parent"), American Standard Medical Systems, Inc., a Delaware corporation, and ISTR Merger Corporation, a Minnesota corporation ("Merger Corp."), to be dated as of March 10, 1997 (the "Agreement").

     The Agreement provides for the merger of Merger Corp. with and into the Company, subject to the terms and conditions thereof and as more specifically set forth therein. Upon effectiveness of the Transaction, among other things, each issued and outstanding share of INCSTAR Common Stock (other than Dissenting Shares, as defined in the Agreement, and shares then owned by Parent or Merger Corp. or any other subsidiary of Parent) will be converted into the right to receive $6.32 in cash, without interest (in the aggregate, "Consideration").

     In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

     In arriving at our opinion, Cowen has, among other things:

          (1) reviewed the Company's combined and consolidated financial statements for the fiscal years ended December 31, 1994 through December 31, 1996, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;

          (2) reviewed the March 7, 1997 draft of the Agreement provided to us by management of the Company;

          (3) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations and future prospects of the Company;

          (4) reviewed financial projections furnished to us by the management of the Company, including the capital structure, sales, operating income, net income and other data of the Company we deemed relevant;

          (5) reviewed the operating and financial performance of the Company over the last three fiscal years and compared its results with the operating and financial performance of certain other publicly traded companies which we deemed relevant;

          (6) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of certain other publicly traded companies which we deemed relevant;

The Special Committee of the Board of Directors
INCSTAR Corporation
March 10, 1997
Page 2

          (7) reviewed the historical prices and trading activity of the stock of the Company from March 7, 1996 to March 7, 1997 and compared the Company's stock price performance to the stock price performance of certain other publicly traded companies which we deemed relevant over the same time period;

          (8) compared the financial terms of the Transaction with the financial terms of the acquisitions of certain other companies which we deemed relevant, including a comparison of the premiums paid in the Transaction with the premiums paid in those other acquisitions;

          (9) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

     Cowen was not requested to, and did not, solicit third party indications of interest in acquiring all or substantially all of the stock or assets of the Company or all or substantially all of the stock held by parties other than Biofin.

     In rendering our opinion, we assumed, and relied upon the Company's management with respect to, the accuracy and completeness of the financial and other information furnished to us as described above. With respect to the financial projections furnished to us by management of the Company, we have assumed, with your consent, the attainability of the financial results therein and that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We have not assumed any responsibility for independent verification of such information, including financial information. We have not made an independent valuation or appraisal of any of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals.

     We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. In addition, our opinion is based on economic, monetary and market and other conditions existing on the date hereof.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services, a significant portion of which is contingent upon the consummation of such transaction.

     On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received in the proposed Transaction by the holders (other than Biofin) of INCSTAR Common Stock is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          Cowen & Company

                                          Cowen & Company

                                                                       EXHIBIT C

      SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION
                      ACT -- DISSENTERS' APPRAISAL RIGHTS

302A.471. Rights of dissenting shareholders

     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

          (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

          (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

          (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

          (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

          (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

          (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b) The corporation may withhold the remittance described in paragraph
     (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PROXY
                             INCSTAR CORPORATION
                          1990 Industrial Boulevard
                         Stillwater, Minnesota  55082

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          John J. Booth and Thomas P. Maun, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the Special Meeting of shareholders of INCSTAR Corporation (the "Company") to be held on June 26, 1997 in Minneapolis, Minnesota, and at any adjournment or adjournments thereof, and in connection therewith to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote as follows:

          If this proxy is duly executed and returned, this proxy will be voted, and will be voted in accordance with the instructions specified below. If no instruction is specified, the proxy will be voted for Item 1.

X   Please mark your
    votes as in this
    example using
    dark ink only.




                                                                                                       FOR      AGAINST    ABSTAIN
                                                                                                      [   ]      [   ]      [   ]

              1.      A proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 10, 1997, among American Standard Inc. (ASI), a Delaware corporation, American Standard Medical Systems, Inc. (ASM), a Delaware
                      corporation and a wholly owned subsidiary of ASI, ISTR Merger Corporation
                      (Mergeco), a Minnesota corporation and a wholly owned subsidiary of ASM, and the
                      Company, providing for the merger (the Merger) of Mergeco with and into the
                      Company, with the Company as the surviving corporation, pursuant to which each outstanding share of common stock, par value $.01 per share, of the Company
                      (the Common Stock), other than shares of Common Stock with respect to which dissenters rights have been properly exercised, will be converted into the right to receive $6.32 in cash, without interest.

              2.      Such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

              PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED
              ENVELOPE.



                                             DATED: June ___ , 1997
        SIGNATURE(S) OF SHAREHOLDER

        This proxy should be signed exactly as your name appears thereon.
Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such.